                                                                  Rule 424(b)(3)
                                                               File No. 33-31711

                  SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

                                                                     MAY 1, 2000

                                    PROFILE

                                   COMPASS G
                           COMBINATION FIXED/VARIABLE
                                 GROUP ANNUITY

      THIS PROFILE IS A SUMMARY OF SOME OF THE MORE IMPORTANT POINTS THAT YOU SHOULD KNOW AND CONSIDER BEFORE PURCHASING A CERTIFICATE UNDER THE CONTRACT. THE CONTRACT AND CERTIFICATE ARE MORE FULLY DESCRIBED IN THE FULL PROSPECTUS WHICH ACCOMPANIES THIS PROFILE. PLEASE READ THE PROSPECTUS CAREFULLY.

      1. THE COMPASS G ANNUITY

      The Compass G Combination Fixed/Variable Group Annuity is a master group flexible payment deferred annuity contract ("Contract") designed for use in connection with retirement and deferred compensation plans, some of which may qualify for favorable federal income tax treatment. We issue the Contract to the employer or other group that establishes the plan, which we call the "Owner." We issue a certificate to each participant under the Contract (a "Certificate"). The Contract and Certificate are intended to help you achieve your retirement savings or other long-term investment goals.

      The Certificate has two phases: an Accumulation Phase and an Income Phase. During the Accumulation Phase payments are made under the Certificate; any investment earnings under your Certificate accumulate on a tax-deferred basis and are taxed as income only when withdrawn. The Owner (or you, if permitted by your plan) determine the length of the Accumulation Phase. During the Income Phase, we make annuity payments in amounts determined in part by the amount of money you have accumulated under your Certificate during the Accumulation Phase.

      The Owner (or you, if permitted by your plan) may choose among a range of variable investment options and fixed interest options. For a variable investment return, the Owner (or you, if permitted by your plan) choose one or more Sub-Accounts in our Variable Account, each of which invests in shares of a corresponding series of the MFS/Sun Life Series Trust (collectively, the "Series") or one of the mutual funds (the "Mutual Funds") listed in Section 4. However, if you participate under a Contract that is not tax-qualified or that is not held by a trustee or custodian on behalf of the Owner, only Sub-Accounts that invest in the Series may be chosen. The value of any portion of your Certificate allocated to the Sub-Accounts will fluctuate up or down depending on the performance of the Series or Mutual Funds selected, and you may experience losses. For a fixed interest rate, the Owner (or you, if permitted by your plan) may choose one or more of the 1-, 3-, 5- or 7-year Guarantee Periods offered in our Fixed Account, each of which earns its own Guaranteed Interest Rate if you keep your money in that Guarantee Period for the specified length of time.

      The Contract and Certificate are designed to meet your need for investment flexibility. Until we begin making annuity payments under your Certificate, the Owner (or you, if permitted by your plan) can, subject to certain limitations, transfer money between options up to 12 times each year without a transfer charge or adverse tax consequences.

      2. ANNUITY PAYMENTS (THE INCOME PHASE)

      Just as the Owner (or you, if permitted by your plan) can elect to have your Certificate's value accumulate on either a variable or fixed basis, or a combination of both, the Owner (or you, if permitted by your plan) can elect to receive annuity payments on either a variable or fixed basis or both. Annuity payment methods (1), (2) and (3) described below are available to provide either a fixed or variable annuity (or a combination of both) and annuity payment methods (4) and (5) are available only to provide a fixed annuity. If any part of your annuity payments come from the Sub-Accounts, the dollar amount of your annuity payments may fluctuate.

      The Contract offers a variety of annuity options. The Owner (or you, if permitted by your plan) can select from among the following methods of receiving either variable or fixed annuity payments under your Certificate: (1) monthly payments continuing for your lifetime; (2) monthly payments for your lifetime, but with payments continuing to your chosen beneficiary for 5, 10, 15 or 20 years if you die before the end of the period selected; (3) monthly payments for your lifetime and the life of another designated person (usually your spouse); (4) fixed monthly payments for a specified number of years; and (5) a fixed payment option where we will hold the amount applied to provide fixed annuity payments, with interest accrued at the rate we determine from time to time, which will be at least 4% per year. We may also agree to other annuity options at our discretion.

      Once the Income Phase begins, you cannot change your choice of annuity payment method.

      3. PURCHASING A CERTIFICATE

      The amount of purchase payments made under a Certificate may vary; however, we will not accept purchase payments that, on an annualized basis, are less than $300 in the first year of the Certificate, and each purchase payment must be at least $25. We will not accept a purchase payment if your account value is over $1 million, or if the purchase payment would cause your account value to exceed $1 million, unless we have approved the payment in advance.

      4. ALLOCATION OPTIONS

      The Owner (or you, if permitted by your plan) may allocate money among Sub-Accounts investing in the following Mutual Funds and the following Series of the MFS/Sun Life Series Trust:

MUTUAL FUNDS                                   SERIES
MFS Global Governments Fund                    Money Market Series
MFS Bond Fund                                  High Yield Series
MFS Total Return Fund                          Capital Appreciation Series
Massachusetts Investors Trust                  Government Securities Series
Massachusetts Investors Growth Stock Fund
MFS Growth Opportunities Fund

      Market conditions will determine the value of an investment in any Mutual Fund or Series. Each Mutual Fund is described in the prospectus of that Mutual Fund and each Series is described in the prospectus of the MFS/Sun Life Series Trust.

      In addition to these variable options, the Owner (or you, if permitted by your plan) may allocate money to one or more of the 1-, 3-, 5- or 7-year Guarantee Periods we make available. For each Guarantee Period, we offer a Guaranteed Interest Rate for the specified length of time.

      5. EXPENSES

      The charges under the Contracts are as follows:

      We impose an annual Account Fee on your Account that ranges from $12 to $25, depending on the total amount of purchase payments made to all Certificates under the Contract. We also deduct insurance charges ranging from 0.95% to 1.30% per year of the average daily value of the Certificate allocated among the Sub-Accounts, depending on the total amount of Purchase Payments made to all Certificates under the Contract.

      There are no sales charges when you purchase your Certificate. However, if money is withdrawn from your Account, we will, with certain exceptions, impose a withdrawal charge. Your Certificate allows a "free withdrawal amount," which you may withdraw before you incur the withdrawal charge. The rest of the withdrawal is subject to a withdrawal charge equal to a percentage of each purchase payment withdrawn and is determined in accordance with the table below. The percentage varies according to the number of Account Years the purchase payment has been held in your account, including the year in which you made the payment, but not the year in which you withdraw it.

   NUMBER OF
 ACCOUNT YEARS
PURCHASE PAYMENT
    HELD IN
  YOUR ACCOUNT     WITHDRAWAL CHARGE
----------------   -----------------
  0-2                      6%
  3                        5%
  4                        4%
  5                        3%
  6                        2%
  7                        1%
  8                        0%

      If the Owner withdraws, borrows, transfers, or annuitizes (for a payout period of less than five years) money allocated to a 3-, 5- or 7-year Guarantee Period, the amount will be subject to a Market Value Adjustment. This adjustment reflects the relationship between the Guaranteed Interest Rate we currently declare for Guarantee Periods equal to your Guarantee Period, and the Guaranteed Interest Rate applicable to the amount being withdrawn. Generally, if your Guaranteed Interest Rate is lower than the rate currently declared, then the adjustment will decrease your Account value. Conversely, if your Guaranteed Interest Rate is higher than the current rate, the adjustment will increase your Account value.

      In addition to the charges we impose under the Contracts, there are charges (which include management fees and operating expenses) imposed by each Series and each Mutual Fund, which range from 0.57% to 1.34% of the average net assets of the Series or Mutual Fund, depending upon the Series or Mutual Fund selected.

      The following chart is designed to help you understand the expenses you will incur under your Certificate, if you invest in one or more of the Sub-Accounts. The column "Total Annual Expenses" shows the sum of the "Total Annual Insurance Charges," as defined just above the chart, and the total expenses for each Series or Mutual Fund. The next two columns show two examples of the expenses, in dollars, you would pay under a Certificate. The examples assume that you invested $1,000 in a Certificate that earns 5% annually and that you withdraw your money (1) at the end of one year or (2) at the end of 10 years. For the first year, the Total Annual Expenses are deducted, as well as withdrawal charges. For year 10, the example shows the aggregate of all of the annual expenses deducted for the 10 years, but there is no withdrawal charge.

      "Total Annual Insurance Charges" of 1.60% as shown in the table below include the insurance charges of 1.30%, plus an additional 0.30%, which is used to represent the annual Account Fee, each of which is based on an assumed $8,333 of Purchase Payments made to all Certificates under the Contract. The actual impact of the Account Fee may be greater or less than 0.30%, depending upon the Contract.

                                                                                                       EXAMPLES:
                                                     TOTAL ANNUAL     TOTAL ANNUAL     TOTAL      --------------------
                                                      INSURANCE          SERIES        ANNUAL        1          10
SUB-ACCOUNT                                            CHARGES          EXPENSES      EXPENSES      YEAR       YEARS
-----------                                        ----------------   ------------   ----------   --------   ---------
MFS Global Governments Fund......................       1.60%            1.34%         2.94%        $82        $307
MFS Bond Fund....................................       1.60%            0.92%         2.52%        $78        $266
MFS Total Return Fund............................       1.60%            0.89%         2.49%        $77        $263
Massachusetts Investors Trust....................       1.60%            0.88%         2.48%        $77        $262
Massachusetts Investors Growth Stock Fund........       1.60%            0.87%         2.47%        $77        $261
MFS Growth Opportunities Fund....................       1.60%            0.80%         2.40%        $76        $253
MFS/Sun Life Money Market Series.................       1.60%            0.57%         2.17%        $74        $230
MFS/Sun Life High Yield Series...................       1.60%            0.83%         2.43%        $76        $254
MFS/Sun Life Capital Appreciation Series.........       1.60%            0.76%         2.36%        $76        $249
MFS/Sun Life Government Securities Series........       1.60%            0.61%         2.21%        $74        $234

      For more detailed information about Contract fees and expenses, please refer to the fee table and discussion of Contract charges contained in the full Prospectus which accompanies this Profile.

      6. TAXES

      Your earnings are not taxed until you take them out of your Certificate. If you take money out, earnings come out first and are taxed as income. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal penalty tax on the earnings. Annuity payments during the Income Phase are considered in part a return of your original investment. That portion of each payment is not taxable as income, unless your Certificate is funded with pre-tax or tax deductible dollars (such as with a pension or IRA contribution), in which case the entire payment will be taxable. In all cases, you should consult with your tax adviser for specific tax information.

      7. ACCESS TO YOUR MONEY

      The Owner (or you, if permitted by your plan) can withdraw money from your Certificate at any time during the Accumulation Phase. A portion of the value of your Certificate may be withdrawn in each year without the imposition of the withdrawal charge -- 10% of all Payments made in the last 7 years, plus any Payment we have held for at least 7 years. We do not apply any withdrawal charge to withdrawals made from a Certificate that has been established for at least 12 years, regardless of the amount or when any Purchase Payments were made. All other Purchase Payments you withdraw will be subject to a withdrawal charge ranging from 6% to 0%. You may also be required to pay income tax and possible tax penalties on any money you withdraw.

      We do not assess a withdrawal charge upon transfers or annuitization if the payout period is at least five years.

      In addition to the withdrawal charge, amounts withdraw, borrowed, transfer or annuitized (for payout periods of less than five years) from the Fixed Account before your Guarantee Period has ended may be subject to a Market Value Adjustment.

      We also make loans under tax-qualified Contracts.

      8. PERFORMANCE

      If you invest in one or more Sub-Accounts, the value of your Certificate will increase or decrease depending upon the investment performance of the Series or Mutual Funds chosen.

      The following chart shows total returns for investment in the Sub-Accounts where the corresponding Mutual Fund or Series has at least one full calendar year of operations. The returns reflect all charges and deductions of the Mutual Funds, Series and Sub-Accounts and deduction of the annual Account Fee. They do not reflect deduction of any withdrawal charges or premium taxes. These charges, if included, would reduce the performance numbers shown. Past performance is not a guarantee of future results.

                                                                      CALENDAR YEAR
                       -----------------------------------------------------------------------------------------------------------
SUB-ACCOUNT              1999       1998       1997       1996       1995       1994       1993       1992       1991       1990
-----------            --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
MFS Bond Fund........   (3.19)%      3.12%     8.88%      2.55%     19.83%     (6.26)%    12.32%      4.86%     17.44%       4.99%
Capital Appreciation
  Series.............   30.99%      27.02%    21.51%     19.88%     32.71%     (4.89)%    16.44%     12.05%     39.08%      10.90%
MFS Global
  Governments Fund...   (4.66)%      2.72%    (0.98)%     3.98%     13.94%     (7.78)%    16.78%      0.01%     12.21%      16.29%
Government Securities
  Series.............   (3.14)%      7.29%     7.31%      0.26%     16.10%     (3.47)%     7.26%      5.37%     14.29%       7.40%
MFS Growth
  Opportunities
  Fund...............   31.19%      27.49%    21.70%     20.20%     32.73%     (5.40)%    14.30%      6.14%     20.91%      (5.85)%
High Yield Series....    5.51%      (0.73)%   11.71%     10.62%     15.50%     (3.54)%    16.18%     13.45%     45.79%     (15.56)%
Massachusetts
  Investors Growth
  Stock Fund.........   37.07%      38.15%    46.31%     21.14%     26.76%     (7.97)%    12.97%      5.08%     45.91%      (5.97)%
Massachusetts
  Investors Trust....    7.51%      21.34%    29.92%     24.30%     37.46%     (2.34)%     8.56%      5.98%     26.12%       1.40%
Money Market
  Series.............    3.38%       3.63%     3.68%      3.52%      4.05%      2.32%      1.27%      1.97%      4.43%       6.42%
MFS Total Return
  Fund...............    1.01%      10.47%    19.05%     13.22%     25.31%     (3.99)%    13.64%      9.17%     20.14%      (3.57)%

      9. DEATH BENEFIT

      If you die before your Certificate reaches the Income Phase, the beneficiary will receive a death benefit. To calculate the death benefit, we use a "Death Benefit Date", which is the earliest date we have both due proof of death and a written request specifying the manner of payment.

      The death benefit is equal to the greater of (1) the value of your Account on the Death Benefit Date and (2) the total of the purchase payments made to your Account, minus all withdrawals and loans. The death benefit also will be reduced by any unpaid net loan interest.

      10. OTHER INFORMATION

      NO PROBATE. In most cases, when you die, the beneficiary will receive the death benefit without going through probate. However, avoiding probate does not mean that the beneficiary will not have tax liability as a result of receiving the death benefit.

      WHO SHOULD PURCHASE A CERTIFICATE? The Contract and the Certificates issued under the Contract are designed for those seeking long-term tax deferred accumulation of assets, generally for retirement or other long-term purposes. The tax-deferred feature is most attractive to purchasers in high federal and state income tax brackets. You should not buy a Certificate if you are looking for a short-term investment or if you cannot risk a decrease in the value of your investment.

      CONFIRMATIONS AND QUARTERLY STATEMENTS. You will receive a confirmation of each transaction within your Certificate. On an annual basis, you will receive a complete statement of your transactions over the past year and a summary of your Account values during that period.

      11. INQUIRIES

      If you would like more information about buying a Certificate, please contact your plan administrator. If you have any other questions, please contact us at:

    SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
    C/O RETIREMENT PRODUCTS AND SERVICES
    P.O. BOX 1024
    BOSTON, MASSACHUSETTS 02103
    TELEPHONE: TOLL FREE (800) 752-7215

                                                                  Rule 424(b)(3)
                                                               File No. 33-31711

                                                                      PROSPECTUS

                                                                     MAY 1, 2000

                                   COMPASS G
                           COMBINATION FIXED/VARIABLE
                                 GROUP ANNUITY

      Sun Life Assurance Company of Canada (U.S.) and Sun Life of Canada (U.S.) Variable Account D offer the master group flexible payment deferred annuity contracts described in this Prospectus to groups for use in connection with employer, association and other group retirement plans.

      Contract owners may choose among a range of variable investment options and fixed options. The variable options are Sub-Accounts in the Variable Account. Each Sub-Account invests in one of the following mutual funds (the "Mutual Funds") advised by our affiliate Massachusetts Financial Services Company ("MFS"), or one of the following series of the MFS/Sun Life Series Trust (the "Series Fund"), which also is a mutual fund advised by MFS:

MUTUAL FUNDS                                   SERIES OF SERIES FUND
MFS Global Governments Fund                    Money Market Series
MFS Bond Fund                                  High Yield Series
MFS Total Return Fund                          Capital Appreciation Series
Massachusetts Investors Trust                  Government Securities Series
Massachusetts Investors Growth Stock Fund
MFS Growth Opportunities Fund

      If a Contract is not tax-qualified or is not held by a trustee or custodian on behalf of the group or entity, the Contract owner may only choose among the Sub-Accounts that invest in the Series Fund.

      The fixed account options are available for time periods of 1-, 3-, 5-, or 7-years, called Guarantee Periods, and pay interest at a guaranteed rate for each period. The Guarantee Periods are available for all Contracts.

      THIS PROSPECTUS MUST BE ACCOMPANIED BY A CURRENT PROSPECTUS FOR THE SERIES FUND. FOR TAX-QUALIFIED CONTRACTS HELD BY A TRUSTEE OR CUSTODIAN, THIS PROSPECTUS ALSO MUST BE ACCOMPANIED BY A CURRENT PROSPECTUS FOR EACH OF THE MUTUAL FUNDS. PLEASE READ THIS PROSPECTUS, THE SERIES FUND PROSPECTUS, AND, IF APPLICABLE, THE MUTUAL FUND PROSPECTUSES CAREFULLY BEFORE INVESTING AND KEEP THEM FOR FUTURE REFERENCE. THEY CONTAIN IMPORTANT INFORMATION ABOUT THE CONTRACT, THE SERIES FUND AND THE MUTUAL FUNDS.

      We have filed a Statement of Additional Information dated May 1, 2000 (the "SAI") with the Securities and Exchange Commission (the "SEC"), which is incorporated by reference in this Prospectus. The table of contents for the SAI is on page 72 of this Prospectus. You may obtain a copy without charge by writing to us at the address shown below (which we sometimes refer to as our "Annuity Mailing Address") or by telephoning (800) 752-7215. In addition, the SEC maintains a website (http://www.sec.gov) that contains the SAI, material incorporated by reference, and other information regarding companies that file with the SEC.

      THE CONTRACTS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY.

      THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      ANY REFERENCE IN THIS PROSPECTUS TO RECEIPT BY US MEANS RECEIPT AT THE FOLLOWING ADDRESS:

     SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
     C/O RETIREMENT PRODUCTS AND SERVICES
     P.O. BOX 1024
     BOSTON, MASSACHUSETTS 02103

                               TABLE OF CONTENTS

                                                               PAGE
Special Terms                                                    4
Expense Summary                                                  4
Summary of Contract Expenses                                     4
Condensed Financial Information                                  7
The Annuity Contract                                             7
Communicating to Us About the Contract                           7
Sun Life Assurance Company of Canada (U.S.)                      8
The Variable Account                                             8
Variable Account Options                                         8
    The MFS/Sun Life Series Trust                                8
    The Mutual Funds                                             9
    MFS                                                         10
The Fixed Account                                               10
The Fixed Account Options: The Guarantee Periods                11
The Accumulation Phase                                          11
    Issuing Your Certificate                                    11
    Amount and Frequency of Purchase Payments                   11
    Allocation of Net Purchase Payments                         11
    Your Account                                                12
    Your Account Value                                          12
    Variable Account Value                                      12
    Fixed Account Value                                         13
    Transfer Privilege                                          14
Withdrawals, Withdrawal Charge, Market Value Adjustment and
  Loan Provision                                                14
    Cash Withdrawals                                            14
    Withdrawal Charge                                           15
    Market Value Adjustment                                     17
    Loans (Qualified Contracts Only)                            17
Contract Charges                                                18
    Account Fee                                                 18
    Mortality and Expense Risk Charge                           19
    Premium Taxes                                               19
    Mutual Fund and Series Fund Expenses                        19
    Modification of Charges                                     19
Death Benefit                                                   20
    Amount of Death Benefit                                     20
    Method of Paying Death Benefit                              20
    Non-Qualified Contracts                                     20
    Selection and Change of Beneficiary                         21
    Payment of Death Benefit                                    21
    Due Proof of Death                                          21
The Income Phase -- Annuity Provisions                          21
    Selection of the Annuity Commencement Date                  21
    Annuity Options                                             22
    Selection of Annuity Option                                 23
    Amount of Annuity Payments                                  23
    Annuity Options as Method of Payment for Death Benefit      24

Other Contract Provisions                                       25
    Exercise of Contract Rights                                 25
    Change of Ownership                                         25
    Voting of Mutual Fund and Series Fund Shares                25
    Periodic Reports                                            26
    Substitution of Securities                                  26
    Change in Operation of Variable Account                     26
    Splitting Units                                             27
    Modification                                                27
    Discontinuance of New Participants                          27
    Custodian                                                   27
    Right to Return (IRAs Only)                                 27
Tax Considerations                                              28
Texas Optional Retirement Program                               32
Administration of the Contracts                                 32
Distribution of the Contracts                                   32
Available Information                                           33
Incorporation of Certain Documents by Reference                 33
Additional Information About the Company                        34
    General                                                     34
    Selected Financial Data                                     34
    Management's Discussion and Analysis of Financial
     Condition and Results of Operations                        35
Other Matters                                                   42
    Demutualization                                             42
    Sale of Subsidiaries                                        43
Quantitative and Qualitative Disclosures About Market Risk      43
Reinsurance                                                     45
Reserves                                                        45
Investments                                                     45
Competition                                                     46
Employees                                                       46
Properties                                                      46
State Regulation                                                46
Legal Proceedings                                               47
Accountants                                                     47
Financial Statements                                            47
Table of Contents of Statement of Additional Information        72
Appendix A -- Glossary                                          74
Appendix B -- Condensed Financial Information --
  Accumulation Unit Values                                      77
Appendix C -- Withdrawals, Withdrawal Charges and the Market
  Value Adjustment                                              78

                                 SPECIAL TERMS

      The Contract is a legal document that uses a number of specially defined terms. We explain most of the terms that we use in this Prospectus in the context where they arise, and some are self-explanatory. In addition, for convenient reference, we have compiled a list of these terms in the Glossary included at the back of this Prospectus as Appendix A. If, while you are reading this Prospectus, you come across a term that you do not understand, please refer to the Glossary for an explanation.

                                EXPENSE SUMMARY

      The purpose of the following table is to help you understand the costs and expenses that you will bear directly and indirectly under a Contract WHEN YOU ALLOCATE MONEY TO THE VARIABLE ACCOUNT. The table reflects expenses of the Variable Account as well as of each Series Fund and Mutual Fund. The table should be considered together with the narrative provided under the heading "Contract Charges" in this Prospectus, and with the Series Fund prospectus and the Mutual Fund prospectuses. In addition to the expenses listed below, we may deduct premium taxes.

                          SUMMARY OF CONTRACT EXPENSES

      The purpose of the following table is to help Owners, Participants and prospective purchasers to understand the costs and expenses that are borne, directly and indirectly, by Owners and/or Participants WHEN PAYMENTS ARE ALLOCATED TO THE VARIABLE ACCOUNT. The table reflects expenses of the Variable Account as well as of the Funds. The expense information for certain Funds has been restated to reflect current fees. The information set forth should be considered together with the narrative provided under the heading "How the Contract Charges Are Assessed" in this Prospectus, and with the Funds' prospectuses. In addition to the expenses listed below, premium taxes may be applicable.

                                                  MONEY    HIGH     CAPITAL     GOVERNMENT
                                                  MARKET  YIELD   APPRECIATION  SECURITIES
                                                  SERIES  SERIES     SERIES       SERIES
OWNER TRANSACTION EXPENSES                        ------  ------     ------       ------
Sales Load Imposed on Purchases.................  0       0       0             0
Deferred Sales Load (as a percentage of Purchase
  Payments withdrawn) (1)
  Years Payment in Participant's Account
    0-2.........................................  6%      6%      6%            6%
    3...........................................  5%      5%      5%            5%
    4...........................................  4%      4%      4%            4%
    5...........................................  3%      3%      3%            3%
    6...........................................  2%      2%      2%            2%
    7...........................................  1%      1%      1%            1%
    8...........................................  0%      0%      0%            0%
Exchange Fee....................................  0       0       0             0

ANNUAL CONTRACT FEE (2)                                       $25 per Contract
SEPARATE ACCOUNT ANNUAL EXPENSES
(as a percentage of average separate account assets)
Mortality and Expense Risk Fees (2).............  1.30%   1.30%   1.30%         1.30%
Other Fees and Expenses of the Separate
  Account.......................................  0.00%   0.00%   0.00%         0.00%
Total Separate Account Annual Expenses..........  1.30%   1.30%   1.30%         1.30%
FUND ANNUAL EXPENSES
(as a percentage of Fund average net assets)
Management Fees.................................  0.50%   0.75%   0.71%         0.55%
Other Expenses..................................  0.07%   0.08%   0.05%         0.06%
Total Fund Annual Expenses (3)..................  0.57%   0.83%   0.76%         0.61%
                                                                  (CONTINUED ON NEXT PAGE)

                                                   MWG     MFB     MTR     MIT     MIG     MGO
OWNER TRANSACTION EXPENSES                         ---     ---     ---     ---     ---     ---
Sales Load Imposed on Purchases.................  0       0       0       0       0       0
Deferred Sales Load (as a percentage of Purchase
  Payments withdrawn) (1)
  Years Payment in Participant's Account
    0-2.........................................  6%      6%      6%      6%      6%      6%
    3...........................................  5%      5%      5%      5%      5%      5%
    4...........................................  4%      4%      4%      4%      4%      4%
    5...........................................  3%      3%      3%      3%      3%      3%
    6...........................................  2%      2%      2%      2%      2%      2%
    7...........................................  1%      1%      1%      1%      1%      1%
    8...........................................  0%      0%      0%      0%      0%      0%
Exchange Fee....................................  0       0       0       0       0       0

ANNUAL CONTRACT FEE (2)                                          $25 per Contract
SEPARATE ACCOUNT ANNUAL EXPENSES
(as a percentage of average separate account assets)
Mortality and Expense Risk Fees (2).............  1.30%   1.30%   1.30%   1.30%   1.30%   1.30%
Other Fees and Expenses of the Separate
  Account.......................................  0.00%   0.00%   0.00%   0.00%   0.00%   0.00%
Total Separate Account Annual Expenses..........  1.30%   1.30%   1.30%   1.30%   1.30%   1.30%
FUND ANNUAL EXPENSES
(as a percentage of Fund average net assets)
Management Fees.................................  0.75%   0.38%   0.35%   0.33%   0.33%   0.42%
12b-1 Fees (4)..................................  0.25%(5) 0.30%(7) 0.35% 0.35%   0.35%   0.19%(5)(6)
Other Expenses (8)..............................  0.34%   0.24%   0.19%   0.20%   0.19%   0.19%
Total Fund Annual Expenses......................  1.34%   0.92%   0.89%   0.88%   0.87%   0.80%

------------
(1) A portion of the Participant's Account may be withdrawn each year without imposition of any withdrawal charge, and after a Purchase Payment has been held by the Company for seven years it may be withdrawn free of any withdrawal charge.

(2) The Annual Contract Fee ("Account Fee") and Mortality and Expense Risk Fees ("Asset Charge") decline based on total Purchase Payments credited to all Participants' Accounts under a Contract in accordance with the following schedule:

PURCHASE PAYMENTS                                    ACCOUNT FEE  ASSET CHARGE
-----------------                                    -----------  ------------
          up to $250,000  .........................      $25          1.30%
  $250,000 to $1,499,999  .........................      $18          1.25%
$1,500,000 to $4,999,999  .........................      $15          1.10%
     $5,000,000 and over  .........................      $12          0.95%

(3) Each Series has an expense offset arrangement which reduces the Series' custodian fee based upon the amount of cash maintained by the Series with its custodian and dividend disbursing agent, and may enter into such other arrangements and directed brokerage arrangements (which would also have the effect of reducing the Series' expenses). Any such fee reductions are not reflected in the table. If these fees had been taken into account, "Total Fund Expenses" would be 0.75% for the Capital Appreciation Series.

(4) Each of the Funds has adopted a distribution plan for its shares in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended, which provides that it will pay distribution/service fees aggregating up to (but not necessarily all of) 0.35% per annum of the average daily net assets attributable to the Class A shares. See "Information Concerning Shares of the Fund -- Distribution Plan" in the Fund's prospectus.

(5) Payment of the 0.10% per annum Class A distribution fee will be imposed on such date as the Trustees of the Fund may determine.

(6) The 0.35% per annum distribution/service fee is reduced to 0.25% for shares purchased prior to March 1, 1991.

(7) 0.05% of the Class A distribution fee is currently being paid by the Fund. Payment of the remaining portion of the Class A distribution fee will become payable upon such date as the Trustees of the Trust may determine.

(8) Each Fund has an expense offset arrangement which reduces the Fund's custodian fee based upon the amount of cash maintained by the Fund with its custodian and dividend disbursing agent, and may enter into other such arrangements and directed brokerage arrangements (which would also have the effect of reducing the Fund's expenses). Any such reductions are not reflected in the table. Had these fees been taken into account, "Total Fund Annual Expenses" would be as follows: MWG, 0.74%; MFB, 0.90%; MTR, 0.87%; MIT, 0.87%; MIG, 0.86%; and MGO, 0.77%

                                    EXAMPLES

      If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000 and a 5% annual return:

                                                               1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                                               ------   -------   -------   --------
 MFS Global Governments Fund.................................   $82      $130      $172       $307
 MFS Bond Fund...............................................   $78      $117      $151       $266
 MFS Total Return Fund.......................................   $77      $117      $150       $263
 Massachusetts Investors Trust...............................   $77      $116      $149       $262
 Massachusetts Investors Growth Stock Fund...................   $77      $116      $149       $261
 MFS Growth Opportunities Fund...............................   $76      $114      $145       $253
 Money Market Series.........................................   $74      $107      $133       $230
 High Yield Series...........................................   $76      $114      $145       $254
 Capital Appreciation Series.................................   $76      $113      $143       $249
 Government Securities Series................................   $74      $108      $135       $234

      If you do NOT surrender your Contract, or if you annuitize at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000 and a 5% annual return:

                                                               1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                                               ------   -------   -------   --------
 MFS Global Governments Fund.................................   $28       $85      $145       $307
 MFS Bond Fund...............................................   $24       $72      $124       $266
 MFS Total Return Fund.......................................   $23       $72      $123       $263
 Massachusetts Investors Trust...............................   $23       $72      $122       $262
 Massachusetts Investors Growth Stock Fund...................   $23       $71      $122       $261
 MFS Growth Opportunities Fund...............................   $22       $69      $118       $253
 Money Market Series.........................................   $20       $62      $106       $230
 High Yield Series...........................................   $22       $69      $118       $254
 Capital Appreciation Series.................................   $22       $68      $116       $249
 Government Securities Series................................   $20       $63      $108       $234

      THE EXAMPLES SHOULD NOT BE CONSIDERED TO BE REPRESENTATIONS OF PAST OR FUTURE EXPENSES, AND ACTUAL EXPENSES MAY BE GREATER OR LOWER THAN THOSE SHOWN.

                        CONDENSED FINANCIAL INFORMATION

      Ten-year historical information about the value of the units we use to measure the variable portion of Contracts ("Variable Accumulation Units") is included in the back of this Prospectus as Appendix B.

                              THE ANNUITY CONTRACT

      Sun Life Assurance Company of Canada (U.S.) (the "Company", "we" or "us") and Sun Life of Canada (U.S.) Variable Account D (the "Variable Account") offer the Compass G Combination Fixed/ Variable Group Annuity to employers, associations and other groups for use in connection with their retirement plans. We issue the Contract to the Owner. The Contract covers all individuals participating under the Contract. Each individual receives a Certificate that evidences his or her participation under the Contract.

      In this Prospectus, unless we state otherwise, we refer to the employer, association or other group establishing the Contract as the "Owner" even though the legal owner of the Contract may be a trustee or custodian. We refer to participating individuals under Contracts as "Participants" and we refer to Participants as "you." For the purpose of determining benefits under a Contract, we establish an Account for each Participant, which we will refer to as "your" Account or a "Participant Account." We will only accept instructions and elections regarding Participant Accounts from the Owner. However, under the terms of your particular plan, you may be entitled to make certain decisions and elections which the Owner will communicate to us on your behalf.

      The Contract provides a number of important benefits for your retirement planning. It has an Accumulation Phase, during which payments are made under the Contract and allocated to one or more Variable Account or Fixed Account options, and an Income Phase, during which we make payments based on the amount accumulated. The Contract provides tax deferral, so that you do not pay taxes on your earnings under the Contract until they are withdrawn. It provides a death benefit if you die during the Accumulation Phase. Finally, if the Owner (or you, if permitted by your plan) so elects, during the Income Phase we will make payments to you for life or for another period that the Owner (or you, if permitted by your plan) chooses.

      The Owner (or you, if permitted by your plan) chooses these benefits on a variable or fixed basis or a combination of both. When a variable investment option or a Variable Annuity option is chosen, your benefits will be responsive to changes in the economic environment, including inflationary forces and changes in rates of return available from different types of investments. With these options, you assume all investment risk under the Contract. When a Guarantee Period in our Fixed Account or a Fixed Annuity option is chosen, we assume the investment risk, except in the case of early withdrawals, where you bear the risk of unfavorable interest rate changes. You also bear the risk that the interest rates we will offer in the future and the rates we will use in determining your Fixed Annuity may not exceed our minimum guaranteed rate, which is 4% per year, compounded annually.

      The Contracts are designed for use in connection with retirement and deferred compensation plans, some of which qualify for favorable federal income tax treatment under Sections 401, 403, 408(c), 408(k) or 408(p) of the Internal Revenue Code. After May 1, 1990 we will not issue Contracts for use with deferred compensation plans established under Section 457 of the Code. The Contracts are also designed so that they may be used in connection with certain non-tax-qualified retirement plans, such as payroll savings plans and such other groups (trusteed or nontrusteed) as may be eligible under applicable law. We refer to Contracts used with plans that receive favorable tax treatment as "Qualified Contracts," and all others as "Non-Qualified Contracts."

                     COMMUNICATING TO US ABOUT THE CONTRACT

      All materials sent to us, including Purchase Payments, must be sent to our Annuity Mailing Address as set forth on the first page of this Prospectus. For all telephone communications, you must call (800) 752-7215.

      Unless this Prospectus states differently, we will consider all materials sent to us and all telephone communications to be received on the date we actually receive them at our Annuity Address. However, we will consider Purchase Payments, withdrawal requests and transfer instructions to be received on the next Business Day if we receive them (1) on a day that is not a Business Day or
(2) after 4:00 p.m., Eastern Time.

      When we specify that notice to us must be in writing, we reserve the right, in our sole discretion, to accept notice in another form.

                  SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

      We are a stock life insurance company incorporated under the laws of Delaware on January 12, 1970. We do business in 48 states, the District of Columbia, and Puerto Rico, and we have an insurance company subsidiary that does business in New York. Our Executive Office mailing address is One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481.

      We are an indirect wholly-owned subsidiary of Sun Life Assurance Company of Canada ("Sun Life (Canada)"). Sun Life (Canada) completed its demutualization on March 22, 2000. As a result of the demutualization, a new holding company, Sun Life Financial Services of Canada Inc. ("Sun Life Financial"), is now the ultimate parent of Sun Life (Canada) and the Company. Sun Life Financial, a corporation organized in Canada, is a reporting company under the Securities Exchange Act of 1934 with common shares listed on the Toronto, New York, London, and Manila stock exchanges.

                              THE VARIABLE ACCOUNT

      We established the Variable Account as a separate account on August 20, 1985, pursuant to a resolution of our Board of Directors. Under Delaware insurance law and the Contract, the income, gains or losses of the Variable Account are credited to or charged against the assets of the Variable Account without regard to the other income, gains, or losses of the Company. These assets are held in relation to the Contracts described in this Prospectus and other variable annuity contracts that provide benefits that vary in accordance with the investment performance of the Variable Account. Although the assets maintained in the Variable Account will not be charged with any liabilities arising out of any other business we conduct, all obligations arising under the Contracts, including the promise to make annuity payments, are general corporate obligations of the Company.

      The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account invests exclusively in (1) shares of one of the four Series of the MFS/Sun Life Series Trust (the "Series Fund") that we offer for the Contracts and (2) for Qualified Contracts held by a trustee or custodian on behalf of the entity or group, Class A shares of one of the Mutual Funds. All amounts allocated to the Variable Account will be used to purchase Mutual Fund or Series Fund shares as designated by the Owner (or you, if permitted by your plan) at their net asset value. Any and all distributions made by the Mutual Funds or Series Fund with respect to the shares held by the Variable Account will be reinvested to purchase additional shares at their net asset value. Deductions from the Variable Account for cash withdrawals, loans, annuity payments, death benefits, Account Fees, contract charges against the assets of the Variable Account for the assumption of mortality and expense risks, administrative expenses and any applicable taxes will, in effect, be made by redeeming the number of Mutual Fund or Series Fund shares at their net asset value equal in total value to the amount to be deducted. The Variable Account will be fully invested in Series Fund and Mutual Fund shares at all times.

                            VARIABLE ACCOUNT OPTIONS

THE MFS/SUN LIFE SERIES TRUST

      The MFS/Sun Life Series Trust (the "Series Fund") is an open-end management investment company registered under the Investment Company Act of 1940. Our affiliate Massachusetts Financial Services Company ("MFS") serves as the investment adviser to the Series Fund.

      The Series Fund is composed of 27 independent portfolios of securities, each of which has separate investment objectives and policies. Shares of the Series Fund are issued in 27 Series, each corresponding to one of the portfolios. The Contracts provide for investment by the Sub-Accounts in shares of the 4 Series of the Series Fund described below. Additional portfolios may be added to the Series Fund which may or may not be available for investment by the Variable Account.

     CAPITAL APPRECIATION SERIES will seek to maximize capital appreciation by investing in securities of all types, with major emphasis on common stocks.

     GOVERNMENT SECURITIES SERIES will seek current income and preservation of capital by investing in U.S. Government and U.S. Government-related securities.

     HIGH YIELD SERIES will seek high current income and capital appreciation by investing primarily in certain lower rated categories or unrated securities (possibly with equity features) of U.S. and foreign issuers (also known as "junk bonds").

     MONEY MARKET SERIES will seek maximum current income to the extent consistent with stability of principal by investing exclusively in money market instruments maturing in less than 13 months.

      A more detailed description of the Series Fund, its management, its investment objectives, policies and restrictions and its expenses may be found in the accompanying current prospectus of the Series Fund, and in the Series Fund's Statement of Additional Information, which is available by calling 1-800-752-7215.

      The Series Fund also offers its shares to other separate accounts established by the Company and our New York subsidiary in connection with variable annuity and variable life insurance contracts. Although we do not anticipate any disadvantages to this arrangement, there is a possibility that a material conflict may arise between the interests of the Variable Account and one or more of the other separate accounts investing in the Series Fund. A conflict may occur due to differences in tax laws affecting the operations of variable life and variable annuity separate accounts, or some other reason. We and the Series Fund's Board of Trustees will monitor events for such conflicts, and, in the event of a conflict, we will take steps necessary to remedy the conflict, including withdrawal of the Variable Account from participation in the Series which is involved in the conflict or substitution of shares of other Series or other mutual funds.

      For Non-Qualified Contracts used for deferred compensation and payroll savings plans and Qualified Contracts that are not held by trustees or custodians, the Series of the Series Fund described above are the only variable investment options available.

THE MUTUAL FUNDS

      For Qualified Contracts that are held by a trustee or custodian on behalf of the entity or group, the following Mutual Funds also are available as variable investment options:

     MFS-REGISTERED TRADEMARK- GLOBAL GOVERNMENTS FUND ("MWG") (formerly, MFS-Registered Trademark- World Governments Fund) will seek income and capital appreciation. MWG invests, under normal conditions, at least 65% of its total assets in U.S. Government securities and foreign government securities (including emerging market securities). MWG may also invest in corporate bonds, including investment grade bonds, lower rated bonds (junk bonds), crossover bonds, and mortgage-backed and asset-backed securities.

     MFS-REGISTERED TRADEMARK- BOND FUND ("MFB") will primarily seek to provide as high a level of current income as is believed to be consistent with prudent risk. MFB's secondary objective is to protect shareholders' capital. MFB invests, under normal market conditions, at least 65% of its total assets in corporate bonds, U.S. Government securities and mortgage-backed and asset-backed securities.

     MFS-REGISTERED TRADEMARK- TOTAL RETURN FUND ("MTR") will seek to provide above-average income (compared to a portfolio invested entirely in equity securities) consistent with the prudent employment of capital. Its secondary objective is to seek reasonable opportunity for growth of capital and income. MTR is a "balanced fund" and invests in a combination of equity and fixed income securities.

     Under normal market conditions, MTR invests: (i) at least 40%, but not more than 75%, of its net assets in common stocks and related securities (referred to as equity securities), such as preferred stock, bonds, warrants or rights convertible into stock, and depositary receipts for those securities, and (ii) at least 25% of its net assets in non-convertible fixed income securities.

     MASSACHUSETTS INVESTORS TRUST ("MIT") will seek reasonable current income and long-term growth of capital and income. MIT invests, under normal market conditions, at least 65% of its total assets in common stocks and related securities, such as preferred stock, convertible securities, and depositary receipts. While MIT may invest in companies of any size, it generally focuses on companies with larger market capitalizations that its investment adviser believes have sustainable growth prospects and attractive valuations based on current and expected earnings or cash flow. MIT will also seek to provide income equal to approximately 90% of the dividend yield on the Standard & Poor's 500 Composite Index.

     MASSACHUSETTS INVESTORS GROWTH STOCK FUND ("MIG") will seek long-term growth of capital and future income rather than current income. MIG invests its assets (except for working cash balances) in the common stocks and securities convertible into common stocks, of companies which its investment adviser believes offer better-than-average prospects for long-term growth.

     MFS-REGISTERED TRADEMARK- GROWTH OPPORTUNITIES FUND ("MGO") will seek growth of capital. MGO invests, under normal market conditions, at least 65% of its total assets in common stock and related equity securities (such as preferred stock, convertible securities, and depositary receipts) of companies which MGO's investment adviser believes possess above-average growth opportunities. MGO also invests in fixed income securities when relative values or economic conditions make these securities attractive.

      A more detailed description of each Mutual Fund, its management, its investment objectives, policies and restrictions and its expenses may be found in the accompanying current prospectus of that Mutual Fund, and in that Mutual Fund's Statement of Additional Information, which are available by calling 1-800-752-7215.

MFS

      Each of the Mutual Funds and the Series Fund pays fees to MFS for its services pursuant to investment advisory agreements. MFS also serves as investment adviser to the other funds in the MFS Family of Funds, and to certain other investment companies established by MFS and/or us. MFS Institutional Advisers, Inc., a wholly-owned subsidiary of MFS, provides investment advice to substantial private clients. MFS and its predecessor organizations have a history of money management dating from 1924. MFS operates as an autonomous organization and the obligation of performance with respect to the investment advisory agreements is solely that of MFS. We undertake no obligation in this regard.

                               THE FIXED ACCOUNT

      The Fixed Account is made up of all the general assets of the Company other than those allocated to any separate account. Amounts allocated to Guarantee Periods become part of the Fixed Account, and are available to fund the claims of all classes of our customers, including claims for benefits under the Contracts.

      We will invest the assets of the Fixed Account in those assets we choose that are allowed by applicable state insurance laws. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. We intend to invest primarily in investment-grade fixed income securities (i.e. rated by a nationally recognized rating service within the four highest grades) or instruments we believe are of comparable quality. We are not obligated to invest amounts allocated to the Fixed Account according to any particular strategy, except as may be required by applicable state insurance laws. You will not have a direct or indirect interest in the Fixed Account investments.

                           THE FIXED ACCOUNT OPTIONS:
                             THE GUARANTEE PERIODS

      The Owner (or you, if permitted by your plan) may elect one or more of the 1, 3, 5 or 7 year Guarantee Periods we make available for the Contracts. We publish Guaranteed Interest Rates for each Initial Guarantee Period and Subsequent Guarantee Period offered. We may change the Guaranteed Interest Rates we offer from time to time, but no Guaranteed Interest Rate will ever be less than 4% per year, compounded annually. Also, once we have accepted an allocation to a particular Guarantee Period, we promise that the Guaranteed Interest Rate applicable to that allocation will not change for the duration of the Guarantee Period.

      We determine Guaranteed Interest Rates at our discretion. We do not have a specific formula for establishing the rates for different Guarantee Periods. Our determination will be influenced by the interest rates on fixed income investments in which we may invest with amounts allocated to the Guarantee Periods. We will also consider other factors in determining these rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by us, general economic trends and competitive factors. We cannot predict the level of future interest rates.

      Early withdrawals from allocations to a 3, 5 or 7 year Initial Guarantee Period or Subsequent Guarantee Period, including cash withdrawals, transfers, loans and commencement of an annuity with a payout period of less than five years, may be subject to a Market Value Adjustment, which could decrease or increase the value of your Account. See "Withdrawals, Withdrawal Charge, Market Value Adjustment and Loan Provision."

                             THE ACCUMULATION PHASE

      During the Accumulation Phase, payments are made into your Account, and your earnings accumulate on a tax-deferred basis. The Accumulation Phase begins with our acceptance of your first Purchase Payment and ends the Business Day before your Annuity Commencement Date. The Accumulation Phase will end sooner if the Contract is surrendered, your Account is withdrawn in full or you die before the Annuity Commencement Date.

ISSUING YOUR CERTIFICATE

      To purchase a Compass G Annuity, a completed Participant Enrollment Form and your initial Purchase Payment are sent to us for acceptance. We issue a Certificate to you as a Participant under a Contract when we accept your Participant Enrollment Form.

      We will credit your initial Purchase Payment to your Account within 2 business days of receiving your completed Participant Enrollment Form. If your Participant Enrollment Form is not complete, we will notify you. If we do not have the necessary information to complete the Participant Enrollment Form within 5 business days, we will send your money back to you or ask your permission to retain your Purchase Payment until the Participant Enrollment Form is made complete. Then we will apply the Purchase Payment within 2 business days of when the Participant Enrollment Form is complete.

AMOUNT AND FREQUENCY OF PURCHASE PAYMENTS

      The amount of Purchase Payments may vary; however, we will not accept Purchase Payments that, on an annualized basis, are less than $300 for the first Account Year, and each Purchase Payment must be at least $25. In addition, we will not accept a Purchase Payment if your Account Value is over $1 million, or if the Purchase Payment would cause your Account Value to exceed $1 million, unless we have approved the Payment in advance. Within these limits, you may make Purchase Payments at any time during the Accumulation Phase.

ALLOCATION OF NET PURCHASE PAYMENTS

      Each Purchase Payment may be allocated among the different Sub-Accounts and Initial Guarantee Periods we offer. In your Participant Enrollment Form, you specify the percentage of each Purchase Payment to be allocated to each Sub-Account or Guarantee Period. These percentages are called your allocation factors. The Owner (or you, if permitted by your plan) may change the allocation factors for future Payments by sending us written notice of the change, on our required form. We will use the new allocation factors for the first Purchase Payment we receive with or after we have received notice of the change, and for all future Purchase Payments, until we receive another change notice.

      Although it is currently not our practice, we may deduct applicable premium taxes or similar taxes from Purchase Payments. See "Contract Charges -- Premium Taxes." In that case, we will credit the Net Purchase Payment, which is the Purchase Payment minus the amount of those taxes.

YOUR ACCOUNT

      When we accept your first Purchase Payment, we establish an Account for you, which we maintain throughout the Accumulation Phase of your Certificate.

YOUR ACCOUNT VALUE

      Your Account Value is the sum of the value of the 2 components of your
Certificate: the Variable Account portion of your Certificate ("Variable Account Value") and the Fixed Account portion of your Certificate ("Fixed Account Value"). These 2 components are calculated separately, as described below.

VARIABLE ACCOUNT VALUE

      VARIABLE ACCUMULATION UNITS

      In order to calculate your Variable Account Value, we use a measure called a Variable Accumulation Unit for each Sub-Account. Your Variable Account Value is the sum of your Account Value in each Sub-Account, which is the number of your Variable Accumulation Units for that Sub-Account times the value of each Unit.

      VARIABLE ACCUMULATION UNIT VALUE

      The value of each Variable Accumulation Unit in a Sub-Account reflects the net investment performance of that Sub-Account. We determine that value once on each day that the New York Stock Exchange is open for trading, at the close of trading, which is currently 4:00 p.m., Eastern Time. We also may determine the value of Variable Accumulation Units of a Sub-Account on days the Exchange is closed if there is enough trading in securities held by that Sub-Account to materially affect the value of the Variable Accumulation Units. Each day we make a valuation is called a "Business Day." The period that begins at the time Variable Accumulation Units are valued on a Business Day and ends at that time on the next Business Day is called a Valuation Period. On days other than Business Days, the value of a Variable Accumulation Unit does not change.

      To measure these values, we use a factor -- which we call the "Net Investment Factor" -- which represents the net return on the Sub-Account's assets. At the end of any Valuation Period, the value of a Variable Accumulation Unit for a Sub-Account is equal to the value of that Sub-Account's Variable Accumulation Units at the end of the previous Valuation Period, multiplied by the Net Investment Factor. The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result, where:

    (a) is the net result of:

       (1) the net asset value of a Mutual Fund share or Series share held in the Sub-Account determined as of the end of the Valuation Period, plus

       (2) the per share amount of any dividend or other distribution declared by the Mutual Fund or Series issuing the shares held in the Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus

       (3) a per share credit or charge with respect to any taxes paid, or reserved for by us during the Valuation Period which are determined to be attributable to the operation of the Sub-Account (no federal income taxes are applicable under present law);

    (b) is the net asset value of a Mutual Fund share or Series share held in the Sub-Account determined as of the end of the preceding Valuation Period; and

    (c) is the risk charge factor determined by us for the Valuation Period to reflect the charge for assuming the mortality and expense risks.

      For a hypothetical example of how we calculate the value of a Variable Accumulation Unit, see the Statement of Additional Information.

      CREDITING AND CANCELING VARIABLE ACCUMULATION UNITS

      When we receive an allocation to a Sub-Account, either from a Net Purchase Payment or a transfer of Account Value, we credit that amount to your Account in Variable Accumulation Units. Similarly, we cancel Variable Accumulation Units when amounts are transferred, withdrawn or borrowed from a Sub-Account, or when we deduct certain charges under the Contract. We determine the number of Units credited or canceled by dividing the dollar amount by the Variable Accumulation Unit value for that Sub-Account at the end of the Valuation Period during which the transaction or charge is effective.

FIXED ACCOUNT VALUE

      INITIAL AND SUBSEQUENT GUARANTEE PERIODS

      Net Purchase Payments may be allocated to any Initial Guarantee Period we offer. Unless, within the 30 day period before the Expiration Date of an Initial Guarantee Period, we receive written notice from the Owner electing a different Subsequent Guarantee Period from among those we then offer, a Subsequent Guarantee Period of the same duration as the Initial Guarantee Period will begin automatically for the amount then allocated to the Initial Guarantee Period on the first day following the Expiration Date of the Initial Guarantee Period. Each Subsequent Guarantee Period also will automatically renew for another Subsequent Guarantee Period of the same length unless the Owner elects a different Subsequent Guarantee Period within the 30 day period prior to the Expiration Date of the current Subsequent Guarantee Period.

      FIXED ACCUMULATION UNITS

      In order to calculate your Fixed Account Value, we use a measure called a Fixed Accumulation Unit for each Guarantee Period. Your Fixed Account Value is the sum of the values of all Fixed Accumulation Units credited to your Account.

      We determine the number of Fixed Accumulation Units credited to your Account by dividing the dollar amount of a Net Purchase Payment allocated to an Initial Guarantee Period by the value of the Fixed Accumulation Unit related to that Guarantee Period for the Valuation Period during which we receive the Purchase Payment.

      FIXED ACCUMULATION UNIT VALUE

      We establish the value of each type of Fixed Accumulation Unit at $10.00 for the first Valuation Period of the calendar month in which a Purchase Payment is credited to your Account. The value of the Fixed Accumulation Unit increases for each successive Valuation Period as interest is accrued at the applicable Guaranteed Interest Rate. At the end of any Initial Guarantee Period we will exchange the Fixed Accumulation Units credited to your Account for a second type of Fixed Accumulation Unit with an equal aggregate value. The value of this second type of Fixed Accumulation Unit will increase for each Valuation Period during each Subsequent Guarantee Period to which your Account is allocated as interest is accrued at the applicable Guaranteed Interest Rate.

      EARLY WITHDRAWALS

      If, before its Expiration Date, an allocation to a 3, 5 or 7 year Guarantee Period is withdrawn, transferred, borrowed or annuitized over a payout period of less than five years, we will apply a Market Value Adjustment to the transaction. This could result in an increase or decrease of your Account

Value, depending on interest rates at the time. You bear the risk that you will receive less than your principal if the Market Value Adjustment applies.

TRANSFER PRIVILEGE

      PERMITTED TRANSFERS

      During the Accumulation Phase, the Owner may transfer all or part of a Participant's Account Value to one or more Sub-Accounts or Guarantee Periods then available, subject to the following restrictions:

    - No more than 12 transfers may be made in any Account Year;

    - The amount transferred from a Sub-Account or Guarantee Period must be at least $1,000 unless the entire balance in that Sub- Account or Guarantee Period is being transferred;

    - Your Account Value remaining in a Sub-Account must be at least $1,000; and

    - Transfers to or from Sub-Accounts are subject to terms and conditions that may be imposed by the Series Fund or the applicable Mutual Fund.

      There is no charge for transfers; however, transfers out of a 3-, 5- or 7-year Guarantee Period will be subject to the Market Value Adjustment. Under current law there is no tax liability for transfers.

      REQUESTS FOR TRANSFERS

      Owners may request transfers in writing.

      If we receive a transfer request before 4:00 p.m. Eastern Time on a Business Day, it will be effective that day. Otherwise, it will be effective the next Business Day.

            WITHDRAWALS, WITHDRAWAL CHARGE, MARKET VALUE ADJUSTMENT
                               AND LOAN PROVISION

CASH WITHDRAWALS

      REQUESTING A WITHDRAWAL

      At any time during the Accumulation Phase the Owner may withdraw in cash all or any portion of a Participant's Account Value. To make a withdrawal, the Owner must send us a written request at our Annuity Service Mailing Address. We may require a signature guarantee for withdrawals of more than $5000. In some cases, such as withdrawals by a corporation, partnership, agent or fiduciary, we may require additional documentation.

      A request must specify whether the Owner wants to withdraw the entire amount of a Participant Account or, if less, the amount the Owner wishes to withdraw. Upon request we will notify the Owner of the amount we would pay in the event of a full or partial withdrawal.

      All withdrawals may be subject to a withdrawal charge (see "Withdrawal Charge" below) and withdrawals from a Participant's Fixed Account Value also may be subject to a Market Value Adjustment (see "Market Value Adjustment" below). Withdrawals also may have adverse federal income tax consequences, including a 10% penalty tax (see "Tax Considerations"). You should carefully consider these tax consequences before requesting a cash withdrawal.

      FULL WITHDRAWALS

      If the Owner requests a full withdrawal, we calculate the amount we will pay as follows. We start with the total value of the Participant Account at the end of the Valuation Period during which we receive the withdrawal request; we deduct the Account Fee for the Account Year in which the withdrawal is made; we deduct any applicable withdrawal charge; we deduct the amount, if any, of unpaid Net Loan Interest; and finally, we add or subtract the amount of any Market Value Adjustment applicable to withdrawn Fixed Account Value.

      A full withdrawal results in the surrender of the Participant's Certificate, and cancellation of all of the Participant's rights and privileges under the Contract.

      PARTIAL WITHDRAWALS

      If the Owner requests a partial withdrawal from a Participant Account, we calculate the amount we will pay as follows. We start with the amount specified in the request; we deduct any applicable withdrawal charge; we deduct the amount, if any, of unpaid Net Loan Interest; and finally, we add or subtract the amount of any Market Value Adjustment applicable to amounts withdrawn from the Fixed Account. We reduce the value of the Participant Account by deducting the amount specified in the request. Partial withdrawals may be limited by the maximum loan limitation.

      The Owner may specify the amount to be withdrawn from each Sub-Account and Guarantee Period to which the Participant Account is allocated. If the Owner does not so specify, we will deduct the total amount requested pro rata, based on allocations at the end of the Valuation Period during which we receive the withdrawal request.

      If the Owner requests a partial withdrawal that would result in the Participant's Account Value being reduced to an amount less than the Account Fee for the Account Year in which the withdrawal is made, we will treat it as a request for a full withdrawal.

      TIME OF PAYMENT

      We will pay the applicable amount of any full or partial withdrawal within 7 days after we receive the withdrawal request, except in cases where we are permitted to defer payment under the Investment Company Act of 1940 and applicable state insurance law. Currently, we may defer payment of amounts withdrawn from the Variable Account only for following periods:

    - when the New York Stock Exchange is closed except weekends and holidays or when trading on the New York Stock Exchange is restricted;

    - when it is not reasonably practical to dispose of securities held by the Mutual Funds or Series Fund or to determine the value of the net assets of the Mutual Funds or Series Fund, because an emergency exists; and

    - when an SEC order permits us to defer payment for the protection of Participants.

      We also may defer payment of amounts withdrawn from the Fixed Account for up to 6 months from the date we receive a withdrawal request. We do not pay interest on the amount of any payments we defer.

      WITHDRAWAL RESTRICTIONS FOR QUALIFIED PLANS

      If you participate under a Qualified Contract, you should carefully check the terms of the plan for limitations and restrictions on cash withdrawals.

      Special restrictions apply to withdrawals from Contracts used for
Section 403(b) annuities. See "Federal Tax Status -- Tax-Sheltered Annuities."

WITHDRAWAL CHARGE

      We do not deduct any sales charge from Purchase Payments when they are made. However, we may impose a withdrawal charge (known as a "contingent deferred sales charge") on certain amounts withdrawn from a Participant Account. We impose this charge to defray some of our expenses related to the sale of the Contracts, such as commissions we pay to agents, the cost of sales literature, and other promotional costs and transaction expenses.

      ORDER OF WITHDRAWAL

      We consider all amounts withdrawn from a Participant Account to be withdrawn first from Purchase Payments that have not previously been withdrawn, starting with the earliest Payment and continuing until all Payments have been withdrawn. Once all Purchase Payments have been withdrawn, we attribute additional amounts withdrawn to "accumulated value"; that is, the portion of a Participant's Account Value that exceeds the total of all Purchase Payments made to the Account.

      For convenience, in this Prospectus we refer to Purchase Payments made during the last 7 Account Years (including the current Account Year) as "New Payments," and all Purchase Payments made before the last 7 Account Years as "Old Payments."

      FREE WITHDRAWAL AMOUNT

      In each Account Year the Owner may withdraw the following amounts from a Participant's Account Value before incurring the withdrawal charge: (1) all Old Payments not previously withdrawn, plus (2) a "free withdrawal amount" equal to 10% of the amount of all New Payments. We will apply the free withdrawal amount to reduce the amount of New Payments withdrawn that is subject to the withdrawal charge, starting with the earliest New Payment. All New Payments withdrawn in excess of the free withdrawal amount will be subject to the withdrawal charge.

      Accumulated value may be withdrawn without the imposition of the withdrawal charge. In addition, we do not apply any withdrawal charge to withdrawals made from a Participant Account that has been established for at least 12 years, regardless of the amount or when any Purchase Payments were made.

      CALCULATION OF WITHDRAWAL CHARGE

      We calculate the amount of the withdrawal charge by multiplying the portion of any New Payments withdrawn, less any applicable free withdrawal amount, by a percentage. The percentage varies according to the number of Account Years the New Payment has been held in the Participant Account, including the Account Year in which the Payment was made but not the Account Year in which it was withdrawn (Payments made and withdrawn in the same year are considered to be held for 0 years). The applicable percentages are as follows:

   NUMBER OF
 ACCOUNT YEARS
PURCHASE PAYMENT
  HAS BEEN IN
  YOUR ACCOUNT     PERCENTAGE
----------------   ----------
  0-2                  6%
  3                    5%
  4                    4%
  5                    3%
  6                    2%
  7                    1%
  8                    0%

      The withdrawal charge will never be greater than 6% of the aggregate amount of Purchase Payments made to the Participant's Account.

      We may modify the withdrawal charges and limits, upon notice to the Owner. However, any modification will only apply to Accounts established after the date of the modification.

      EXAMPLE OF WITHDRAWAL CHARGE CALCULATION

      Assume the Owner wishes to make a $25,000 withdrawal from a Participant Account in Account Year 10. An initial Purchase Payment of $10,000 was made in Account Year 1, an additional Purchase Payment of $8,000 was made in Account Year 8, and no previous withdrawals have been made. The Participant's Account Value in Account Year 10 is $35,000.

      We attribute the withdrawal first to the oldest Purchase Payment made, the $10,000 Payment made in Account Year 1. Because that Payment has been held in the Participant Account for more than 7 Account Years, it is an Old Payment and is not subject to the withdrawal charge.

      We attribute the next $8,000 of the withdrawal to the Purchase Payment made in Account Year 8, which is a New Payment. The free withdrawal amount in Account Year 10 is $800 (10% of the $8000 Payment made in Account Year 8, the only New Payment). We apply the free withdrawal amount to reduce the amount of the New Payment withdrawn, so only $7,200 of the $8000 New Payment is subject to the withdrawal charge. Because the New Payment has been held in the Participant Account for only two Account Years, the withdrawal charge will be 5% of $7,200, or $360.

      The remaining $7,000 of the withdrawal is attributed to accumulated value and is not subject to the withdrawal charge.

      For additional examples of how we calculate withdrawal charges, please see Appendix C.

      We do not impose the withdrawal charge on amounts applied to provide an annuity with a payout period of at least five years, amounts we pay as a death benefit, or amounts transferred among the Sub-Accounts, between the Sub-Accounts and the Fixed Account, or within the Fixed Account.

MARKET VALUE ADJUSTMENT

      We will apply a Market Value Adjustment if the Owner withdraws, borrows or transfers amounts from Guarantee Periods of 3, 5 or 7 years. For this purpose, using Fixed Account Value to provide an annuity with a payout period of less than five years is considered a withdrawal, and the Market Value Adjustment will apply. We apply the Market Value Adjustment to each separate allocation made to a Guarantee Period together with interest credited on that allocation.

      A Market Value Adjustment may decrease, increase or have no effect on your Account Value. This will depend on changes in interest rates since the last allocation to the Guarantee Period and the length of time remaining in the Guarantee Period. In general, if the Current Rate for Guarantee Periods equal to your Guarantee Period is higher than your Guaranteed Interest Rate, the Market Value Adjustment will decrease your Account Value. If our current Guaranteed Interest Rate is lower, the Market Value Adjustment will increase your Account Value.

      We determine the amount of the Market Value Adjustment by multiplying the amount that is subject to the adjustment by the following formula:

              .75 (A-B) X C/12

      where:

      A is the Guaranteed Interest Rate applicable to the amount withdrawn, borrowed, transferred or annuitized;

      B is the Current Rate we declare at the time of the withdrawal, loan, transfer or annuitization for the Guarantee Period equal to the length of time of your Guarantee Period; and

      C is the number of complete months remaining in your Guarantee Period.

      We will apply the Market Value Adjustment to the amount being withdrawn after deduction of any applicable Account Fee, withdrawal charge and unpaid Net Loan Interest.

      For examples of how we calculate the Market Value Adjustment, see Appendix C.

LOANS (QUALIFIED CONTRACTS ONLY)

      At any time during the Accumulation Phase, the Owner of a Qualified Contract may request a loan from a Participant Account. The maximum amount that may be borrowed is 80% of the Participant Account Value, less any loans outstanding and interest on those loans. The minimum amount is $1,000. All loans under a particular Contract are secured by a security interest we take in the Contract.

      Loans may be subject to restrictions in a particular retirement plan and applicable legislation. You should also carefully consider the tax consequences of a loan. See "Tax Considerations."

      The Owner requests a loan by sending us a written request in the form we specify. For loan requests of over $5,000, the Owner's signature must be guaranteed. In some cases, such as loan requests by a corporation, partnership, agent or fiduciary, we may require additional documentation.

      When we make a loan, we deduct from the Participant Account an amount equal to the loan amount requested plus or minus any Market Value Adjustment. The Owner may specify the amount to be deducted from each Sub-Account and/or Guarantee Period to which the Participant Account is allocated. If the Owner does not so specify, we will deduct the total amount requested pro rata, based on allocations at the end of the Valuation Period during which we receive the loan request. We deposit an amount equal to the loan proceeds into a special loan account, which is part of the Fixed Account. We credit interest to the amount in the loan account at rate we specify at the time of the loan that is lower than the interest rate we charge on the loan itself.

      Interest on the loan accrues daily at the rate we set at the time of the loan. Interest is payable on each anniversary of the date the loan is made and whenever a loan principal payment is made. If interest is not paid when due, we will deduct the amount of the interest from the Participant Account and add it to the principal amount of the loan. The difference between the interest on the loan payable to us and the interest we credit on the amount in the loan account is called "Net Loan Interest."

      The principal of the loan may be repaid in whole or in part at any time during the Accumulation Phase. We will treat any amounts repaid as Purchase Payments to the Participant Account that will be allocated to Guarantee Periods and/or Sub-Accounts in accordance with the allocation factors for the Account in effect at the time.

      A loan must be repaid within five years of the date it is made, unless the loan is used to buy, construct, reconstruct or substantially rehabilitate a dwelling that is used as the principal residence of the Participant or a member of the Participant's immediate family. In that case, the loan must be repaid within ten years.

                                CONTRACT CHARGES

ACCOUNT FEE

      During the Accumulation Phase of your Account, we will deduct from your Account an annual Account Fee to help cover the administrative expenses we incur related to the issuance of Contracts and the maintenance of Accounts. We deduct the Account Fee on each Account Anniversary, which is the anniversary of the first day of the month after we issue your Contract. We deduct the Account Fee pro rata from each Sub-Account and each Guarantee Period, based on the allocation of your Account Value on your Account Anniversary. The deduction of the Account Fee from amounts allocated to the Fixed Account will never cause your Fixed Account Value (adjusted for withdrawals and loans) to increase by less than 4% per year.

      If your Account is withdrawn in full, we will deduct the full amount of the Account Fee at the time of the withdrawal. In addition, on the Annuity Commencement Date we will deduct a pro rata portion of the Account Fee to reflect the time elapsed between the last Account Anniversary and the day before the Annuity Commencement Date. After the Annuity Commencement Date, we will deduct the Account Fee in equal amounts from each annuity payment we make during the year.

      The Account Fee deducted from your Account is based on the total Purchase Payments credited to all Participant Accounts under the Contract, as follows:

TOTAL PURCHASE PAYMENTS   ACCOUNT FEE
------------------------  -----------
up to $250,000                $25
$250,000 to $1,499,000        $18
$1,500,000 to $4,999,999      $15
$5,000,000 and over           $12

      We review the total Purchase Payments made under a Contract and semi-annually determine the applicable Account Fee for the next six months. Once total Purchase Payments under a Contract reach an amount that produces a lower Account Fee, the Account Fee for existing Accounts will not be increased even if subsequent withdrawals reduce the amount of total Purchase Payments.

MORTALITY AND EXPENSE RISK CHARGE

      We deduct a mortality and expense charge from the assets of the Variable Account during both the Accumulation Phase and the Income Phase. The mortality risk we assume arises from our contractual obligation to continue to make annuity payments to each Annuitant, regardless of how long the Annuitant lives and regardless of how long all Annuitants as a group live. This obligation assures each Annuitant that neither the longevity of fellow Annuitants nor an improvement in life expectancy generally will have an adverse effect on the amount of any annuity payment received under the Contract. The expense risk we assume is the risk that the Account Fee we assess under the Contracts may be insufficient to cover the actual total administrative expenses we incur. If the amount of the charge is insufficient to cover the mortality and expense risks, we will bear the loss. If the amount of the charge is more than sufficient to cover the risks, we will make a profit on the charge. We may use this profit for any proper corporate purpose, including the payment of marketing and distribution expenses for the Contracts.

      The mortality and expense risk charge is based on the total Purchase Payments credited to all Participant Accounts under the Contract, and is deducted from the assets of the Variable Account at the following effective annual rate:

TOTAL PURCHASE PAYMENTS   ANNUAL RATE OF CHARGE
------------------------  ---------------------
up to $250,000                    1.30%
$250,000 to $1,499,000            1.25%
$1,500,000 to $4,999,999          1.10%
$5,000,000 and over               0.95%

      We review the total Purchase Payments made under a Contract and semi-annually determine the applicable mortality and expense risk charge for the next six months. Once total Purchase Payments under a Contract reach an amount that produces a lower charge, the charge for existing Accounts will not be increased even if subsequent withdrawals reduce the amount of total Purchase Payments.

PREMIUM TAXES

      Some states and local jurisdictions impose a premium tax on us that is equal to a specified percentage of the Purchase Payments made under the Contract. In many states there is no premium tax. We believe that the amounts of applicable premium taxes currently range from 0% to 3.5%. You should consult a tax adviser to find out if your state imposes a premium tax and the amount of any tax.

      In order to reimburse us for the premium tax we may pay on Purchase Payments, our policy is to deduct the amount of such taxes from the amount applied to provide an annuity at the time of annuitization. However, we reserve the right to deduct the amount of any applicable tax from your Account at any time, including at the time a Purchase Payment or full or partial withdrawal is made. We do not make any profit on the deductions we make to reimburse premium taxes.

MUTUAL FUND AND SERIES FUND EXPENSES

      There are fees and charges deducted from each Mutual Fund and each Series of the Series Fund. These fees and expenses are described in the prospectuses and related Statements of Additional Information of the Mutual Funds and the Series Fund.

MODIFICATION OF CHARGES

      We may modify the Account Fee and the mortality and expense risk charge upon notice to Owners. However, such modification will apply only with respect to Participant Accounts established after the effective date of the modification.

                                 DEATH BENEFIT

      If you die during the Accumulation Phase, we will pay a death benefit to your Beneficiary, using the payment method elected (a single cash payment or one of our Annuity Options). If the Beneficiary is not living on the date of death, we will pay the death benefit in one sum to your estate. We do not pay a death benefit if you die during the Income Phase. However, the Beneficiary will receive any payments provided under an Annuity Option that is in effect.

AMOUNT OF DEATH BENEFIT

      To calculate the amount of the death benefit, we use a "Death Benefit Date." If the Owner has elected a death benefit payment method before your death and it remains effective, the Death Benefit Date is the date we receive proof of your death in an acceptable form ("Due Proof of Death") (unless the Beneficiary is not living on the date of death, in which case the Death Benefit Date is date we receive Due Proof of Death of both you and your Beneficiary). Otherwise, the Death Benefit Date is the later of the date we receive Due Proof of Death and any required consent or release or the date we receive the Beneficiary's election of either payment method. If we do not receive the Beneficiary's election within 60 days after we receive Due Proof of Death, the Death Benefit Date will be the last day of the 60 day period.

      The amount of the death benefit is determined as of the Death Benefit Date. It is equal to greater of (1) your Account Value or (2) the total Purchase Payments made to your Account less the sum of all withdrawals, loans and unpaid Net Loan Interest.

METHOD OF PAYING DEATH BENEFIT

      The death benefit may be paid in a single cash payment or as an annuity (either fixed, variable or a combination) under one or more of our Annuity Options. We describe the Annuity Options in this Prospectus under "Income Phase -- Annuity Provisions."

      During the Accumulation Phase, the Owner (or you, if permitted by your plan) may elect the method of payment for the death benefit. If no such election is in effect on the date of your death, the Beneficiary may elect either a single cash payment or an annuity. These elections are made by sending us a completed election form, which we will provide. If we do not receive the Beneficiary's election within 60 days after we receive Due Proof of Death, we will pay the death benefit in a single cash payment.

      If we pay the death benefit in the form of an Annuity Option, the Beneficiary becomes the Annuitant under the terms of that Annuity Option.

NON-QUALIFIED CONTRACTS

      If you participate under a Non-Qualified Contract, special distribution rules apply to the payment of the death benefit. The amount of the death benefit must be distributed either (1) as a lump sum within 5 years after your death or
(2) if in the form of an annuity, over a period not greater than the life or expected life of the "designated beneficiary" within the meaning of Section 72(s) of the Internal Revenue Code, with payments beginning no later than one year after your death.

      The person named as the Beneficiary under your Certificate, if any, will be the "designated beneficiary." If the named Beneficiary is not living, the Annuitant automatically becomes the designated beneficiary.

      If the designated beneficiary is your surviving spouse, your spouse may continue the Certificate in his or her own name as Participant. To make this election, your spouse must give us written notification within 60 days after we receive Due Proof of Death. In that case, we will not pay a death benefit, and the Account Value will be increased to reflect the death benefit calculation. The special distribution rules will then apply on the death of your spouse.

      During the Income Phase, if the Annuitant dies, the remaining value of the Annuity Option in place must be distributed at least as rapidly as the method of distribution under that option.

      Payments made in contravention of these special rules would adversely affect the treatment of the Contracts as annuity contracts under the Internal Revenue Code. Neither you nor the Beneficiary may exercise rights that would have that effect.

SELECTION AND CHANGE OF BENEFICIARY

      You select your Beneficiary in your Participant Enrollment Form. The Owner may change your Beneficiary at any time during the Accumulation Phase by sending us written notice on our required form, unless an irrevocable Beneficiary designation previously has been made. A new Beneficiary designation is not effective until we record the change.

PAYMENT OF DEATH BENEFIT

      Payment of the death benefit in cash will be made within 7 days of the Death Benefit Date, except if we are permitted to defer payment in accordance with the Investment Company Act of 1940. If an Annuity Option is elected, the Annuity Commencement Date will be the first day of the second calendar month following the Death Benefit Date, and your Account will remain in effect until the Annuity Commencement Date.

DUE PROOF OF DEATH

      We accept any of the following as proof of any person's death:

    - An original certified copy of an official death certificate;

    - An original certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

    - Any other proof we find satisfactory.

                     THE INCOME PHASE -- ANNUITY PROVISIONS

      During the Income Phase, we make regular monthly payments to the Annuitant. If you are alive on the Annuity Commencement Date, you will be the Annuitant. When an Annuity Option has been selected as the method of paying the death benefit, the Beneficiary is the Annuitant.

      The Income Phase of your Certificate begins with the Annuity Commencement Date. On that date, we apply your Account Value, adjusted as described below, under the Annuity Option or Options selected, and we make the first payment.

      Once the Income Phase begins, no lump sum settlement option or cash withdrawals are permitted, and the Annuity Option selected cannot be changed. The Owner may request a full withdrawal before the Annuity Commencement Date, which will be subject to all charges applicable on withdrawals. See "Withdrawals, Withdrawal Charge, Market Value Adjustment and Loan Provision."

SELECTION OF THE ANNUITY COMMENCEMENT DATE

      The Owner (or you, if permitted by your plan) selects the Annuity Commencement Date at the time your Account is established. The Owner (or you, if permitted by your plan) may change the Annuity Commencement Date from time to time by sending us written notice, with the following limitations:

    - The Annuity Commencement Date must always be the first day of a month.

    - We must receive the notice at least 30 days before the current Annuity Commencement Date.

    - The new Annuity Commencement Date must be at least 30 days after we receive the notice.

    - The latest possible Annuity Commencement Date is the first day of the month following your 85th birthday.

      There may be other restrictions on the selection of the Annuity Commencement Date imposed by your retirement plan or applicable law. For example, in most situations, current law requires that the

Annuity Commencement Date for a Qualified Contract must be no later than April 1 following the year the Annuitant reaches age 70 1/2 (or, for Qualified Contracts other than IRAs, no later than April 1 following the year the Annuitant retires, if later than the year the Annuitant reaches age 70 1/2).

ANNUITY OPTIONS

      We offer the following Annuity Options for payments during the Income Phase. Annuity Options A, B, and C may be selected for either a Variable Annuity, a Fixed Annuity, or a combination of both. Annuity Options D and E may be selected only to provide a Fixed Annuity. We may also agree to other settlement options, at our discretion.

      ANNUITY OPTION A -- LIFE ANNUITY

      We provide monthly payments during the lifetime of the Annuitant. Annuity payments stop when the Annuitant dies. There is no provision for continuation of any payments to a Beneficiary.

      ANNUITY OPTION B -- LIFE ANNUITY WITH 60, 120, 180 OR 240 MONTHLY PAYMENTS CERTAIN

      We make monthly payments during the lifetime of the Annuitant. In addition, we guarantee that the Beneficiary will receive monthly payments for the remainder of the period certain, if the Annuitant dies during that period. The election of a longer period results in smaller monthly payments. If no Beneficiary is designated, we pay the discounted value of the remaining payments in one sum to the Annuitant's estate. The Beneficiary may also elect to receive the discounted value of the remaining payments in one sum. The discount rate for Variable Annuity payments will be 4%; the discount rate for a Fixed Annuity will be based on the interest rate we used to determine the amount of each payment.

      ANNUITY OPTION C -- JOINT AND SURVIVOR ANNUITY

      We make monthly payments during the lifetime of the Annuitant and another designated person and during the lifetime of the survivor of the two. We stop making payments when the survivor dies. There is no provision for continuance of any payments to a Beneficiary.

      ANNUITY OPTION D -- FIXED MONTHLY PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

      We make monthly payments for a specified period of time from 5 years to 30 years for Non-Qualified Contracts and 3 years to 30 years for Qualified Contracts, as elected. In addition, we guarantee that the Beneficiary will receive monthly payments for the remainder of the period certain, if the Annuitant dies during that period. If no Beneficiary is designated, we pay some or all of the discounted value of the remaining payments to the Annuitant's estate. The Beneficiary may also elect to receive some or all of the discounted value of the remaining payments. The discount rate for this purpose will be based on the interest rate we used to determine the amount of each payment. The election of this Annuity Option may result in the imposition of a penalty tax.

      ANNUITY OPTION E -- FIXED PAYMENTS

      We will hold the amount applied to provide fixed payments in accordance with this option at interest. We will make fixed payments in such amounts and at such times (at least over a period of five years for Non-Qualified Contracts) as we have agreed upon and will continue until the amount we hold with interest is exhausted. We will credit interest yearly on the amount remaining unpaid at a rate which we will determine from time to time but which will not be less than 4% per year compounded annually. We may change the rate so determined at any time; however, the rate may not be reduced more frequently than once during each calendar year. In addition, we guarantee that the Beneficiary will receive any remaining payments if the Annuitant dies before the amount we hold is exhausted. If no Beneficiary is designated, we pay the amount remaining unpaid in one sum to the Annuitant's estate. The Beneficiary may also elect to receive the amount remaining unpaid in one sum. The election of this Annuity Option may result in the imposition of a penalty tax.

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
SELECTION OF ANNUITY OPTION

      The Owner (or you, if permitted by your plan) selects one or more of the Annuity Options, which the Owner (or you, if permitted by your plan) may change from time to time during the Accumulation Phase, as long as we receive the selection or change in writing at least 30 days before the Annuity Commencement Date. If we have not received a written selection on the 30th day before the Annuity Commencement Date, you will receive Annuity Option B, for a life annuity with 120 monthly payments certain.

      The Owner (or you, if permitted by your plan) may specify the proportion of your Adjusted Account Value that will provide a Variable Annuity or a Fixed Annuity. Under a Variable Annuity, the dollar amount of payments will vary, while under a Fixed Annuity, the dollar amount of payments will remain the same. If a Variable Annuity or a Fixed Annuity is not specified, your Adjusted Account Value will be divided between Variable Annuities and Fixed Annuities in the same proportions as your Account Value was divided between the Variable and Fixed Accounts on the Annuity Commencement Date. Your Adjusted Account Value applied to a Variable Annuity may be allocated among the Sub-Accounts, or we will use the existing allocations.

      There may be additional limitations on the options that may be elected under your particular retirement plan or applicable law.

      REMEMBER THAT THE ANNUITY OPTIONS MAY NOT BE CHANGED ONCE ANNUITY PAYMENTS BEGIN.

AMOUNT OF ANNUITY PAYMENTS

      ADJUSTED ACCOUNT VALUE

      The Adjusted Account Value is the amount we apply to provide a Variable Annuity and/or a Fixed Annuity. We calculate Adjusted Account Value by taking your Account Value on the Business Day just before the Annuity Commencement Date and making the following adjustments:

    - We deduct a proportional amount of the Account Fee, based on the fraction of the current Account Year that has elapsed;

    - If applicable, we deduct the withdrawal charge and any unpaid Net Loan Interest;

    - If applicable, we apply the Market Value Adjustment to your Account Value in the Fixed Account, which may result in a deduction, an addition, or no change; and

    - We deduct any applicable premium tax or similar tax if not previously deducted.

      VARIABLE ANNUITY PAYMENTS

      Variable Annuity payments may vary each month. We determine the dollar amount of the first payment using the portion of your Adjusted Account Value applied to a Variable Annuity and the Annuity Payment Rates in your Contract, which are based on an assumed interest rate of 4% per year, compounded annually. See "Annuity Payment Rates."

      To calculate the remaining payments, we convert the amount of the first payment into Annuity Units for each Sub-Account; we determine the number of those Annuity Units by dividing the portion of the first payment attributable to the Sub-Account by the Annuity Unit Value of that Sub-Account for the Valuation Period ending just before the Annuity Commencement Date. This number of Annuity Units for each Sub-Account will remain constant (unless the Annuitant requests an exchange of Annuity Units). However, the dollar amount of the next Variable Annuity payment-- which is the sum of the number of Annuity Units for each Sub-Account times its Annuity Unit Value for the Valuation Period ending just before the date of the payment-- will increase, decrease, or remain the same, depending on the net investment return of the Sub-Accounts.

      If the net investment return of the Sub-Accounts selected is the same as the assumed interest rate of 4%, compounded annually, the payments will remain level. If the net investment return exceeds the assumed interest rate, payments will increase and, conversely, if it is less than the assumed interest rate, payments will decrease.

      Please refer to the Statement of Additional Information for more information about calculating Variable Annuity Units and Variable Annuity payments, including examples of these calculations.

      FIXED ANNUITY PAYMENTS

      Fixed Annuity payments are the same each month. We determine the dollar amount of each Fixed Annuity payment using the fixed portion of your Adjusted Account Value and the applicable Annuity Payment Rates. These will be either
(1) the rates in your Contract, which are based on a minimum guaranteed interest rate of 4% per year, compounded annually, or (2) new rates we have published and are using on the Annuity Commencement Date, if they are more favorable. See "Annuity Payment Rates."

      EXCHANGE OF VARIABLE ANNUITY UNITS

      During the Income Phase, the Annuitant may exchange Annuity Units from one Sub-Account to another, up to 12 times each Account Year. To make an exchange, the Annuitant sends us, at our Annuity Service Mailing Address, a written request stating the number of Annuity Units in the Sub-Account he or she wishes to exchange and the new Sub-Account for which Annuity Units are requested. The number of new Annuity Units will be calculated so the dollar amount of an annuity payment on the date of the exchange would not be affected. To calculate this number, we use Annuity Unit values for the Valuation Period during which we receive the exchange request.

      We permit only exchanges among Sub-Accounts. No exchanges to or from a Fixed Annuity are permitted.

      ACCOUNT FEE

      During the Income Phase, we deduct the applicable Account Fee in equal amounts from each annuity payment.

      ANNUITY PAYMENT RATES

      The Contract contains Annuity Payment Rates for each Annuity Option described in this Prospectus. The rates show, for each $1,000 applied, the dollar amount of: (a) the first monthly Variable Annuity payment based on the assumed interest rate specified in the applicable Contract (at least 4% per year, compounded annually); and (b) the monthly Fixed Annuity payment, when this payment is based on the minimum guaranteed interest rate specified in the Contract (at least 4% per year, compounded annually). We may change these rates for Accounts established after the effective date of such change (See "Other Contract Provisions -- Modification").

      The Annuity Payment Rates may vary according to the Annuity Option elected and the adjusted age of the Annuitant. The Contract also describes the method of determining the adjusted age of the Annuitant. The mortality table used in determining the Annuity Payment Rates for Options A, B and C is the 1971 Individual Annuitant Mortality Table with ages reduced by one year for Annuity Commencement Dates occurring during the 1980s, two years for Annuity Commencement Dates occurring during the 1990s, and so on.

ANNUITY OPTIONS AS METHOD OF PAYMENT FOR DEATH BENEFIT

      The Owner or your Beneficiary may also select one or more Annuity Options to be used in the event of your death before the Income Phase, as described under the "Death Benefit" section of this Prospectus. In that case, your Beneficiary will be the Annuitant. The Annuity Commencement Date will be the first day of the second month beginning after the Death Benefit Date.

                           OTHER CONTRACT PROVISIONS

EXERCISE OF CONTRACT RIGHTS

      The Contract belongs to the Owner. All Contract rights and privileges can be exercised by the Owner without the consent of the Participant, the Beneficiary or any other person, except as the Owner may provide under the plan or other applicable documents. Such rights and privileges may be exercised, with respect to a particular Participant, only during the lifetime of the Participant before the Annuity Commencement Date, except as the Contract otherwise provides.

      The Annuitant becomes the Payee on and after the Annuity Commencement Date. The Beneficiary becomes the Payee on the death of the Participant prior to the Annuity Commencement Date, or on the death of the Annuitant after the Annuity Commencement Date. Such Payee may thereafter exercise such rights and privileges, if any, of ownership which continue.

CHANGE OF OWNERSHIP

      Ownership of a Qualified Contract may not be transferred except to:
(1) the Participant or Beneficiary; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Internal Revenue Code; (3) the employer of the Annuitant, provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Internal Revenue Code for the benefit of the Annuitant; (4) the trustee of an individual retirement account plan qualified under Section 408 of the Internal Revenue Code for the benefit of the participants under a group contract; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued. Subject to the foregoing, a Qualified Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

      The Owner of a Non-Qualified Contract may change the ownership of the Contract during the lifetime of any Participant and prior to the last remaining Participant's Annuity Commencement Date. A change of ownership will not be binding on us until we receive written notification. When we receive such notification, the change will be effective as of the date on which the request for change was signed by the Owner or Participant, as appropriate, but the change will be without prejudice to us on account of any payment we make or any action we take before receiving the change.

VOTING OF MUTUAL FUND AND SERIES FUND SHARES

      We will vote Mutual Fund and Series Fund shares held by the Sub-Accounts at meetings of shareholders of the Mutual Funds and Series Fund or in connection with similar solicitations, but will follow voting instructions received from persons having the right to give voting instructions. During the Accumulation Phase, the Owner will have the right to give voting instructions. During the Income Phase, the Payee -- that is the Annuitant or Beneficiary entitled to receive benefits -- is the person having such voting rights. We will vote any shares attributable to us and Mutual Fund and Series Fund shares for which no timely voting instructions are received in the same proportion as the shares for which we receive instructions from Owners and Payees, as applicable.

      Owners of Qualified Contracts may be subject to other voting provisions of the particular plan and of the Investment Company Act of 1940. Employees who contribute to plans that are funded by the Contracts may be entitled to instruct the Owners as to how to instruct us to vote the Mutual Fund and Series Fund shares attributable to their contributions. Such plans may also provide the additional extent, if any, to which the Owners shall follow voting instructions of persons with rights under the plans. If no voting instructions are received from any such person with respect to a particular Participant Account, the Owner may instruct the Company as to how to vote the number of Series Fund shares for which instructions may be given.

      Neither the Variable Account nor the Company is under any duty to provide information concerning the voting instruction rights of persons who may have such rights under plans, other than rights afforded by the Investment Company Act of 1940, or any duty to inquire as to the instructions received or the authority of Owners, Participants or others, as applicable, to instruct the voting of Mutual Fund or Series Fund shares. Except as the Variable Account or the Company has actual knowledge to the contrary, the instructions given by Owners and Payees will be valid as they affect the Variable Account, the Company and any others having voting instruction rights with respect to the Variable Account.

      All Mutual Fund and Series Fund proxy material, together with an appropriate form to be used to give voting instructions, will be provided to each person having the right to give voting instructions at least 10 days prior to each meeting of the shareholders of the particular Mutual Fund or Series Fund. We will determine the number of Mutual Fund or Series Fund shares as to which each such person is entitled to give instructions as of a record not more than 90 days prior to each such meeting. Prior to the Annuity Commencement Date, the number of Mutual Fund or Series Fund shares as to which voting instructions may be given to the Company is determined by dividing the value of all of the Variable Accumulation Units of the particular Sub-Account credited to the Participant Account by the net asset value of one of the shares of the applicable Mutual Fund or Series Fund as of the same date. On or after the Annuity Commencement Date, the number of Mutual Fund or Series Fund shares as to which such instructions may be given by a Payee is determined by dividing the reserve held by the Company in the Sub-Account with respect to the particular Payee by the net asset value of one of the shares of the applicable Mutual Fund or Series Fund as of the same date. After the Annuity Commencement Date, the number of Mutual Fund or Series Fund shares as to which a Payee is entitled to give voting instructions will generally decrease due to the decrease in the reserve.

PERIODIC REPORTS

      During the Accumulation Period we will send you and the Owner, at least once during each Account Year, a statement showing the number, type and value of Accumulation Units credited to your Account and the Fixed Accumulation Value of your Account, which statement will be accurate as of a date not more than 2 months previous to the date of mailing. These periodic statements contain important information concerning your transactions with respect to a Contract. It is your obligation to review each such statement carefully and to report to us, at the address or telephone number provided on the statement, any errors or discrepancies in the information presented therein within 60 days of the date of such statement. Unless we receive notice of any such error or discrepancy from you within such period, we may not be responsible for correcting the error or discrepancy.

      In addition, every person having voting rights will receive such reports or prospectuses concerning the Variable Account, the Mutual Funds and the Series Fund as may be required by the Investment Company Act of 1940 and the Securities Act of 1933. We will also send such statements reflecting transactions in your Account as may be required by applicable laws, rules and regulations.

SUBSTITUTION OF SECURITIES

      Shares of any or all Series of the Series Fund or any particular Mutual Fund may not always be available for investment under the Contract. We may add or delete Mutual Funds or Series of the Series Fund or other investment companies as variable investment options under the Contracts. We may also substitute for the shares held in any Sub-Account shares of another Mutual Fund or Series of the Series Fund or shares of another registered open-end investment company or unit investment trust, provided that the substitution has been approved, if required, by the SEC. In the event of any substitution pursuant to this provision, we may make appropriate endorsement to the Contract to reflect the substitution.

CHANGE IN OPERATION OF VARIABLE ACCOUNT

      At our election and subject to any necessary vote by persons having the right to give instructions with respect to the voting of Mutual Fund and Series Fund shares held by the Sub-Accounts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required. Deregistration of the Variable Account requires an order by the SEC. In the event of any change in the operation of the Variable Account pursuant to this provision, we may make appropriate endorsement to the Contract to reflect the change and take such other action as may be necessary and appropriate to effect the change.

SPLITTING UNITS

      We reserve the right to split or combine the value of Variable Accumulation Units, Annuity Units or any of them. In effecting any such change of unit values, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of the Contract.

MODIFICATION

      Upon notice to the Owner (or the Payee(s) during the Income Phase), we may modify the Contract if such modification: (i) is necessary to make the Contract or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject;
(ii) is necessary to assure continued qualification of the Contract under the Internal Revenue Code or other federal or state laws relating to retirement annuities or annuity contracts; (iii) is necessary to reflect a change in the operation of the Variable Account or the Sub-Account(s) (See "Change in Operation of Variable Account"); or (iv) provides additional Variable Account and/or fixed accumulation options. In the event of any such modification, we may make appropriate endorsement in the Contract to reflect such modification.

      In addition, upon notice to the Owner, we may modify a Contract to change the withdrawal charges, Account Fees, mortality and expense risk charges, the tables used in determining the amount of the first monthly Variable Annuity and Fixed Annuity payments and the formula used to calculate the Market Value Adjustment, provided that such modification applies only to Participant Accounts established after the effective date of such modification. In order to exercise our modification rights in these particular instances, we must notify the Owner of such modification in writing. The notice shall specify the effective date of such modification which must be at least 60 days following the date we mail notice of modification. All of the charges and the annuity tables which are provided in the Contract prior to any such modification will remain in effect permanently, unless improved by the Company, with respect to Participant Accounts established prior to the effective date of such modification.

DISCONTINUANCE OF NEW PARTICIPANTS

      We may limit or discontinue the acceptance of new Participant Enrollment Forms and the issuance of new Certificates under a Contract by giving 30 days prior written notice to the Owner. This will not affect rights or benefits with respect to any Participant Accounts established under such Contract prior to the effective date of such limitation or discontinuance.

CUSTODIAN

      We are the custodian of the assets of the Variable Account. We will purchase Mutual Fund and Series Fund shares at net asset value in connection with amounts allocated to the particular Sub-Account in accordance with the instructions of the Owner and redeem Mutual Fund and Series Fund shares at net asset value for the purpose of meeting the contractual obligations of the Variable Account, paying charges relating to the Variable Account or making adjustments for annuity reserves in the Variable Account.

RIGHT TO RETURN (IRAS ONLY)

      If the Owner is establishing an Individual Retirement Account ("IRA"), the Internal Revenue Code requires that we give the Owner a disclosure statement containing certain information about the Contract and applicable legal requirements. We must give the Owner this statement on or before the date the IRA is established. If we give the Owner the disclosure statement before the seventh day preceding the date the IRA is established, the Owner will not have any right of revocation under the Code. If we give the Owner the disclosure statement at a later date, then the Owner may give us a notice of revocation at any time within 7 days after the date the IRA is established. Upon such revocation, we will refund all Purchase Payments made to the Contract.

                               TAX CONSIDERATIONS

      The Contracts described in this Prospectus are designed for use by employer, association and other group retirement plans under the provisions of Sections 401 (including Section 401(k), 403, 408(c), 408(k) and 408(p)) of the Internal Revenue Code (the "Code"), as well as certain non-qualified retirement plans, such as payroll savings plans. The ultimate effect of federal income taxes on the Contract's Accumulation Account and the Participant Account, on an annuity payments and on the economic benefit to the Owner, the Participant, the Annuitant, the Payee or the Beneficiary may depend upon the type of Plan for which the Contract is purchased and a number of different factors. The discussion contained herein is general in nature, is based upon the Company's understanding of current federal income tax laws (including recently enacted amendments), and is not intended as tax advice. Legislation affecting the tax treatment of annuity contracts could be enacted in the future and could apply retroactively to Contracts purchased before the date of enactment. Also, because the Internal Revenue Code, as amended, is not in force in the commonwealth of Puerto Rico, some references herein will not be applicable to Contracts issued in Puerto Rico. An person contemplating the purchase of a Contract should consult a qualified tax adviser. THE COMPANY DOES NOT MAKE ANY GUARANTEE REGARDING THE FEDERAL, STATE OR LOCAL TAX STATUS OF ANY CONTRACT OR ANY TRANSACTION INVOLVING THE CONTRACTS.

TAX TREATMENT OF THE COMPANY AND THE VARIABLE ACCOUNT

      The Company is taxed as a life insurance company under the Code. Although the operations of the Variable Account are accounted for separately from other operations of the Company for purposes of federal income taxation, the Variable Account is not separately taxable as a regulated investment company or otherwise as a taxable entity separate from the Company. Under existing federal income tax laws, the income and capital gains of the Variable Account, to the extent applied to increase reserves under the Contracts, are not taxable to the Company.

TAXATION OF ANNUITIES IN GENERAL

      Generally, no taxes are imposed on the increases in the value of a Contract until a distribution occurs, either as annuity payments under the Annuity Option elected or in the form of cash withdrawals or lump-sum payments prior to the Annuity Commencement Date. Corporate Owners and other Owners that are not natural persons (other than the estate of a decedent Owner) are subject to current taxation on the annual increase in the value of a Non-Qualified Contract's Accumulation Account. This rule does not apply where a non-natural person holds the Contract as agent for a natural person (such as where a bank holds a Contract as trustee under a trust agreement). This provision does not apply to earnings accumulated where the Annuity Commencement Date occurs within one year of the Date of Coverage. This provision applies to earnings on Purchase Payments made after February 28, 1986.

      The following discussion of annuity taxation applies only to contributions (and attributable earnings) made to Non-Qualified Contracts after August 13, 1982. If an Owner has made contributions before August 14, 1982 to another annuity contract and exchanges that contract for the Contract offered by this Prospectus, then different tax treatment will apply to the contributions (and attributable earnings) made before August 14, 1982. For example, non-taxable principal may be withdrawn before taxable earnings and the ten percent (10%) penalty tax for early withdrawal is not applicable.

      The Code is unclear in its application to a group annuity contract where the Owner is distinct from the individuals with respect to whom the Contract benefits are accumulated (the Participants). The following discussion is the Company's best understanding of the operation of the Code in the context of group contracts. However, Owners and Participants should consult a qualified tax adviser.

      For Contracts offered by this Prospectus (other than Contracts issued in exchange for contracts issued prior to August 14, 1982, as described above), in the case of a Non-Qualified Contract a partial cash withdrawal (that is, a withdrawal of less than the entire value of the Participant's Account) must be treated first as a withdrawal from the increase in the Participant's Account's value over the Contract's cost basis. The amount of the withdrawal so allocable will be includible in the Participant's income. Similarly, if a Participant receives a loan under a Contract or if part or all of a Participant's Account is assigned or pledged as collateral for a loan, the amount of the loan or the amount assigned or pledged must be treated as if withdrawn from the Contract. For Non-Qualified Contracts entered into after October 21, 1988 (or any annuity contract entered into on or before such date that is exchanged for a Non-Qualified Contract issued after such date), any withdrawal or loan amount that is includible in the Participant's income will increase the Contract's cost basis. Repayment of a loan or payment of interest on a loan will not affect the Contract's cost basis. For these purposes the Participant's Account value will not be reduced by the amount of any loan, assignment or pledge of the Contract. In addition, all non-qualified deferred annuity certificates or other non-qualified deferred annuity contracts that are issued by the Company to the same Participant during any calendar year will be treated as a single annuity contract. Therefore, the proceeds of a withdrawal from, or assignment or pledge of, one or more such contracts or certificates will be fully includible in the Participant's income to the extent of the aggregate excess of the accumulation account values over the cost bases of all such contracts or certificates entered into during the calendar year.)

      The taxable portion of a cash withdrawal or a lump-sum payment prior to the Annuity Commencement Date is subject to tax at ordinary income rates. In the case of payments after the Annuity Commencement Date under the Annuity Option elected, a portion of each payment generally is taxable at ordinary income rates. The nontaxable portion is determined by applying to each payment an "exclusion ratio" which is the ratio that the Participant's cost basis in the Contract bears to the Payee's expected return under the Contract. The remainder of the payment is taxable.

      The total amount that a Payee may exclude from income through application of the "exclusion ratio" is limited to the cost basis in the Contract. If the Payee survives for his full life expectancy, and thereby recovers the entire basis in the Contract, any subsequent annuity payment after basis recovery will be fully taxable as income. Conversely, if the Payee dies prior to recovering the entire basis, he will be allowed a deduction on his final income tax return for the amount of the unrecovered basis. This limitation applies to distributions made under a Contract with an Annuity Commencement Date after December 31, 1986.

      In the case of Non-Qualified Contracts, taxable cash withdrawals and lump-sum payments will be subject to a ten percent (10%) penalty, except in the circumstances described below. This ten percent (10%) penalty also affects certain annuity payments. In a situation where this penalty applies, the recipient's tax for the tax year in which the amount is received shall be increased by an amount equal to ten percent (10%) of the portion of the amount which is includible in the recipient's gross income. The circumstances in which this penalty will not apply are distributions which are: (a) made upon the death of the Participant; or (b) allocable to Purchase Payments made before August 14, 1982. Further, in the case of Contracts issued prior to January 18, 1985, the ten percent (10%) penalty on taxable cash withdrawals and lump-sum distributions will not apply if the amount withdrawn is allocable to a Purchase Payment made prior to the preceding ten (10) year period. For this purpose, a "first in, first out" rule is used, so that the earliest Purchase Payment with respect to which amounts have not been previously fully allocated will be deemed to be the source of the amount.

      In the case of the Non-Qualified Contracts, if the Participant dies before the Annuity Commencement Date the entire value of the Participant's account must be either (1) distributed within 5 years after the date of death of the Participant, or (2) distributed over some period not greater than the expected life of the designated Beneficiary, with annuity payments beginning within one year after the date of death of the Participant. If a Payee dies on or after the Annuity Commencement Date and before the entire Participant's Account has been distributed, the remaining portion of such accumulation, if any, must be distributed at least as rapidly as the method of distribution then in effect. These distribution requirements will not apply where the Beneficiary is the spouse of the Participant; rather, in such a case, the Contract may be continued in the name of the spouse as Participant or Payee. In the case of the Contracts issued prior to January 18, 1985, these rules regarding distributions upon the death of the Participant or the Annuitant will not apply. In the case of Contracts issued after April 22, 1987, a chance in the Participant would be treated as the death of the Participant. Distributions required due to the death of the Participant will not be subject to the ten percent (10%) penalty on premature distributions. A purchaser of a Qualified Contract should refer to the terms of the applicable retirement plan and contact a tax adviser regarding distribution requirements upon the death of the Participant.

      A transfer of a Non-Qualified Contract by gift (other than to the Participant's spouse) is treated as the receipt by the Participant of income in an amount equal to the excess of the cash surrender value over the Contract's cost basis. This provision applies to Contracts issued after April 22, 1987.

      In the case of Qualified Contracts, distributions made prior to age 59 1/2 generally are subject to a ten percent (10%) penalty tax, although this tax will not apply in certain circumstances. Certain distributions, known as "eligible rollover distributions," if rolled over to certain other qualified retirement plans (either directly or after being distributed to the Participant or Payee), are not taxable until distributed from the plan to which they are rolled over. In general, an eligible rollover distribution is any taxable distribution other than a distribution that is part of a series of payments made for life or for a specified period of ten years or more. Owners, Participants, Annuitants, Payees and Beneficiaries should seek qualified advice about the tax consequences of distributions, withdrawals, rollovers and payments under the retirement plans in connection with which the Contracts are purchased.

      The Company will withhold and remit to the U.S. Government a part of the taxable portion of each distribution made under a Non-Qualified Contract or under a Qualified Contract issued for use with an individual retirement account unless the Participant or Payee provides his or her taxpayer identification number to the Company and notifies the Company (in the manner prescribed) before the time of the distribution that the Participant or Payee chooses not to have any amounts withheld.

      In the case of distributions from a Qualified Contract (other than distributions from a Contract issued for use with an individual retirement account), the Company or the plan administrator must withhold and remit to the U.S. Government 20% of each distribution that is an eligible rollover distribution (as defined above) unless the Participant or Payee elects to make a direct rollover of the distribution to another qualified retirement plan that is eligible to receive the rollover. If a distribution from a Qualified Contract is not an eligible rollover distribution, then the Participant or Payee can choose not to have amounts withheld as described above for Non-Qualified Contracts and Qualified Contracts issued for use with individual retirement accounts.

      Amounts withheld from any distribution may be credited against the Participant's or Payee's federal income tax liability for the year of the distribution.

      The Internal Revenue Service has issued regulations that prescribe investment diversification requirements for mutual fund series underlying nonqualified variable contracts. Contracts that do not comply with these regulations do not qualify as annuities for income tax purposes. The Company believes that each Series of the Series Fund complies with the regulations.

      The preamble to the regulations states that the Internal Revenue Service may promulgate guidelines under which a variable contract will not be treated as an annuity for tax purposes if the owner has excessive control over the investments underlying the contract. It is not known whether such guidelines, if in fact promulgated, would have retroactive effect. If guidelines are promulgated, the Company will take any action (including modification of the Contract or the Variable Account) necessary to comply with the guidelines.

QUALIFIED RETIREMENT PLANS

      The Qualified Contracts described in this Prospectus are designed for use with several types of qualified retirement plans. Following are brief descriptions of various types of qualified retirement plans and the use of the Qualified Contracts in connection therewith. The tax rules applicable to participants in such qualified retirement plans vary according to the type of plan and its terms and conditions. Therefore, no attempt is made herein to provide more than general information about the use of the Qualified Contracts with the various types of qualified retirement plans. Participants under such plans, as well as Owners, Annuitants, Payees and Beneficiaries, are cautioned that the rights of any person to any benefits under these plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Qualified Contracts issued in connection therewith. These terms and conditions may include restrictions on, among other things, ownership, transferability, assignability, contributions and distributions. Any person contemplating the purchase of a Qualified Contract should consult a qualified tax advisor. In addition, Owners, Participants, Payees, Beneficiaries and administrators of qualified retirement plans should consider and consult their tax advisor concerning whether the death benefit payable under the Contract affects the qualified status of their retirement plan. Following are brief descriptions of various types of qualified retirement plans and the use of the Qualified Contracts in connection therewith.

PENSION AND PROFIT-SHARING PLANS

      Sections 401(a), 401(k) and 403(a) of the Code permit business employers and certain associations to establish various types of retirement plans for employees. The Tax Equity and Fiscal Responsibility Act of 1982 eliminated most differences between qualified retirement plans of corporations and those of self-employed individuals. The Contract may be purchased by those who would have been covered under the rules governing old H.R. 10 (Keogh) Plans, as well as by corporate plans. Such retirement plans may permit the purchase of the Qualified Contracts to provide benefits under the plans. Employers intending to use the Qualified Contracts in connection with such plans should seek qualified advice in connection therewith.

TAX-SHELTERED ANNUITIES

      Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to purchase annuity contracts and, subject to certain limitations, exclude the amount of purchase payments from gross income for tax purposes. The Code imposes restrictions on cash withdrawals from Section 403(b) annuities.

      If the Contracts are to receive tax deferred treatment, cash withdrawals of amounts attributable to salary reduction contributions (other than withdrawals of accumulation account value as of December 31, 1988) may be made only when the Participant attains age 59 1/2, separates from service with the employer, dies or becomes disabled (within the meaning of Section 72(m)(7) of the Code). These restrictions apply to (i) any post-1988 salary reduction contributions, (ii) any growth or interest on post-1988 salary reduction contributions, and (iii) any growth or interest on pre-1989 salary reduction contributions that occurs on or after January 1, 1989. It is permissible, however, to withdraw post-1988 salary reduction contributions in cases of financial hardship. While the Internal Revenue Service has not issued specific rules defining financial hardship, we expect that to qualify for a hardship distribution, the Participant must have an immediate and heavy bona fide financial need and lack other resources reasonably available to satisfy the need. Hardship withdrawals (as well as certain other premature withdrawals) will be subject to a 10% tax penalty, in addition to any withdrawal charge applicable under the Contracts. Under certain circumstances the 10% tax penalty will not apply if the withdrawal is for medical expenses.

      Under the terms of a particular Section 403(b) plan, the Participant may be entitled to transfer all or a portion of the Account Value to one or more alternative funding options. Participants should consult the documents governing their plan and the person who administers the plan for information as to such investment alternatives.

INDIVIDUAL RETIREMENT ACCOUNTS

      Sections 219 and 408 of the Code permit eligible individuals to contribute to an individual retirement program, including Simplified Employee Pension Plans, Employer/Association of Employees Established Individual Retirement Account Trusts and Simple Retirement Accounts, known as an individual Retirement Account ("IRA"). These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible, and on the time when distributions may commence. In addition, certain distributions from some other types of retirement plans may be placed on a tax-deferred basis in an IRA. Contracts are offered by this Prospectus for IRA Trusts, but not for IRAs established as "Individual Retirement Annuities" under Section 408(b) of the Code. Sale of the Contracts for use with IRAs may be subject to special requirements imposed by the Internal Revenue Service. Purchasers of the Contracts for such purposes will be provided with such supplementary information as may be required by the Internal Revenue Service or other appropriate agency, and will have the right to revoke the Contract under certain circumstances as described in the section of this Prospectus entitled "Right to Return Contract."

                       TEXAS OPTIONAL RETIREMENT PROGRAM

      Under the terms of the Optional Retirement Program, if a participant makes the required contribution, the State of Texas will contribute a specified amount to the participant's retirement account. If a participant does not commence the second year of participation in the plan as a "faculty member" as defined in Title 110B of the State of Texas Statutes, the Company will return the state's contribution. If a participant does begin a second year of participation, the employer's first year contributions will then be applied as a Purchase Payment under the Qualified Contract, as will the employer's subsequent contributions.

      The Attorney General of the State of Texas has ruled that under Title 110B of the State of Texas Statutes, withdrawal benefits of contracts issued under the Optional Retirement Program are available only in the event of a participant's death, retirement, termination of employment due to total disability, or other termination of employment in a Texas public institution of higher education. A participant will not, therefore, be entitled to exercise the right of withdrawal in order to receive the cash values credited to such participant under the Qualified Contract unless one of the foregoing conditions has been satisfied. The value of such Qualified Contracts may, however, be transferred to other contracts or other carriers during the period of participation in the Program.

                        ADMINISTRATION OF THE CONTRACTS

      We perform certain administrative functions relating to the Contracts, Participant Accounts, and the Variable Account. These functions include, but are not limited to, maintaining the books and records of the Variable Account and the Sub-Accounts; maintaining records of the name, address, taxpayer identification number, Contract number, Participant Account number and type, the status of each Participant Account and other pertinent information necessary to the administration and operation of the Contracts; processing Contract applications, Participant Enrollment Forms, Purchase Payments, transfers and full and partial withdrawals; issuing Contracts and Certificates; administering annuity payments; furnishing accounting and valuation services; reconciling and depositing cash receipts; providing confirmations; providing toll-free customer service lines; and furnishing telephonic transfer services.

                         DISTRIBUTION OF THE CONTRACTS

      We offer the Contracts on a continuous basis. The Contracts are sold by licensed insurance agents in those states where the Contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the National Association of Securities Dealers, Inc. and who have entered into distribution agreements with the Company and the general distributor, Clarendon Insurance Agency, Inc. ("Clarendon"), One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481. Clarendon, a wholly-owned subsidiary of the Company, is registered with the SEC under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. Clarendon also acts as the general distributor of other individual and group combination fixed/variable annuity contracts issued by the Company and its wholly-owned subsidiary, Sun Life Insurance and Annuity Company of New York, and variable life insurance contracts issued by the Company.

      Commissions and other distribution compensation will be paid by the Company to the selling agents and will not be more than 5.5% of Purchase Payments. During 1997, 1998 and 1999, approximately $312,588, $189,326 and
$      , respectively, was paid to and retained by Clarendon in connection with the distribution of the Contracts.

                             AVAILABLE INFORMATION

      The Company and the Variable Account have filed with the SEC registration statements under the Securities Act of 1933 relating to the Contracts. This Prospectus does not contain all of the information contained in the registration statements and their exhibits. For further information regarding the Variable Account, the Company and the Contracts, please refer to the registration statements and their exhibits.

      In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934. We file reports and other information with the SEC to meet these requirements. You can inspect and copy this information and our registration statements at the SEC's public reference facilities at the following locations: WASHINGTON, D.C. 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; CHICAGO, ILLINOIS 500 West Madison Street, Chicago, IL 60661; NEW YORK, NEW YORK 7 World Trade Center, 13th Floor, New York, NY 10048. The Washington, D.C. office will also provide copies by mail for a fee. You may also find these materials on the SEC's website (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the SEC is incorporated by reference in this Prospectus. Any statement contained in a document we incorporate by reference is deemed modified or superceded to the extent that a later filed document, including this Prospectus, shall modify or supercede that statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Prospectus.

      The Company will furnish, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of the document referred to above which has been incorporated by reference in this Prospectus, other than exhibits to such document (unless such exhibits are specifically incorporated by reference in this Prospectus). Requests for such document should be directed to the Secretary, Sun Life Assurance Company of Canada (U.S.), One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481, telephone (800) 225-3950.

                    ADDITIONAL INFORMATION ABOUT THE COMPANY

GENERAL

      The Company is engaged in the sale of individual variable life insurance and individual and group fixed and variable annuities. These contracts are sold in both the tax-qualified and non-tax-qualified markets. These products are distributed through individual insurance agents, insurance brokers and broker-dealers.

      The following table sets forth premiums and deposits by major product categories for each of the last 3 years. See the Notes to the Statutory Financial Statements of the Company included in this Prospectus for industry segment information.

                                              1999         1998         1997
                                           ----------   ----------   ----------
                                                      (IN THOUSANDS)
Protection                                 $   16,509   $  155,907   $  204,671
Wealth Management                          $2,651,247   $2,194,895   $2,204,693
                                           ----------   ----------   ----------
                                           $2,667,756   $2,350,802   $2,409,364
                                           ==========   ==========   ==========

SELECTED FINANCIAL DATA

      The following selected financial data for the Company should be read in conjunction with the Statutory Financial Statements and the Notes thereto included in this Prospectus beginning on page 48.

                                                 FOR THE YEARS ENDED DECEMBER 31,
                                -------------------------------------------------------------------
                                   1999          1998          1997          1996          1995
                                -----------   -----------   -----------   -----------   -----------
                                                          (IN THOUSANDS)
Revenues
  Premiums, annuity deposits
    and other revenue           $ 2,869,250   $ 2,581,463   $ 2,623,629   $ 2,215,322   $ 1,883,901
  Net investment income and
    realized gains                  190,844       187,208       298,121       310,172       315,966
                                -----------   -----------   -----------   -----------   -----------
                                  3,060,094     2,768,671     2,921,750     2,525,494     2,199,867
                                -----------   -----------   -----------   -----------   -----------
Benefits and expenses
  Policyholder benefits           2,706,121     2,416,950     2,579,104     2,232,528     1,995,208
  Other expenses                    239,136       214,607       206,065       175,342       150,937
                                -----------   -----------   -----------   -----------   -----------
                                  2,945,257     2,631,557     2,785,169     2,407,870     2,146,145
                                -----------   -----------   -----------   -----------   -----------
Operating gain                      114,837       137,114       136,581       117,624        53,722
Federal income tax expense
  (benefit)                          24,479        11,713         7,339        (5,400)       17,807
                                -----------   -----------   -----------   -----------   -----------
Net income                      $    90,358   $   125,401   $   129,242   $   123,024   $    35,915
                                ===========   ===========   ===========   ===========   ===========
Assets                          $19,948,155   $16,902,621   $15,925,357   $13,621,952   $12,359,683
                                ===========   ===========   ===========   ===========   ===========
Surplus notes                   $   565,000   $   565,000   $   565,000   $   315,000   $   650,000
                                ===========   ===========   ===========   ===========   ===========

See "Reinsurance," below, for the effect of the reinsurance agreements on 1999 net income.

See Note 1 to the Statutory Financial Statements for changes in accounting principles and reporting.

See discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY STATEMENT

      This Prospectus includes forward-looking statements by the Company under the Private Securities Litigation Reform Act of 1995. These statements are not matters of historical fact; they relate to such topics as future product sales, volume growth, market share, market risk and financial goals. It is important to understand that these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those that the statements anticipate. These risks and uncertainties may concern, among other things:

    - Heightened competition, particularly in terms of price, product features, and distribution capability, which could constrain the Company's growth and profitability.

    - Changes in interest rates and market conditions.

    - Regulatory and legislative developments.

    - Developments in consumer preferences and behavior patterns.

RESULTS OF OPERATIONS

     1999 COMPARED TO 1998:

     NET INCOME

      Net income decreased by $35.0 million to $90.4 million in 1999, reflecting a decrease of $54.7 million in income from operations and an increase of $19.7 million in net realized capital gains. (In the following discussion, "income from operations" refers to the statutory statements of operations line item, "net gain from operations after dividends to policyholders and federal income tax and before realized capital gains.")

      Income from operations decreased from $125.0 million in 1998 to $70.3 million in 1999, mainly as a result of the following factors:

    - A $32.3 million increase, to $63.7 million in 1999, in the income from operations from the Company's Wealth Management segment. (See "1999 Compared to 1998 -- Wealth Management Segment," below.)

    - The effect of terminating certain reinsurance agreements with the Company's ultimate parent in 1998. The termination of these agreements was the predominant factor in the $94.2 million decrease in income from operations for the Company's Protection segment. (See "1999 Compared to 1998 -- Protection Segment," below.)

    - An increase of $7.2 million in income from operations from the Corporate segment, mainly reflecting dividends from a subsidiary. (See "1999 Compared to 1998 -- Corporate Segment," below.)

     INCOME FROM OPERATIONS BY SEGMENT

      The Company's income from operations reflects the operations of its 3 business segments: the Wealth Management segment, the Protection segment and the Corporate segment.

      The following table provides a summary of income from operations by segment, which is discussed more fully below.

                       INCOME FROM OPERATIONS BY SEGMENT*
                                 (IN MILLIONS)

                                                                                             % CHANGE
                                                                                       ---------------------
                                                        1999       1998       1997     1999/1998   1998/1997
                                                      --------   --------   --------   ---------   ---------
    Wealth Management                                   $63.7     $31.4      $14.7        102.9%     113.6%
    Protection                                          (5.1)      89.1       18.0      (105.7)%     395.0%
    Corporate                                           11.7        4.5       69.8        160.0%    (93.6)%
                                                        ----      -----      -----      -------     ------
                                                        $70.3     $125.0     $102.5      (43.8)%      22.0%
                                                        ====      =====      =====      =======     ======

    * Before net realized capital gains

     WEALTH MANAGEMENT SEGMENT

      The Wealth Management segment focuses on the savings and retirement needs of individuals preparing for retirement or who have already retired. It primarily markets to upscale consumers in the U.S., selling individual and group fixed and variable annuities. Its major product lines, "Regatta" and "Futurity," are combination fixed/variable annuities. In these combination annuities, contract holders have the choice of allocating payments either to a fixed account, which provides a guaranteed rate of return, or to variable accounts. Withdrawals from the fixed account are subject to market value adjustment. In the variable accounts, the contract holder can choose from a range of investment options and styles. The return depends upon investment performance of the options selected. Investment funds available under Regatta products are managed by Massachusetts Financial Services Company ("MFS"), an affiliate of the Company. Investment funds available under Futurity products are managed by several investment managers, including MFS and Sun Capital Advisers, Inc., a subsidiary of the Company.

      The Company distributes its annuity products through a variety of channels. For the Regatta products, about half are sold through securities brokers; a further one-fourth through financial institutions, and the remainder through insurance agents and financial planners. The Futurity products, introduced in February 1998, are primarily distributed through a dedicated wholesaler network, including Sun Life of Canada (U.S.) Distributors, Inc., a subsidiary of the Company.

      Although new pension products are not currently sold, there has been a substantial block of group retirement business in-force, including guaranteed investment contracts ("GICs"), pension plans and group annuities. A significant portion of these pension contracts are non-surrenderable, with the result that the Company's liquidity exposure is limited. GICs were marketed directly in the U.S. through independent managers. In 1997, the Company decided to no longer market group pension and GIC products.

      Following are the major factors affecting this segment's results in 1999 as compared to 1998.

    - Deposit-type funds, which primarily comprised annuity deposits, increased by $457.7 million, or 21%, to $2,598.3 million in 1999. Fixed annuity account deposits were higher by approximately $625 million in 1999, which management believes is mainly a result of the success of the Company's introduction, during the fourth quarter of 1998, of a higher Dollar Cost Averaging ("DCA") rate and a new 6-month DCA program. Under these programs, which were redesigned in late 1996, deposits are made into the fixed portion of the annuity contract and receive a bonus rate of interest for the policy year. During the year, the fixed deposit is systematically transferred to the variable portion of the contract in equal periodic installments. While fixed annuity account deposits increased, deposits directly into variable accounts declined by approximately 13% in 1999. The Company believes this decline was a consequence of the heightened interest in the DCA programs in 1999.

    - Sales of the Futurity line of products, introduced in February 1998, represented approximately 9% of total annuity deposits in 1999. The Company expects that sales of the Futurity products will continue to increase in the future, based on management's beliefs that market demand is growing for multi-manager variable annuity products, such as Futurity; that the productivity of Futurity's wholesale distribution network, established in 1998, will continue to grow; and that the marketplace will respond favorably to introductions of new Futurity products and product enhancements.

    - Fee income increased as a result of higher variable annuity account balances. Fee income was higher by approximately $32 million in 1999. The factors driving this growth in account balances have been market appreciation and net deposit activity. This growth has generated corresponding increases in fee income, since fees are determined based on the average assets held in these accounts. Other income increased by approximately $5 million in 1999, mainly reflecting a reinsurance agreement entered into in July 1999 with an unrelated company, which provides reinsurance on certain fixed group annuity contracts. The net effect of this agreement was to increase income from operations by approximately $3.4 million.

    - The net year-over-year change in aggregate reserves on policies and contracts for the Wealth Management segment had the effect of increasing income from operations for this segment. This change reflected lower reserves related to minimum guaranteed death benefit product features as well as a variety of other factors.

    - There has been a shift in demand to variable account products from general account products. As a consequence, there has been a decline in average general account invested assets and, in turn, net investment income has declined. Net investment income reflects only income earned on invested assets of the general account. In 1999, net investment income for the Wealth Management segment decreased by $44.0 million, to $114.0 million. This decline in average general account assets primarily reflects the Company's decision in 1997 to no longer market group pension and GIC products and as a consequence, a declining block of in-force business as GICs mature and are surrendered.

    - Policyholder benefits (the major elements of which are surrenders and withdrawals, changes in the liability for premium and other deposit funds, and related separate account transfers) were higher by approximately $430 million in 1999, mainly as a result of higher variable annuity surrenders. The increase in variable annuity surrenders primarily related to a block of separate account contracts that had been issued seven or more years previously and for which the surrender charge periods had expired. The Company expects that as the separate account block of business continues to grow and as an increasing number of accounts are no longer subject to surrender charges, surrenders will tend to increase. The Company is implementing a conservation program with the aim of improving asset retention.

    - Operational expenses, which include general insurance expenses and insurance taxes, licenses and fees, excluding federal income taxes, increased by $5.4 million, or 9%, in 1999. This increase reflected costs associated with operations and technology improvements to support the growth of the Company's in-force business. Commissions of $153.6 million were higher by $17.7 million in 1999, mainly as a result of higher sales.

     PROTECTION SEGMENT

      The Protection Segment comprises two main elements, internal reinsurance and variable life products.

     Internal Reinsurance

      In recent years, the Company has had various reinsurance agreements with Sun Life (Canada). In some of these arrangements, Sun Life (Canada) has reinsured the mortality risks of individual life policies sold in prior years by the Company. These agreements, in the aggregate, had an immaterial effect on net income in the years 1998 and 1999. Under another reinsurance agreement, which became effective January 1, 1991 and terminated October 1, 1998, the Company reinsured certain individual life insurance contracts issued by Sun Life (Canada). This agreement had the effect of increasing income from operations by $24.6 million in 1998. In addition, the effect of terminating this agreement was to further increase 1998 net income by $65.7 million as the termination payment was less than the reserves held under the agreement. Because this agreement terminated in 1998, it had no effect on income from operations in 1999.

     Variable Life Products

      The Company's primary individual variable life insurance product is its variable universal life product marketed to the company-owned life insurance ("COLI") market. This product was introduced in late 1997. The Company's management expects that the Company's variable life business will grow and become more significant in the future. In September 1999, the Company introduced a new variable universal life product as part of the Futurity product portfolio. Costs related to developing this product were primarily responsible for the decrease of approximately $4 million in income from operations for this portion of the Protection segment.

     CORPORATE SEGMENT

      The Corporate segment includes the capital of the Company, its investments in subsidiaries and items not otherwise attributable to either the Wealth Management segment or the Protection segment.

      In 1999, income from operations for this segment increased by $7.2 million to $11.7 million. This increase reflected higher net investment income, mainly from dividends of $19.3 million received during the 4th quarter from a subsidiary, New London Trust, F.S.B. Partially offsetting this change in net investment income were higher operational expenses and higher federal income taxes attributable to this segment.

     1998 COMPARED TO 1997:

     NET INCOME

      Net income decreased by $3.8 million to $125.4 million in 1998, reflecting an increase of $22.5 million in income from operations and a decrease of $26.3 million in net realized capital gains.

      Income from operations increased from $102.5 million in 1997 to $125.0 million in 1998, mainly as a result of the following factors:

    - A $16.7 million increase, to $31.4 million in 1998, in the income from operations from the Company's Wealth Management segment. (See "1998 Compared to 1997 -- Wealth Management Segment," below.)

    - The effect of terminating certain reinsurance agreements with Sun Life (Canada). The termination of these agreements was the predominant factor in the $71.1 million increase in income from operations for the Company's Protection segment.

    - The effects of the Company's December 1997 reorganization (described in "Corporate Segment," below), as a result of which MFS is no longer a subsidiary of the Company. As a result of this reorganization, dividends from subsidiaries were lower in 1998 than in 1997 and certain subsidiary tax benefits were no longer available to the Company. Also affecting income from operations for the Corporate segment in 1998 was that income earned on the proceeds of a December 1997 issuance of a $250 million surplus note was lower than the related interest expense.

    - Net realized capital gains decreased from $26.7 million in 1997 to $0.4 million in 1998. This decrease was also due to the Company's December 1997 reorganization which resulted in a realized capital gain of $21.2 million in 1997.

     INCOME FROM OPERATIONS BY SEGMENT

     WEALTH MANAGEMENT SEGMENT

      Following are the major factors affecting the Wealth Management segment's results in 1998 as compared to 1997:

    - Annuity deposits declined by about $27 million, or 1%, to $2.2 billion in 1998. Fixed annuity account deposits were lower by approximately 7% in 1998, while deposits into variable annuity accounts increased in total and as a proportion of total annuity deposits. These trends reflected market conditions and competitive factors.

    - Deposits into the DCA programs, a feature of the Company's combination fixed/variable annuity products, were a significant element of account deposits. Under these programs, which were redesigned in late 1996, deposits are made into the fixed portion of the annuity contract and receive a bonus rate of interest for the policy year. During the year, the fixed deposit is systematically transferred to the variable portion of the contract in equal periodic installments. DCA deposits overall were flat in 1998 compared to 1997. This pattern resulted, in part, from heightened competition, as other companies introduced similar DCA programs within in 1998. During the fourth quarter of 1998, the Company introduced a higher DCA rate and a new six-month DCA program. DCA deposits for that quarter were higher, compared to the preceding 1998 quarters.

    - An increase in variable account deposits in 1998 reflected both the continuing strong growth in equity markets generally and the continuing strong performance of the investment funds underlying the Company's variable annuity products. The continuing strong equity markets, low interest rate environment, and demographic trends, among other factors, increased the demand and market for wealth accumulation products in the U.S., particularly for variable annuities. These factors contributed to the growth in the Company's variable account deposits in 1998, despite heightened competition.

    - The Company introduced its Futurity line of products in February 1998. Related deposits represented about 6% of the total for the Wealth Management segment in 1998.

    - Fee income increased as a result of higher variable annuity account balances. The main factors driving this growth in account balances were market appreciation and net deposit activity. This growth generated corresponding increases in fee income, since fees are determined based on the average assets held in these accounts. Fee income increased by approximately $43 million, or 39%, in 1998.

    - Because there was a shift to variable accounts from the general account, net investment income declined. Net investment income reflects only income earned on invested assets of the general account. In 1998, net investment income for the Wealth Management segment decreased by about $40 million, or 20%, compared to 1997, mainly as a result of the decline in average invested assets in the Company's general account. This decline in average general account assets mainly reflected the shift in deposits in recent years from the fixed account to variable accounts. It also reflected the Company's decision in 1997 to no longer market group pension and GICs.

    - Policyholder benefits were lower, mainly reflecting lower surrender activity compared to 1997. During 1997 and into the first half of 1998, surrender and withdrawal activity had been high. This activity primarily related to a block of separate account contracts that had been issued 7 or more years previously and for which the surrender charge periods had expired. While variable account surrenders continued to rise, general account surrenders declined in 1998. As a result of this pattern of activity, policyholder benefits (of which surrenders and withdrawals, the related changes in the liability for premium and other deposit funds, and related separate account transfers are the major elements) increased in 1997 and were lower in 1998.

    - As a result of investments in technology and infrastructure to enhance annuity operations, operational expenses increased by approximately $12 million, or 25%, in 1998 compared to 1997. These increases reflected 3 main factors:

       - Higher volumes of annuity business, requiring greater administrative support.

       - Improvements to the computer systems and technology that support the annuity business. These improvements involved information systems supporting the growth of the Company's in-force business, particularly its combination fixed/variable annuities.

       - Costs associated with the product design and implementation of the new Futurity multi-manager annuity product and the development of a new product within the Regatta product line.

     PROTECTION SEGMENT

      The reinsurance arrangements in which Sun Life (Canada) has reinsured the mortality risks of individual life policies sold in prior years by the Company had an immaterial effect, in the aggregate, on net income in 1997 and 1998. Under another agreement, which became effective January 1, 1991 and terminated October 1, 1998, the Company reinsured certain individual life insurance contracts issued by Sun Life (Canada). This agreement had the effect of increasing income from operations by $37.1 million in 1997. Income from operations decreased to $24.6 million in 1998, because the agreement was in place only through the first 9 months of 1998. In addition, the effect of terminating this agreement was to further increase 1998 net income by $65.7 million. This termination-related increase in 1998 represented a reasonable approximation of the value of the stream of future earnings that the agreement would have generated had it remained in effect.

      The Company's primary individual variable life insurance product is its variable universal life product marketed to the company-owned life insurance ("COLI") market. This product was introduced in late 1997.

     CORPORATE SEGMENT

      In 1998, income from operations decreased by $65.3 million to $4.5 million for the Corporate segment. This decrease reflected 2 main factors:

    - Dividends from subsidiaries were lower than in 1997 by $37.5 million. This decrease mainly resulted from a December 1997 reorganization, in which the Company transferred its ownership of MFS to its parent company, Sun Life of Canada (U.S.) Holdings, Inc. ("Sun Life (U.S.) Holdings.") As a result of this reorganization, the Company received no dividends from MFS in 1998. By comparison, it received $33.1 million of MFS dividends in 1997.

    - Net investment income, other than dividends from subsidiaries, decreased by $5.9 million in 1998 over 1997, reflecting the effect of the Company's December 1997 issuance of a $250 million surplus note to Sun Life (U.S.) Holdings. Interest expense exceeded investment earnings on the related funds.

FINANCIAL CONDITION AND LIQUIDITY

     ASSETS

      The Company's total assets comprise those held in its general account and those held in its separate accounts. General account assets support general account liabilities. Separate accounts and their assets are of 2 main types:

    - Those assets held in a "fixed" separate account, which the Company established for amounts that contract holders allocate to the fixed portion of their combination fixed/variable deferred annuity contracts. Fixed separate account assets are available to fund general account liabilities and general account assets are available to fund the liabilities of this fixed separate account. The

      Company manages the assets of this fixed separate account according to general account investment policy guidelines.

    - Those assets held in a number of registered and non-registered "variable" separate accounts as investment vehicles for the Company's variable life and annuity contracts. Policyholders may choose from among various investment options offered under these contracts according to their individual needs and preferences. Policyholders assume the investment risks associated with these choices. General account and fixed separate account assets are not available to fund the liabilities of these variable accounts.

      The following table summarizes significant changes in asset balances during 1999, 1998 and 1997. The changes are discussed below.

                                                       ASSETS                       % CHANGE
                                            1999        1998        1997      1999/1998   1998/1997
                                          ---------   ---------   ---------   ---------   ---------
                                                    (IN MILLIONS)
General account assets..................  $ 2,377.1   $ 2,932.2   $ 4,513.5    (18.9)%     (35.0)%
Fixed separate account assets...........    2,080.7     2,195.6     2,343.9     (5.2)%      (6.3)%
                                          ---------   ---------   ---------    ------      ------
                                          $ 4,457.8   $ 5,127.8   $ 6,857.4    (13.1)%     (25.2)%

Variable separate account assets........   15,490.3    11,774.8     9,068.0      31.6%       29.9%
                                          ---------   ---------   ---------    ------      ------
Total assets............................  $19,948.1   $16,902.6   $15,925.4      18.0%        6.1%
                                          =========   =========   =========    ======      ======

      General account and fixed separate account assets, taken together, decreased by 13.2% in 1999; but variable separate account assets increased by 31.6%. In 1998, the combined general account and fixed separate account decreased by 25.2%, while variable separate account assets increased by 29.9%. This growth in variable accounts relative to the general and fixed accounts reflects 2 main factors: (1) appreciation of the funds held in the variable separate accounts has exceeded that of the funds held in the general and fixed separate accounts; and (2) annuity deposits and exchanges into variable accounts have increased, while annuity deposits into fixed accounts have slowed. The Company believes this pattern has reflected a shift in the preferences of policyholders, which is largely attributable to the strong performance of equity markets in general and of the Company's variable account funds in particular.

      The assets of the general account are available to support general account liabilities. For management purposes, it is the Company's practice to segment its general account to facilitate the matching of assets and liabilities. General account assets primarily comprise cash and invested assets, which represented essentially all of general account assets at year-end 1999. Major types of invested asset holdings included bonds, mortgages, real estate and common stock. The Company's bond holdings comprised 51.5% of the Company's portfolio at year-end 1999. Bonds included both public and private issues. It is the Company's policy to acquire only investment-grade securities. As a result, the overall quality of the bond portfolio is high. At year-end 1999, only 0.5% were rated below-investment-grade; i.e., they had National Association of Insurance Commissioners ("NAIC") ratings lower than "1" or "2." The Company's mortgage holdings amounted to $528.9 million at year-end 1999, representing 22.3% of the total portfolio. All mortgage holdings at year-end 1999 were in good standing. The Company believes that the high quality of its mortgage portfolio is largely attributable to its stringent underwriting standards. At year-end 1999, investment real estate amounted to $79.2 million, representing about 3.3% of the total portfolio. The Company invests in real estate to enhance yields and, because of the long-term nature of these investments, the Company uses them for purposes of matching with products having long-term liability durations. Common stock holdings amounted to $75.3 million, representing about 3.2% of the portfolio. These holdings comprised the Company's ownership shares in subsidiaries.

     LIABILITIES

      As with assets, the proportion of variable separate account liabilities to total liabilities has been increasing. Most of the Company's liabilities comprise reserves for life insurance and for annuity contracts and deposit funds. The Company expects the declining trend in general account liabilities to continue, because it believes that net maturities will continue to exceed sales for the fixed contracts associated with these liabilities. This trend stems mainly from the Company's 1997 decision to discontinue selling group pension and GIC contracts and to focus its marketing efforts on its combination fixed/variable annuity products.

CAPITAL MARKETS RISK MANAGEMENT

      See "Quantitative and Qualitative Disclosures About Market Risk," below, for a discussion of the Company's capital markets risk management.

CAPITAL RESOURCES

     CAPITAL ADEQUACY

      The National Association of Insurance Commissioners ("NAIC") adopted regulations at the end of 1993 that established minimum capitalization requirements for insurance companies, based on risk-based capital ("RBC") formulas. These requirements are intended to identify undercapitalized companies, so that specific regulatory actions can be taken on a timely basis. The RBC formula for life insurance companies calculates capital requirements related to asset, insurance, interest rate, and business risks. According to the RBC calculation, the Company's capital was well in excess of its required capital at year-end 1999.

     LIQUIDITY

      The Company's liquidity requirements are generally met by funds from operations. The Company's main uses of funds are to pay out death benefits and other maturing insurance and annuity contract obligations; to make pay-outs on contract terminations; to purchase new investments; to fund new business ventures; and to pay normal operating expenditures and taxes. The Company's main sources of funds are premiums and deposits on insurance and annuity products; proceeds from the sale of investments; income from investments; and repayments of investment principal.

      In managing its general account and fixed separate account assets in relation to its liabilities, the Company has segmented these assets by product or by groups of products. The Company manages each segment's assets based on an investment policy that it has established for that segment. Among other matters, this investment policy considers liquidity requirements and provides cash flow estimates. The Company reviews these policies quarterly.

      The Company's liquidity targets are intended to enable it to meet its day-to-day cash requirements. On a quarterly basis, the Company compares its total "liquifiable" assets to its total demand liabilities. Liquifiable assets comprise cash and assets that could quickly be converted to cash should the need arise. These assets include short-term investments and other current assets and investment-grade bonds. The Company's policy is to maintain a liquidity ratio in excess of 100%, and it did so throughout 1999. Based on its ongoing liquidity analyses, the Company believes that its available liquidity is more than sufficient to meet its liquidity needs.

OTHER MATTERS

     DEMUTUALIZATION

      On January 27, 1998, Sun Life (Canada) announced that its Board of Directors had requested that management develop a plan to demutualize. Demutualization would involve converting from a mutual structure, with ownership by policyholders, to a shareholder-owned company. It would provide that the ownership interest currently held by policyholders be distributed to them in the form of shares, without affecting their interests as policyholders. In
June 1999, the Sun Life (Canada)'s Board of

Directors approved the demutualization timetable recommended by management, and on September 28, 1999, Sun Life (Canada)'s Board of Directors approved the demutualization plan. On December 6, 1999, Sun Life (Canada) received approval for its demutualization plan from the Michigan Commissioner of Insurance. At a Special Meeting on December 15, 1999, eligible policyholders of Sun Life (Canada) voted in favor of the Company's plans to demutualize. Sun Life (Canada) completed its demutualization on March 22, 2000 and its Initial Public Offering ("IPO") on March 29, 2000. The demutualization of Sun Life (Canada) is not expected to have any significant impact on the Company.

     SALE OF SUBSIDIARIES

      On February 5, 1999, the Company sold Massachusetts Casualty Insurance Company ("MCIC"), a disability insurance company, to an unaffiliated party. The net proceeds of this sale were $34.0 million and the Company realized a post tax gain of $4.9 million.

      On October 29, 1999, the Company completed the sale of its wholly-owned subsidiary, New London Trust F.S.B. ("NLT"), for approximately $30.3 million to an unaffiliated party. The Company realized a post-tax gain of $13.2 million from this sale. This transaction is not expected to have a significant effect on the ongoing operations of the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      This discussion covers market risks associated with investment portfolios that support the Company's general account liabilities. This discussion does not cover market risks associated with those investment portfolios that support separate account products. For these products, the policyholder, rather than the Company, assumes these market risks.

     GENERAL

      The assets of the general account are available to support general account liabilities. For purposes of managing these assets in relation to these liabilities, the Company notionally segments these assets by product or by groups of products. The Company manages each segment's assets based on an investment policy that it has established for that segment. The policy covers the segment's liability characteristics and liquidity requirements, provides cash flow estimates, and sets targets for asset mix, duration, and quality. Each quarter, investment and business unit managers review these policies to ensure that the policies remain appropriate, taking into account each segment's liability characteristics.

     TYPES OF MARKET RISKS

      The Company's stringent underwriting standards and practices have resulted in high-quality portfolios and have the effect of limiting credit risk. It is the Company's policy, for example, not to purchase below-investment-grade securities. Also, as a matter of investment policy, the Company assumes no foreign currency or commodity risk; nor does it assume equity price risk except to the extent that it holds real estate in its portfolios. (At year-end 1999, investment real estate holdings represented less than 4% of its total general account portfolio.) The management of interest rate risk exposure is discussed below.

     INTEREST RATE RISK MANAGEMENT

      The Company's fixed interest rate liabilities are primarily supported by well-diversified portfolios of fixed interest investments. They are also supported by holdings of real estate and floating rate notes. All of these fixed interest investments are held for other than trading purposes and can include publicly issued and privately placed bonds and commercial mortgage loans. Public bonds can include Treasury bonds, corporate bonds, and money market instruments. The Company's fixed income portfolios also hold securitized assets, including mortgage-backed securities ("MBS") and asset-backed securities. These securities are subject to the same standards applied to other portfolio investments, including relative value criteria and diversification guidelines. In portfolios backing interest-sensitive liabilities, the Company's policy is to limit MBS holdings to less than 10% of total portfolio assets. In all portfolios, the Company restricts MBS investments to pass-through securities issued by U.S. government agencies and to collateralized mortgage obligations, which are expected to exhibit relatively low volatility. The Company does not engage in lever-aged transactions and it does not invest in the more speculative forms of these instruments such as the interest-only, principal-only, inverse floater, or residual tranches.

      Changes in the level of domestic interest rates affect the market value of fixed interest assets and liabilities. Segments whose liabilities mainly arise from the sale of products containing interest rate guarantees for certain terms are sensitive to changes in interest rates. In these segments, the Company uses "immunization" strategies, which are specifically designed to minimize the loss from wide fluctuations in interest rates. The Company supports these strategies using analytical and modeling software acquired from outside vendors.

      Significant features of the Company's immunization models include:

    - an economic or market value basis for both assets and liabilities;

    - an option pricing methodology;

    - the use of effective duration and convexity to measure interest rate sensitivity;

    - the use of key rate durations to estimate interest rate exposure at different parts of the yield curve and to estimate the exposure to non-parallel shifts in the yield curve.

      The Company's Interest Rate Risk Committee meets monthly. After reviewing duration analyses, market conditions and forecasts, the Committee develops specific asset management strategies for the interest-sensitive portfolios. These strategies may involve managing to achieve small intentional mismatches, either in terms of total effective duration or for certain key rate durations, between the liabilities and related assets of particular segments. The Company manages these mismatches to a tolerance range of plus or minus 0.5.

      Asset strategies may include the use of Treasury futures or interest rate swaps to adjust the duration profiles for particular portfolios. All derivative transactions are conducted under written operating guidelines and are marked to market. Total positions and exposures are reported to the Board of Directors on a monthly basis. The counterparties to hedging transactions are major highly rated financial institutions, with respect to which the risk of the Company's incurring losses related to credit exposures is considered remote.

      Liabilities categorized as financial instruments and held in the Company's general account at December 31, 1999 had a fair value of $1,024.6 million. Fixed income investments supporting those liabilities had a fair value of $2,072.1 million at that date. The Company performed a sensitivity analysis on these interest-sensitive liabilities and assets at December 31, 1999. The analysis showed that if there were an immediate increase of 100 basis points in interest rates, the fair value of the liabilities would show a net decrease of $30.6 million and the corresponding assets would show a net decrease of $80.5 million.

      By comparison, liabilities categorized as financial instruments and held in the Company's general account at December 31, 1998 had a fair value of $1,538.3 million. Fixed income investments supporting those liabilities had a fair value of $2,710.1 million at that date. The Company performed a sensitivity analysis on these interest-sensitive liabilities and assets at December 31, 1998. The analysis showed that if there were an immediate increase of 100 basis points in interest rates, the fair value of the liabilities would show a net decrease of $46.3 million and the corresponding assets would show a net decrease of $113.2 million.

      The Company produced these estimates using computer models. Since these models reflect assumptions about the future, they contain an element of uncertainty. For example, the models contain assumptions about future policyholder behavior and asset cash flows. Actual policyholder behavior and asset cash flows could differ from what the models show. As a result, the models' estimates of duration and market values may not reflect what actually will occur. The models are further limited by the fact that they do not provide for the possibility that management action could be taken to mitigate adverse results. The Company believes that this limitation is one of conservatism; that is, it will tend to cause the models to produce estimates that are generally worse than one might actually expect, all other things being equal.

      Based on its processes for analyzing and managing interest rate risk, the Company believes its exposure to interest rate changes will not materially affect its near-term financial position, results of operations, or cash flows.

REINSURANCE

      The Company has agreements with Sun Life (Canada) which provide that Sun Life (Canada) will reinsure the mortality risks of the individual life insurance contracts sold by the Company. Under these agreements, basic death benefits and supplementary benefits are reinsured on a yearly renewable term basis and coinsurance basis, respectively. Reinsurance transactions under these agreements in 1999 had the effect of decreasing net income from operations by approximately $1,527,000.

      Effective January 1, 1991, the Company entered into an agreement with Sun Life (Canada) under which certain individual life insurance contracts issued by Sun Life (Canada) were reinsured by the Company on a 90% coinsurance basis. Also effective January 1, 1991 the Company entered into an agreement with Sun Life (Canada) which provides that Sun Life (Canada) will reinsure the mortality risks in excess of $500,000 per policy for the individual life insurance contracts assumed by the Company in the reinsurance agreement described above. Such death benefits are reinsured on a yearly renewable term basis. The life reinsurance assumed agreement requires the reinsurer to withhold funds in amounts equal to the reserves assumed. These agreements had the effect of increasing income from operations by approximately $24,579,000 for the year ended December 31, 1998. The Company terminated these agreements effective October 1, 1998, resulting in an increase in income from operations in 1998 of $65,679,000 which included a cash settlement.

      The Company has also executed reinsurance agreements with unrelated companies which provide reinsurance of certain individual life insurance contracts on a modified coinsurance basis under which all deficiency reserves are ceded. Reinsurance transactions under this agreement had the effect of increasing income from operations by $193,000 in 1999.

      During 1999, the Company entered into an agreement with an unrelated company which provides reinsurance on certain fixed group annuity contracts. The net effect of this agreement was to increase income from operations by approximately $3,400,000. Also during 1999, the Company entered into three agreements with two unrelated companies for the purpose of obtaining stop-loss coverage of guaranteed minimum death benefit exposure with respect to the Company's variable annuity business. The net effect of these agreements was to increase income from operations by approximately $157,000.

RESERVES

      In accordance with the life insurance laws and regulations under which the Company operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding contracts. Reserves are based on mortality tables in general use in the United States and are computed to equal amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at certain assumed rates, will be sufficient to meet the Company's policy obligations at their maturities or in the event of an insured's death. In the accompanying Financial Statements, these reserves are determined in accordance with statutory regulations.

INVESTMENTS

      Of the Company's total assets of $19.9 billion at December 31, 1999, 88.1% ($17.6 billion) consisted of unitized and non-unitized separate account assets, 6.1% ($1.2 billion) was invested in bonds and similar securities, 2.7%
($528.9 million) was invested in mortgages, 0.4% ($75.3 million) was invested in subsidiaries, 0.4% ($94.8 million) was invested in real estate, and the remaining 2.3% ($456.1 million) was invested in cash and other assets.

COMPETITION

      The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products. According to a 1999 statistical study published by A.M. Best, the Company ranked 36th among North American life insurance companies based upon total assets as of December 31, 1998.

EMPLOYEES

      The Company and Sun Life (Canada) have entered into a service agreement which provides that the latter will furnish the Company, as required, with personnel as well as certain services and facilities on a cost reimbursement basis. As of March 31, 2000, the Company had 385 direct employees who are employed at its Principal Executive Office in Wellesley Hills, Massachusetts and at its Retirement Products and Services Division in Boston, Massachusetts.

PROPERTIES

      The Company occupies office space owned by it and leased to Sun Life (Canada), and certain unrelated parties for lease terms not exceeding 5 years. The Company also occupies office space which it leases from unaffiliated parties for various lease terms.

STATE REGULATION

      The Company is subject to the laws of the State of Delaware governing life insurance companies and to regulation by the Commissioner of Insurance of Delaware. An annual statement is filed with the Commissioner of Insurance on or before March lst in each year relating to the operations of the Company for the preceding year and its financial condition on December 31st of such year. Its books and records are subject to review or examination by the Commissioner or his agents at any time and a full examination of its operations is conducted at periodic intervals.

      The Company is also subject to the insurance laws and regulations of the other states and jurisdictions in which it is licensed to operate. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the fire jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals.

      In addition, many states regulate affiliated groups of insurers, such as the Company, Sun Life (Canada) and its affiliates, under insurance holding company legislation. Under such laws, inter-company transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies involved. Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for policyholder losses incurred by insolvent companies. The amount of any future assessments of the Company under these laws cannot be reasonably estimated. However, most of these laws do provide that an assessment may be excused or deferred if it would threaten an insurer's own financial strength and many permit the deduction of all or a portion of any such assessment from any future premium or similar taxes payable.

      Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.

                               LEGAL PROCEEDINGS

      There are no pending legal proceedings affecting the Variable Account. We and our subsidiaries are engaged in various kinds of routine litigation which, in management's judgment, is not of material importance to our respective total assets or material with respect to the Variable Account.

                                  ACCOUNTANTS

      The financial statements of the Variable Account for the year ended December 31, 1999 included in the Statement of Additional Information and the statutory financial statements of the Company for the years ended December 31, 1999, 1998 and 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              FINANCIAL STATEMENTS

      The financial statements of the Company which are included in this Prospectus should be considered only as bearing on the ability of the Company to meet its obligations with respect to amounts allocated to the Fixed Account and with respect to the death benefit and the Company's assumption of the mortality and expense risks. They should not be considered as bearing on the investment performance of the Fund shares held in the Sub-Accounts of the Variable Account.

      The financial statements of the Variable Account for the year ended December 31, 1999 are included in the Statement of Additional Information.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

STATUTORY STATEMENTS OF ADMITTED ASSETS, LIABILITIES AND
CAPITAL STOCK AND SURPLUS
DECEMBER 31, 1999 AND 1998 (IN THOUSANDS)

                                                                 1999                1998
                                                                 ----                ----
ADMITTED ASSETS
    Bonds                                                     $ 1,221,970         $ 1,763,468
    Common stocks                                                  75,283             128,445
    Mortgage loans on real estate                                 528,911             535,003
    Properties acquired in satisfaction of debt                    15,641              17,207
    Investment real estate                                         79,182              78,021
    Policy loans                                                   40,095              41,944
    Cash and short-term investments                               316,971             265,226
    Other invested assets                                          67,938              64,177
    Investment income due and accrued                              25,303              35,706
    Federal income tax recoverable and interest thereon                --               1,110
    Other assets                                                    5,807               1,928
                                                              -----------         -----------
    General account assets                                      2,377,101           2,932,235
    Separate account assets
      Unitized                                                 15,490,328          11,774,745
      Non-unitized                                              2,080,726           2,195,641
                                                              -----------         -----------
    Total admitted assets                                     $19,948,155         $16,902,621
                                                              ===========         ===========
LIABILITIES
    Aggregate reserve for life policies and contracts         $ 1,153,642         $ 1,216,107
    Supplementary contracts                                         3,182               1,885
    Policy and contract claims                                        962                 369
    Liability for premium and other deposit funds                 564,820           1,000,875
    Surrender values on cancelled policies                             16                   5
    Interest maintenance reserve                                   41,771              40,490
    Commissions to agents due or accrued                            3,253               2,615
    General expenses due or accrued                                14,055               5,932
    Transfers from Separate Accounts due or accrued              (467,619)           (361,863)
    Taxes, licenses and fees due or accrued, excluding FIT            379                 401
    Federal income taxes due or accrued                            89,031              25,019
    Unearned investment income                                         22                  23
    Amounts withheld or retained by company as agent or
      trustee                                                        (442)                529
    Remittances and items not allocated                             1,078               5,176
    Asset valuation reserve                                        44,071              44,392
    Payable to parent, subsidiaries, and affiliates                26,284              30,381
    Payable for securities                                             --                 428
    Other liabilities                                              16,674               9,770
                                                              -----------         -----------
    General account liabilities                                 1,491,179           2,022,534
    Separate account liabilities:
      Unitized                                                 15,489,908          11,774,522
      Non-unitized                                              2,080,726           2,195,641
                                                              -----------         -----------
    Total liabilities                                          19,061,813          15,992,697
                                                              -----------         -----------
CAPITAL STOCK AND SURPLUS
    Common capital stock                                            5,900               5,900
                                                              -----------         -----------
    Surplus notes                                                 565,000             565,000
    Gross paid in and contributed surplus                         199,355             199,355
    Unassigned funds                                              116,087             139,669
                                                              -----------         -----------
    Surplus                                                       880,442             904,024
                                                              -----------         -----------
    Total common capital stock and surplus                        886,342             909,924
                                                              -----------         -----------
    Total liabilities, capital stock and surplus              $19,948,155         $16,902,621
                                                              ===========         ===========

                  SEE NOTES TO STATUTORY FINANCIAL STATEMENTS.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

STATUTORY STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (IN THOUSANDS)

                                              1999        1998        1997
                                              ----        ----        ----
 INCOME:
     Premiums and annuity considerations   $   69,492  $  210,198  $  254,066
     Deposit-type funds                     2,598,265   2,140,604   2,155,297
     Considerations for supplementary
       contracts without life
       contingencies and dividend
       accumulations                            3,461       2,086       1,615
     Net investment income                    167,035     184,532     270,249
     Amortization of interest maintenance
       reserve                                  3,702       2,282       1,166
     Income from fees associated with
       investment management and
       administration and contract
       guarantees from Separate Account       173,417     141,211     109,757
     Net gain from operations from
       Separate Account                            61          --           5
     Other income                              24,554      87,364     102,889
                                           ----------  ----------  ----------
     Total Income                           3,039,987   2,768,277   2,895,044
                                           ----------  ----------  ----------
 BENEFITS AND EXPENSES:
     Death benefits                             4,386      15,335      17,284
     Annuity benefits                         155,387     153,636     148,135
     Disability benefits and benefits
       under accident and health policies          --         104         132
     Surrender benefits and other fund
       withdrawals                          2,313,179   1,933,833   1,854,004
     Interest on policy or contract funds         237        (140)        699
     Payments on supplementary contracts
       without life contingencies and
       dividend accumulations                   2,345       2,528       1,687

     Increase (decrease) in aggregate
       reserves for life and accident and
       health policies and contracts          (62,465)   (972,135)    127,278
     Decrease in liability for premium
       and other deposit funds               (436,055)   (449,831)   (447,603)
     Increase (decrease) in reserve for
       supplementary contracts without
       life contingencies and for
       dividend and coupon accumulations        1,296        (362)         42
                                           ----------  ----------  ----------
     Total Benefits                         1,978,310     682,968   1,701,658
                                           ----------  ----------  ----------
     Commissions on premiums and annuity
       considerations (direct business
       only)                                  155,381     137,718     132,700
     Commissions and expense allowances
       on reinsurance assumed                      --      13,032      17,951
     General insurance expenses                75,046      58,132      46,624
     Insurance taxes, licenses and fees,
       excluding federal income taxes           8,710       7,388       8,267
     Increase (decrease) in loading on
       and cost of collection in excess
       of loading on deferred and
       uncollected premiums                        --      (1,663)        523
     Net transfers to Separate Accounts       727,811     722,851     844,130
     Reserve and fund adjustments on
       reinsurance terminated                      --   1,017,112          --
                                           ----------  ----------  ----------
     Total Benefits and Expenses           $2,945,258  $2,637,538  $2,751,853
                                           ----------  ----------  ----------

                  SEE NOTES TO STATUTORY FINANCIAL STATEMENTS.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.) STATUTORY STATEMENTS OF OPERATIONS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (IN THOUSANDS)

                                                            1999             1998             1997
                                                            ----             ----             ----
  Net gain from operations before dividends to
    policyholders and federal income tax expense          $94,729          $130,739         $143,191
  Dividends to policyholders                                   --            (5,981)          33,316
                                                          -------          --------         --------
  Net gain from operations after dividends to
    policyholders and before federal income tax
    expense                                                94,729           136,720          109,875
  Federal income tax expense, (excluding tax on
    capital gains)                                         24,479            11,713            7,339
                                                          -------          --------         --------
  Net gain from operations after dividends to
    policyholders and federal income taxes and
    before realized capital gains                          70,250           125,007          102,536
  Net realized capital gains less capital gains
    tax and transferred to the Interest
    Maintenance Reserve                                    20,108               394           26,706
                                                          -------          --------         --------
NET INCOME                                                $90,358          $125,401         $129,242
                                                          =======          ========         ========

                  SEE NOTES TO STATUTORY FINANCIAL STATEMENTS.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.) STATUTORY STATEMENTS OF CHANGES IN CAPITAL STOCK AND SURPLUS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (IN THOUSANDS)

                                               1999        1998        1997
                                               ----        ----     ----------
 Capital and Surplus, Beginning of Year      $909,924    $832,695    $567,143
                                             --------    --------    --------
   Net Income                                  90,358     125,401     129,242
   Change in net unrealized capital gains
     (losses)                                 (36,111)       (384)      1,152
   Change in non-admitted assets and
     related items                              1,715      (1,086)       (463)
   Change in reserve due to change in
     valuation basis                                           --      39,016
   Change in asset valuation reserve              320       3,213       6,307
   Surplus (contributed to) withdrawn from
     Separate Accounts during period              136          82          --
   Other changes in surplus in Separate
     Accounts Statements                           --          10          --
   Change in surplus notes                         --          --     250,000
   Dividends to stockholders                  (80,000)    (50,000)   (159,722)
   Aggregate write-ins for gains and
     (losses) in surplus                           --          (7)         20
                                             --------    --------    --------
   Net change in capital and surplus for
     the year                                 (23,582)     77,229     265,552
                                             --------    --------    --------
 Capital and Surplus, End of Year            $886,342    $909,924    $832,695
                                             ========    ========    ========

                  SEE NOTES TO STATUTORY FINANCIAL STATEMENTS.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.) STATUTORY STATEMENTS OF CASH FLOW
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (IN THOUSANDS)

                                               1999         1998         1997
                                               ----         ----         ----
 Cash Provided by Operations:
   Premiums, annuity considerations and
     deposit funds received                 $ 2,667,756  $ 2,361,669  $ 2,410,919
   Considerations for supplementary
     contracts and dividend accumulations
     received                                     3,461        2,086        1,615
   Net investment income received               225,038      236,944      345,279
   Fees associated with investment
     management, administration, and
     contract guarentees from Separate
     Accounts                                   173,417      141,211           --
   Other income received                         24,555      111,936      208,223
                                            -----------  -----------  -----------
 Total receipts                               3,094,227    2,853,846    2,966,036
                                            -----------  -----------  -----------
   Benefits paid (other than dividends)       2,474,693    2,107,736    2,020,747
   Insurance expenses and taxes paid
     (other than federal income and
     capital gains taxes)                       230,744      217,023      203,650
   Net cash transferred to Separate
     Accounts                                   833,567      800,636      895,465
   Dividends paid to policyholders                   --       26,519       28,316
   Federal income tax payments
     (recoveries),(excluding tax on
     capital gains)                             (40,644)      46,965        1,397
   Other--net                                       237         (138)         698
                                            -----------  -----------  -----------
 Total payments                               3,498,597    3,198,741    3,150,273
                                            -----------  -----------  -----------
 Net cash used in operations                   (404,370)    (344,895)    (184,237)
                                            -----------  -----------  -----------
   Proceeds from long-term investments
     sold, matured or repaid (after
     deducting taxes on capital gains
     (losses) of $(1,768) for 1999, $2,038
     for 1998, and $750 for 1997)             1,065,307    1,261,396    1,343,803
   Issuance of surplus notes                         --           --      250,000
   Other cash provided (used)                    13,797      (40,529)      71,095
                                            -----------  -----------  -----------
 Total cash provided                          1,079,104    1,220,867    1,664,898
                                            -----------  -----------  -----------
 Cash Applied:
   Cost of long-term investments acquired      (484,417)    (967,901)    (773,783)
   Other cash applied                          (138,572)    (187,263)    (310,519)
                                            -----------  -----------  -----------
 Total cash applied                            (622,989)  (1,155,164)  (1,084,302)
 Net change in cash and short-term
 investments                                     51,745     (279,192)     396,359
 Cash and short-term investments:
 Beginning of year                              265,226      544,418      148,059
                                            -----------  -----------  -----------
 End of year                                $   316,971  $   265,226  $   544,418
                                            ===========  ===========  ===========

                  SEE NOTES TO STATUTORY FINANCIAL STATEMENTS.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

Sun Life Assurance Company of Canada (U.S.) (the "Company") is incorporated as a life insurance company and is currently engaged in the sale of individual variable life insurance, individual fixed and variable annuities, group fixed and variable annuities, and group pension contracts.

Effective May 1, 1997, the Company became a wholly-owned subsidiary of the newly established Sun Life of Canada (U.S.) Holdings, Inc. ("Life Holdco"). On December 18, 1997, Life Holdco became a wholly-owned subsidiary of Sun Life Assurance Company of Canada - U.S. Operations Holdings, Inc. ("US Holdco"). US Holdco is a wholly-owned subsidiary of Sun Life Assurance Company of Canada ("SLOC"), a mutual insurance company.

The Company, which is domiciled in the State of Delaware, prepares its financial statements in accordance with statutory accounting practices prescribed or permitted by the State of Delaware Insurance Department. Prescribed accounting practices include practices described in a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted accounting practices encompass all accounting practices not so prescribed. The permitted accounting practices adopted by the Company are not material to the financial statements. Prior to 1996, statutory accounting practices were recognized by the insurance industry and the accounting profession as generally accepted accounting principles for mutual life insurance companies and stock life insurance companies wholly-owned by mutual life insurance companies. In April 1993, the Financial Accounting Standards Board ("FASB") issued an interpretation (the "Interpretation"), that became effective in 1996, which changed the previous practice of mutual life insurance companies (and stock life insurance companies that are wholly-owned subsidiaries of mutual life insurance companies) with respect to utilizing statutory basis financial statements for general purposes, in that it will no longer allow such financial statements to be described as having been prepared in conformity with generally accepted accounting principles ("GAAP"). Consequently, these financial statements prepared in conformity with statutory accounting practices, as described above, vary from and are not intended to present the Company's financial position, results of operations or cash flow in conformity with generally accepted accounting principles. (See Note 19 for further discussion relative to the Company's basis of financial statement presentation.) The effects on the financial statements of the variances between the statutory basis of accounting and GAAP, although not reasonably determinable, are presumed to be material.

INVESTED ASSETS

Bonds are carried at cost, adjusted for amortization of premium or accrual of discount. Investments in mortgage backed securities are generally carried at amortized cost. Changes in prepayment assumptions and resulting cash flows are confirmed retrospectively. The adjusted yield is used to calculate investment income in future periods. If current book value exceeds future undiscounted cash flows, a realized capital loss is recorded and amortized through the Interest Maintenance Reserve (IMR). Investments in non-insurance subsidiaries are carried on the equity basis. Investments in insurance subsidiaries are carried at their statutory surplus values. Mortgage loans acquired at a premium or discount are carried at amortized values and other mortgage loans are carried at the amounts of the unpaid balances. Real estate investments are carried at the lower of cost, adjusted for accumulated depreciation or appraised value, less encumbrances. Short-term investments are carried at amortized cost, which approximates fair value. Depreciation of buildings and improvements is calculated using the straight-line method over the estimated useful life of the property, generally 40 to 50 years.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED)
POLICY AND CONTRACT RESERVES

The reserves for life insurance and annuity contracts are computed in accordance with presently accepted actuarial standards, and are based on actuarial assumptions and methods (including use of published mortality tables and prescribed interest rates) which produce reserves at least as great as those required by law and contract provisions.

INCOME AND EXPENSES

For life and annuity contracts, premiums are recognized as revenues over the premium paying period, whereas commissions and other costs applicable to the acquisition of new business are charged to operations as incurred.

SEPARATE ACCOUNTS

The Company has established unitized separate accounts applicable to various classes of contracts providing for variable benefits. Contracts for which funds are invested in separate accounts include variable life insurance and individual and group qualified and non-qualified variable annuity contracts.

The Company has also established a non-unitized separate account for amounts allocated to the fixed portion of certain combination fixed/variable deferred annuity contracts. The assets of this account are available to fund general account liabilities, and general account assets are available to fund liabilities of this account.

Assets and liabilities of the separate accounts, representing net deposits and accumulated net investment earnings less fees, held primarily for the benefit of contract holders, are shown as separate captions in the financial statements. Assets held in the separate accounts are carried at market value as determined by quoted market prices of the underlying investments.

Gains (losses) from mortality experience and investment experience of the separate accounts, not applicable to contract owners, and accrued expense allowances recognized in reserves are receivable from or payable to the general account. Accumulated amounts that have not been transferred are recorded as a payable (receivable) to (from) the general account. Amounts payable to the general account of the Company were $467,619,000 in 1999 and $361,863,000 in 1998.

CHANGES IN ACCOUNTING PRINCIPLES AND REPORTING

As described more fully in Note 10, during 1997 the Company changed certain assumptions used in determining actuarial reserves.

In March 1998, the National Association of Insurance Commissioners adopted the Codification of Statutory Accounting Principles ("Codification"). The Codification, which is intended to standardize regulatory accounting and reporting for the insurance industry, is proposed to be effective January 1, 2001. However, statutory accounting principles will continue to be established by individual state laws and permitted practices and it is uncertain when, or if, the state of Delaware will require adoption of Codification for the preparation of statutory financial statements. The Company has not finalized the quantification of the effects of Codification on its statutory financial statements.

OTHER

Preparation of the financial statements requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Certain prior year amounts have been reclassified to conform to amounts as presented in the current year.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2.  INVESTMENTS IN SUBSIDIARIES

The Company owns all of the outstanding shares of the following subsidiaries:

Sun Life Insurance and Annuity Company of New York ("Sun Life (N.Y.)") is engaged in the sale of individual fixed and variable annuity contracts and group life and group long term disability insurance contracts in the State of New York;

Sun Life of Canada (U.S.) Distributors, Inc. (formerly Sun Investment Services Company) ("Sundisco"), is a registered broker-dealer;

Sun Life Financial Services Limited ("SLFSL"), serves as the marketing administrator for the distribution of the offshore products of SLOC (Bermuda branch), an affiliate;

Sun Benefit Services Company, Inc. ("Sunbesco") receives renewal commissions on a disability product and is currently inactive;

Sun Capital Advisers, Inc. ("Sun Capital") is a registered investment adviser;

Sun Life Finance Corporation ("Sunfinco") is a finance company and currently inactive;

Sun Life of Canada (U.S.) SPE 97-1, Inc. ("SPE 97-1") is a special purpose corporation engaging in activities incidental to securitizing mortgage loans;

Clarendon Insurance Agency, Inc. ("Clarendon") is a registered broker-dealer that acts as the general distributor of certain annuity and life insurance contracts issued by the Company and its affiliates;

Sun Life Information Services Ireland Limited ("SLISL") is an offshore technology services center for affiliates.

On October 29,1999, the Company sold New London Trust F.S.B. ("NLT") to an unaffiliated party for $30,254,000. The Company realized a post tax gain of $13,170,000.

On February 5, 1999, the Company sold Massachusetts Casualty Insurance Company ("MCIC"), a disability insurance company, to an unaffiliated party. The net proceeds of this sale were $33,965,000. The Company realized a post tax gain of $4,900,000.

The impact of the sales of NLT and MCIC on continuing operations of the Company is not expected to be material.

Prior to December 24, 1997, the Company owned 93.6% of the outstanding shares of Massachusetts Financial Services Company ("MFS"), a registered investment adviser. On December 24, 1997, the Company transferred all of its shares of MFS to Life Holdco in the form of a dividend valued at $159,722,000. As a result of this transaction, the Company realized a gain of $21,195,000 of undistributed earnings.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2.  INVESTMENTS IN SUBSIDIARIES (CONTINUED)
During 1999, 1998, and 1997, the Company contributed capital in the following amounts to its subsidiaries:

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
MCIC                                                          $    --    $    --    $ 2,000
SLFSL                                                           1,000        750      1,000
SPE 97-1                                                           --         --     20,377
Sundisco                                                       19,000     10,000         --
Sun Capital                                                        --        500         --
Clarendon                                                          --         10         --
SLISL                                                              --        502         --

During 1999, 1998, and 1997, the Company received dividends from the following subsidiaries:

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
SUN Life (N.Y.)                                               $ 6,500    $ 3,000    $    --
NLT                                                            19,319         --      7,500
MFS                                                                --         --     33,110
SPE 97-1                                                           --        675         --
SUNDISCO                                                           --         --        571

Summarized combined financial information of the Company's subsidiaries as of December 31, 1999, 1998 and 1997 and for the years then ended, follows:

                                                                      DECEMBER 31,
                                                         ---------------------------------------
                                                            1999          1998          1997
                                                         -----------   -----------   -----------
                                                                     (IN THOUSANDS)
Assets                                                   $   877,939   $ 1,315,317   $ 1,190,951
Liabilities                                                 (802,656)   (1,186,872)   (1,073,966)
                                                         -----------   -----------   -----------
Total net assets                                         $    75,283   $   128,445   $   116,985
                                                         ===========   ===========   ===========
Total revenues                                           $    82,443   $   222,853   $   750,364
Operating expenses                                           (90,318)     (221,933)     (646,896)
Income tax expense                                             3,249        (1,222)      (43,987)
                                                         -----------   -----------   -----------
Net income (loss)                                        $    (4,626)  $      (302)  $    59,481
                                                         ===========   ===========   ===========

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

3.  BONDS

Investments in debt securities are as follows:

                                                                  DECEMBER 31, 1999
                                                  -------------------------------------------------
                                                                 GROSS        GROSS      ESTIMATED
                                                  AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                     COST        GAINS       (LOSSES)      VALUE
                                                     ----        -----       --------      -----
                                                                   (IN THOUSANDS)
Long-term bonds:
    United States government and government
      agencies and authorities                    $   78,161    $  2,091     $ (2,454)   $   77,798
    States, provinces and political subdivisions      20,428          69          (57)       20,440
    Public utilities                                 181,466       6,854       (5,907)      182,413
    Transportation                                   188,285       7,689       (2,709)      193,265
    Finance                                           88,517       4,631         (518)       92,630
    All other corporate bonds                        665,113      18,353      (17,152)      666,314
                                                  ----------    --------     --------    ----------
        Total long-term bonds                      1,221,970      39,687      (28,797)    1,232,860
                                                  ----------    --------     --------    ----------
Short-term bonds:
    U.S. Treasury Bills, bankers acceptances and
      commercial paper                               312,585          --           --       312,585
                                                  ----------    --------     --------    ----------
        Total short-term bonds                       312,585          --           --       312,585
                                                  ----------    --------     --------    ----------
Total bonds                                       $1,534,555    $ 39,687     $(28,797)   $1,545,445
                                                  ==========    ========     ========    ==========

                                                                  DECEMBER 31, 1998
                                                  -------------------------------------------------
                                                                 GROSS        GROSS      ESTIMATED
                                                  AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                     COST        GAINS       (LOSSES)      VALUE
                                                     ----        -----       --------      -----
                                                                   (IN THOUSANDS)
Long-term bonds:
    United States government and government
      agencies and authorities                    $  140,417    $  7,635     $  (177)    $  147,875
    States, provinces and political subdivisions      16,632       2,219          --         18,851
    Public utilities                                 397,670      38,740        (238)       436,172
    Transportation                                   197,207      22,481         (18)       219,670
    Finance                                          144,958      12,542        (494)       157,006
    All other corporate bonds                        866,584      50,814      (6,419)       910,979
                                                  ----------    --------     -------     ----------
        Total long-term bonds                      1,763,468     134,431      (7,346)     1,890,553
                                                  ----------    --------     -------     ----------
Short-term bonds:
    U.S. Treasury Bills, bankers acceptances and
      commercial paper                                43,400          --          --         43,400
    Affiliates                                       220,000          --          --        220,000
                                                  ----------    --------     -------     ----------
        Total short-term bonds                       263,400          --          --        263,400
                                                  ----------    --------     -------     ----------
Total bonds                                       $2,026,868    $134,431     $(7,346)    $2,153,953
                                                  ==========    ========     =======     ==========

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

3.  BONDS (CONTINUED)
The amortized cost and estimated fair value of bonds at December 31, 1999 are shown below by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call and/or prepayment penalties.

                                                                 DECEMBER 31, 1999
                                                              -----------------------
                                                              AMORTIZED    ESTIMATED
                                                                 COST      FAIR VALUE
                                                                 ----      ----------
                                                                  (IN THOUSANDS)
Maturities:
    Due in one year or less                                   $  376,761   $  376,823
    Due after one year through five years                        184,077      182,788
    Due after five years through ten years                       259,042      263,321
    Due after ten years                                          542,678      543,301
                                                              ----------   ----------
                                                               1,362,558    1,366,233
    Mortgage-backed securities                                   171,997      179,212
                                                              ----------   ----------
Total bonds                                                   $1,534,555   $1,545,445
                                                              ==========   ==========

Proceeds from sales and maturities of investments in debt securities during 1999, 1998, and 1997 were $740,081,000, $1,016,811,000 and $980,264,000, gross gains were $7,688,000, $17,025,000, and $10,732,000 and gross losses were
$4,477,000, $866,000, and $2,446,000, respectively.

Bonds included above with an amortized cost of approximately $2,604,000, $2,572,000, and $2,578,000 at December 31, 1999, 1998 and 1997, respectively, were on deposit with governmental authorities as required by law.

Excluding investments in U.S. government and agencies securities, the Company is not exposed to significant concentrations of credit risk in its portfolio.

4.  SECURITIES LENDING

The Company has a securities lending program operated on its behalf by the Company's primary custodian, Chase Manhattan Bank of New York. The custodian has indemnified the Company against losses arising from this program. There were no securities on loan as of December 31, 1999, 1998 or 1997. Income resulting from this program was $20,000, $94,000, and $200,000 for the years ended
December 31, 1999, 1998 and 1997, respectively.

5.  MORTGAGE LOANS

The Company invests in commercial first mortgage loans throughout the United States. The Company monitors the condition of the mortgage loans in its portfolio. In those cases where mortgages have been restructured, appropriate allowances for losses have been made. In those cases where, in management's judgment, the mortgage loans' values are impaired, appropriate losses are recorded.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

5.  MORTGAGE LOANS (CONTINUED)
The following table shows the geographical distribution of the mortgage loan portfolio.

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                                ----       ----
                                                                (IN THOUSANDS)
California                                                    $ 72,693   $ 82,397
Massachusetts                                                   38,083     53,528
Michigan                                                        32,941     34,357
New York                                                        22,912     21,190
Ohio                                                            31,914     36,171
Pennsylvania                                                    92,825     93,587
Washington                                                      30,265     36,548
All other                                                      207,278    177,225
                                                              --------   --------
                                                              $528,911   $535,003
                                                              ========   ========

The Company has restructured mortgage loans totaling $15,644,000 and $30,743,000 and corresponding allowances for losses of $1,043,000 and $2,120,000 at December 31, 1999 and 1998, respectively.

On December 22, 1999, the Company acquired 28 mortgages from SLOC at a cost of $118,091,637. The Company in turn sold a 90% participation in these 28 plus an additional 11 existing mortgage loans to a third party as part of two mortgage participation agreements, for which the Company received proceeds of $146,974,851.

The Company has outstanding mortgage loan commitments on real estate totaling $2,384,000 and $18,005,000 at December 31, 1999 and 1998, respectively.

6.  INVESTMENT GAINS AND LOSSES

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                                ----       ----       ----
                                                                      (IN THOUSANDS)
Net realized gains (losses):
Bonds                                                         $     70   $ 5,659    $ 2,882
Common stock of affiliates                                      15,290        --     21,195
Common stocks                                                       --        48         --
Mortgage loans                                                     787     2,374      3,837
Real estate                                                       (481)      955      2,912
Other invested assets                                               --    (3,827)      (717)
                                                              --------   -------    -------
Subtotal                                                        15,666     5,209     30,109
Capital gains tax expense (benefit)                             (4,442)    4,815      3,403
                                                              --------   -------    -------
Total                                                         $ 20,108   $   394    $26,706
                                                              ========   =======    =======
Changes in unrealized gains (losses):
Bonds                                                         $ (6,689)  $    --    $    --
Common stock of affiliates                                     (30,966)     (302)    (2,894)
Mortgage loans                                                      83    (1,312)     1,524
Real estate                                                      1,461       403      3,377
Other invested assets                                               --       827       (855)
                                                              --------   -------    -------
Total                                                         $(36,111)  $  (384)   $ 1,152
                                                              ========   =======    =======

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

6.  INVESTMENT GAINS AND LOSSES (CONTINUED)
Realized capital gains and losses on bonds and mortgages and interest rate swaps which relate to changes in levels of interest rates are charged or credited to an interest maintenance reserve ("IMR") and amortized into income over the remaining contractual life of the security sold. The net realized capital gains credited to the interest maintenance reserve were $4,965,000 in 1999, $8,943,000 in 1998, and $6,321,000 in 1997. All gains and losses are transferred net of applicable income taxes.

7.  NET INVESTMENT INCOME

Net investment income consisted of:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                                ----       ----       ----
                                                                      (IN THOUSANDS)
Interest income from bonds                                    $128,992   $167,436   $188,924
Income from investment in common stock of affiliates            25,819      3,675     41,181
Interest income from mortgage loans                             50,327     53,269     76,073
Real estate investment income                                   15,696     15,932     17,161
Interest income from policy loans                                3,118      2,881      3,582
Other investment income (loss)                                  (1,700)      (641)      (193)
                                                              --------   --------   --------
Gross investment income                                        222,252    242,552    326,728
                                                              --------   --------   --------
Interest on surplus notes and notes payable                    (43,266)   (44,903)   (42,481)
Investment expenses                                            (11,951)   (13,117)   (13,998)
                                                              --------   --------   --------
Net investment income                                         $167,035   $184,532   $270,249
                                                              ========   ========   ========

8.  DERIVATIVES

The Company uses derivative instruments for interest rate risk management purposes, including hedges against specific interest rate risk and to minimize the Company's exposure to fluctuations in interest rates and foreign currency exchange rates. The Company's use of derivatives has included U.S. Treasury futures, conventional interest rate swaps, and currency and interest rate swap agreements structured as forward spread lock interest rate swaps.

In the case of interest rate futures, gains or losses on contracts that qualify as hedges are deferred until the earliest of the completion of the hedging transaction, determination that the transaction will no longer take place, or determination that the hedge is no longer effective. Upon completion of the hedge, where it is impractical to allocate gains or losses to specific hedged assets or liabilities, gains or losses are deferred in IMR and amortized over the remaining life of the hedged assets. At December 31, 1999 and 1998, there were no futures contracts outstanding.

In the case of interest rate and foreign currency swap agreements and forward spread lock interest rate swap agreements, gains or losses on terminated swaps are deferred in IMR and amortized over the shorter of the remaining life of the hedged asset or the remaining term of the swap contract. The net differential to be paid or received on interest rate swaps is recorded monthly as interest rates change.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

8.  DERIVATIVES (CONTINUED)
The Company's open positions are as follows:

                                                                     SWAPS OUTSTANDING
                                                                    AT DECEMBER 31, 1999
                                                              --------------------------------
                                                                  NOTIONAL        MARKET VALUE
                                                              PRINCIPAL AMOUNTS   OF POSITIONS
                                                              -----------------   ------------
                                                                       (IN THOUSANDS)
Conventional interest rate swaps                                   $20,000            $249
Foreign currency swap                                                  648             113

                                                                     SWAPS OUTSTANDING
                                                                    AT DECEMBER 31, 1998
                                                              --------------------------------
                                                                  NOTIONAL        MARKET VALUE
                                                              PRINCIPAL AMOUNTS   OF POSITIONS
                                                              -----------------   ------------
                                                                       (IN THOUSANDS)
Conventional interest rate swaps                                   $45,000            $508
Foreign currency swap                                                1,178             263

The market value of swaps is the estimated amount that the Company would receive or pay on termination or sale, taking into account current interest rates and the current creditworthiness of the counterparties. The Company is exposed to potential credit loss in the event of nonperformance by counterparties. The counterparties are major financial institutions and management believes that the risk of incurring losses related to credit risk is remote.

9.  LEVERAGED LEASES

The Company is a lessor in a leveraged lease agreement entered into on October 21, 1994, under which equipment having an estimated economic life of 25-40 years was leased for a term of 9.75 years. The Company's equity investment represented 22.9% of the purchase price of the equipment. The balance of the purchase price was furnished by third-party long-term debt financing, collateralized by the equipment and non-recourse to the Company. At the end of the lease term, the Master Lessee may exercise a fixed price purchase option to purchase the equipment.

The Company's net investment in leveraged leases is composed of the following elements:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1999           1998
                                                                ----           ----
                                                                  (IN THOUSANDS)
Lease contracts receivable                                    $ 69,766       $ 78,937
Less non-recourse debt                                         (69,749)       (78,920)
                                                              --------       --------
Net receivable                                                      17             17
Estimated residual value of leased assets                       41,150         41,150
Less unearned and deferred income                               (7,808)        (8,932)
                                                              --------       --------
Investment in leveraged leases                                  33,359         32,235
Less fees                                                         (113)          (138)
                                                              --------       --------
Net investment in leveraged leases                            $ 33,246       $ 32,097
                                                              ========       ========

The net investment is included in "Other invested assets" on the balance sheet.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

10. REINSURANCE

The Company has agreements with SLOC which provide that SLOC will reinsure the mortality risks of the individual life insurance contracts sold by the Company. Under these agreements basic death benefits and supplementary benefits are reinsured on a yearly renewable term basis and coinsurance basis, respectively. Reinsurance transactions under these agreements had the effect of decreasing income from operations by approximately $1,527,000, $2,128,000 and $1,381,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Effective January 1, 1991, the Company entered into an agreement with SLOC under which certain individual life insurance contracts issued by SLOC were reinsured by the Company on a 90% coinsurance basis. During 1997, SLOC changed certain assumptions used in determining the gross and the ceded reserve balance. The Company reflected the effect of the changes in assumptions to its assumed reserves as a direct credit to surplus. The effect of the change was a $39,016,000 decrease in reserves. Also, the agreement required SLOC to reinsure the mortality risks in excess of $500,000 per policy for the individual life insurance contracts assumed by the Company. Such death benefits are reinsured on a yearly renewable term basis. The life reinsurance assumed agreement required the reinsurer to withhold funds in amounts equal to the reserves assumed. These agreements had the effect of increasing income from operations by approximately $24,579,000, and $37,050,000 for the years ended December 31, 1998 and 1997, respectively. The Company terminated this agreement effective October 1, 1998, resulting in an increase in income from operations of $65,679,000 which included a cash settlement.

The following are summarized pro-forma results of operations of the Company for the years ended December 31, 1999, 1998 and 1997 before the effect of reinsurance transactions with SLOC:

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1999         1998         1997
                                                              ----         ----         ----
                                                                      (IN THOUSANDS)
Income:
    Premiums, annuity deposits and other revenues          $2,874,513   $2,377,364   $2,340,733
    Net investment income and realized gains                  190,845      187,208      298,120
                                                           ----------   ----------   ----------
    Subtotal                                                3,065,358    2,564,572    2,638,853
                                                           ----------   ----------   ----------
Benefits and Expenses:
    Policyholder benefits                                   2,709,712    2,312,247    2,350,354
    Other expenses                                            239,282      203,238      187,591
                                                           ----------   ----------   ----------
    Subtotal                                                2,948,994    2,515,485    2,537,945
                                                           ----------   ----------   ----------
Income from operations                                     $  116,364   $   49,087   $  100,908
                                                           ==========   ==========   ==========

The Company has an agreement with an unrelated company which provides reinsurance of certain individual life insurance contracts on a modified coinsurance basis and under which all deficiency reserves related to these contracts are reinsured. Reinsurance transactions under this agreement had the effect of increasing income from operations by $193,000 in 1999, $3,008,000 in 1998, and decreasing income from operations by $2,658,000 in 1997.

During 1999 the Company entered into an agreement with an unrelated company which provides reinsurance on certain fixed group annuity contracts. The net effect of this agreement was to increase income from operations by approximately $3,400,000. Also during 1999, the Company entered into three agreements with two unrelated companies for the purpose of obtaining stop-loss coverage of guaranteed minimum death benefit exposure with respect to the Company's variable annuity business. The net effect of these agreements was to increase income from operations by approximately $157,000.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

10. REINSURANCE (CONTINUED)
The Company is contingently liable for the portion of the policies reinsured under each of its existing reinsurance agreements in the event the reinsurance companies are unable to pay their portion of any reinsured claim. Management believes that any liability from this contingency is unlikely. However, to limit the possibility of such losses, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk.

11. WITHDRAWAL CHARACTERISTICS OF ANNUITY ACTUARIAL RESERVES AND DEPOSIT LIABILITIES

The withdrawal characteristics of general account and separate account annuity reserves and deposits are as follows:

                                                                 DECEMBER 31, 1999
                                                              ------------------------
                                                                AMOUNT      % OF TOTAL
                                                                ------      ----------
                                                                   (IN THOUSANDS)
Subject to discretionary withdrawal-with adjustment:
    With market value adjustment                              $ 2,346,853        13
    At market value                                            15,010,696        81
    At book value less surrender charges (surrender charge
      >5%)                                                         45,722        --
    At book value (minimal or no charge or adjustment)            104,539         1
Not subject to discretionary withdrawal provision               1,015,108         5
                                                              -----------       ---
Total annuity actuarial reserves and deposit liabilities      $18,522,918       100
                                                              ===========       ===

                                                                 DECEMBER 31, 1998
                                                              ------------------------
                                                                AMOUNT      % OF TOTAL
                                                                ------      ----------
                                                                   (IN THOUSANDS)
Subject to discretionary withdrawal-with adjustment:
    With market value adjustment                              $ 2,896,529       19
    At market value                                            11,368,059       73
    At book value less surrender charges (surrender charge
      >5%)                                                         62,404       --
    At book value (minimal or no charge or adjustment)            111,757        1
Not subject to discretionary withdrawal provision               1,055,642        7
                                                              -----------      ---
Total annuity actuarial reserves and deposit liabilities      $15,494,391      100
                                                              ===========      ===

12. SEGMENT INFORMATION

The Company offers financial products and services such as fixed and variable annuities, retirement plan services and life insurance on an individual basis. Within these areas, the Company conducts business principally in two operating segments and maintains a corporate segment to provide for the capital needs of the various operating segments and to engage in other financing related activities.

The Protection segment markets and administers a variety of life insurance products sold to individuals and corporate owners of individual life insurance. The products include whole life, universal life and variable life products.The Wealth Management segment markets and administers individual and group variable annuity products, individual and group fixed annuity products which include market value adjusted annuities, and other retirement benefit products.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

12. SEGMENT INFORMATION (CONTINUED)
The following amounts pertain to the various business segments:

                                                                                    FEDERAL
                                              TOTAL          TOTAL        PRETAX     INCOME       TOTAL
                                             REVENUES    EXPENDITURES*    INCOME      TAX        ASSETS
                                            ----------   -------------   --------   --------   -----------
                                                                    (IN THOUSANDS)
    1999
Protection                                  $   33,236     $   41,030    $ (7,794)  $ (2,661)  $   136,127
Wealth Management                            2,979,450      2,898,158      81,292     18,593    19,015,394
Corporate                                       27,301          6,070      21,231      8,547       796,634
                                            ----------     ----------    --------   --------   -----------
    Total                                   $3,039,987     $2,945,258    $ 94,729   $ 24,479   $19,948,155
                                            ----------     ----------    --------   --------   -----------
      1998
Protection                                  $  229,710     $  144,800    $ 84,910   $ (4,148)  $   199,683
Wealth Management                            2,527,608      2,483,715      43,893     12,486    16,123,905
Corporate                                       10,959          3,042       7,917      3,375       579,033
                                            ----------     ----------    --------   --------   -----------
    Total                                   $2,768,277     $2,631,557    $136,720   $ 11,713   $16,902,621
                                            ----------     ----------    --------   --------   -----------
      1997
Protection                                  $  304,141     $  272,333    $ 31,808   $ 13,825   $ 1,143,697
Wealth Management                            2,533,006      2,507,592      25,414     10,667    14,043,221
Corporate                                       57,897          5,244      52,653    (17,153)      738,439
                                            ----------     ----------    --------   --------   -----------
    Total                                   $2,895,044     $2,785,169    $109,875   $  7,339   $15,925,357
                                            ----------     ----------    --------   --------   -----------

------------------------

* Total expenditures includes dividends to policyholders of $0 for 1999, $(5,981) for 1998, and $33,316 for 1997.

13. RETIREMENT PLANS

The Company participates with SLOC in a noncontributory defined benefit pension plan covering essentially all employees. The benefits are based on years of service and compensation.

The funding policy for the pension plan is to contribute an amount, which at least satisfies the minimum amount required by ERISA; currently, the plan is fully funded. The Company is charged for its share of the pension cost based upon its covered participants. Pension plan assets consist principally of separate accounts of SLOC.

The Company's share of the group's accrued pension obligation was $1,914,000, and $1,178,000 at December 31, 1999 and 1998, respectively. The Company's share of net periodic pension cost was $736,000, $586,000, and $146,000 for 1999, 1998 and 1997, respectively.

The Company also participates with SLOC and certain affiliates in a 401(k) savings plan for which substantially all employees are eligible. The Company matches, up to specified amounts, employees' contributions to the plan. Company contributions were $284,000, $231,000, and $259,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

OTHER POST-RETIREMENT BENEFIT PLANS

In addition to pension benefits the Company provides certain health, dental, and life insurance benefits ("post-retirement benefits") for retired employees and dependents. Substantially all employees may become eligible for these benefits if they reach normal retirement age while working for the Company, or retire early upon satisfying an alternate age plus service condition. Life insurance benefits are generally set at a fixed amount.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

13. RETIREMENT PLANS (CONTINUED)
The Company records an accrual of the estimated cost of retiree benefit payments during the years the employee provides services, and amortizes an obligation of approximately $400,000 over a period of ten years. The Company's cash flows are not affected by this method, however the net effect decreased income by $185,000, $95,000, and $117,000, for the years ended December 31, 1999, 1998, and 1997, respectively. The Company's post-retirement health, dental and life insurance benefits currently are not funded.

The following table sets forth the change in the pension and other post-retirement benefit plans' benefit obligations and assets as well as the plans' funded status reconciled with the amount shown in the Company's financial statements at December 31:

                                                        PENSION BENEFITS       OTHER BENEFITS
                                                         1999       1998       1999       1998
                                                       --------   --------   --------   --------
                                                                    (IN THOUSANDS)
Change in benefit obligation:
    Benefit obligation at beginning of year            $110,792   $ 79,684   $ 10,419   $  9,845
    Service cost                                          5,632      4,506        413        240
    Interest cost                                         6,952      6,452        845        673
    Actuarial loss (gain)                               (21,480)    21,975      1,048        308
    Benefits paid                                        (2,376)    (1,825)      (508)      (647)
                                                       --------   --------   --------   --------
Benefit obligation at end of year                      $ 99,520   $110,792   $ 12,217   $ 10,419
                                                       ========   ========   ========   ========
The Company's share:
    Benefit obligation at beginning of year            $  9,125   $  5,094   $    416   $    385
    Benefit obligation at end of year                  $  8,816   $  9,125   $    743   $    416
Change in plan assets:
    Fair value of plan assets at beginning of year     $151,575   $136,610   $     --   $     --
    Actual return on plan assets                          9,072     16,790         --         --
    Employer contribution                                    --         --        508        647
    Benefits paid                                        (2,376)    (1,825)      (508)      (647)
                                                       --------   --------   --------   --------
Fair value of plan assets at end of year               $158,271   $151,575   $     --   $     --
                                                       ========   ========   ========   ========
Funded status                                          $ 58,752   $ 40,783   $(12,217)  $(10,419)
Unrecognized net actuarial gain (loss)                  (20,071)    (2,113)     1,469        586
Unrecognized transition obligation (asset)              (22,617)   (24,674)       140        185
Unrecognized prior service cost                           7,081      7,661         --         --
                                                       --------   --------   --------   --------
Prepaid (accrued) benefit cost                         $ 23,145   $ 21,657   $(10,608)  $ (9,648)
                                                       ========   ========   ========   ========
The Company's share of accrued benefit cost            $ (1,914)  $ (1,178)  $   (381)  $   (195)
Weighted-average assumptions as of December 31:
    Discount rate                                         7.50%      6.75%      7.50%      6.75%
    Expected return on plan assets                        8.75%      8.00%        N/A        N/A
    Rate of compensation increase                         4.50%      4.50%        N/A        N/A

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

13. RETIREMENT PLANS (CONTINUED)
For measurement purposes, a 10.9% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999 (5.6% for dental benefits). The rates were assumed to decrease gradually to 5% for 2005 and remain at that level thereafter.

                                                             PENSION BENEFITS       OTHER BENEFITS
                                                              1999       1998       1999       1998
                                                            --------   --------   --------   --------
                                                                         (IN THOUSANDS)
Components of net periodic benefit cost:
    Service cost                                            $  5,632   $ 4,506     $  413     $  240
    Interest cost                                              6,952     6,452        845        673
    Expected return on plan assets                           (12,041)  (10,172)        --         --
    Amortization of transition obligation (asset)             (2,056)   (2,056)        45         45
    Amortization of prior service cost                           580       580         --         --
    Recognized net actuarial (gain) loss                        (554)     (677)       164        (20)
                                                            --------   -------     ------     ------
Net periodic benefit cost                                   $ (1,487)  $(1,367)    $1,467     $  938
                                                            ========   =======     ======     ======
    The Company's share of net periodic benefit cost        $    736   $   586     $  185     $   95
                                                            ========   =======     ======     ======

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                            1-PERCENTAGE-POINT   1-PERCENTAGE-POINT
                                                                 INCREASE             DECREASE
                                                            ------------------   ------------------
                                                                        (IN THOUSANDS)
Effect on total of service and interest cost components           $  288              $  (518)
Effect on postretirement benefit obligation                        2,754               (2,279)

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31:

                                                            1999
                                            -------------------------------------
                                            CARRYING AMOUNT  ESTIMATED FAIR VALUE
                                            ---------------  --------------------
                                                       (IN THOUSANDS)
ASSETS:
Bonds (including short-term)                  $1,534,555          $1,545,445
Mortgages                                        528,911             526,608
Derivatives                                           --                 362
Other Invested Assets                             67,938              67,938
Policy loans                                      40,095              40,095

LIABILITIES:
Insurance reserves                            $  120,536          $  120,536
Individual annuities                             247,619             238,229
Pension products                                 661,806             665,830

                                                            1998
                                            -------------------------------------
                                            CARRYING AMOUNT  ESTIMATED FAIR VALUE
                                            ---------------  --------------------
                                                       (IN THOUSANDS)
ASSETS:
Bonds (including short-term)                  $2,026,868          $2,153,953
Mortgages                                        535,003             556,143
Derivatives                                           --                 771
Policy loans                                      41,944              41,944

LIABILITIES:
Insurance reserves                            $  121,100          $  121,100
Individual annuities                             274,448             271,849
Pension products                               1,104,489           1,145,351

The major methods and assumptions used in estimating the fair values of financial instruments are as follows:

The fair values of short-term bonds are estimated to be the amortized cost. The fair values of long-term bonds which are publicly traded are based upon market prices or dealer quotes. For privately placed bonds, fair values are estimated by taking into account prices for publicly traded bonds of similar credit risk and maturity and repayment and liquidity characteristics.

The fair values of mortgages are estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

The fair values of policy loans approximate carrying amounts.

The fair values of derivative financial instruments are estimated using the process described in Note 8.

The fair values of the Company's general account insurance reserves and liabilities under investment-type contracts (insurance, annuity and pension contracts that do not involve mortality or morbidity risks) are estimated using discounted cash flow analyses or surrender values. Those contracts that are deemed to have short-term guarantees have a carrying amount equal to the estimated fair value.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

15. STATUTORY INVESTMENT VALUATION RESERVES

The asset valuation reserve ("AVR") provides a reserve for losses from investments in bonds, stocks, mortgage loans, real estate and other invested assets with related increases or decreases being recorded directly to surplus.

Realized capital gains and losses on bonds and mortgages which relate to changes in levels of interest rates are charged or credited to an interest maintenance reserve and amortized into income over the remaining contractual life of the security sold.

The table shown below presents changes in the major elements of the AVR and IMR.

                                                                  YEARS ENDED DECEMBER 31,
                                                                 1999                  1998
                                                          -------------------   -------------------
                                                            AVR        IMR        AVR        IMR
                                                            ---        ---        ---        ---
                                                                       (IN THOUSANDS)
Balance, beginning of year                                $44,392    $40,490    $47,605    $33,830
Net realized investment gains, net of tax                   9,950      4,983        256      8,942
Amortization of net investment gains                           --     (3,702)        --     (2,282)
Unrealized investment losses                               (9,705)        --     (6,550)        --
Required by formula                                          (566)        --      3,081         --
                                                          -------    -------    -------    -------
Balance, end of year                                      $44,071    $41,771    $44,392    $40,490
                                                          =======    =======    =======    =======

16. FEDERAL INCOME TAXES

The Company, its subsidiaries and certain other affiliates file a consolidated federal income tax return. Federal income taxes are calculated for the consolidated group based upon amounts determined to be payable as a result of operations within the current year. No provision is recognized for timing differences which may exist between financial statement and taxable income. Such timing differences include reserves, depreciation and accrual of market discount on bonds. Cash payments for federal income taxes were approximately $3,000,000, $48,144,000, and $31,000,000 for the years ended December 31, 1999, 1998 and
1997, respectively.

The Company is currently undergoing an audit by the Internal Revenue Service. The Company believes that there will be no material audit adjustments for the periods under examination.

17. RELATED PARTY TRANSACTIONS
A. SURPLUS NOTES AND NOTES RECEIVABLE (PAYABLE)

On December 22, 1997, the Company issued a $250,000,000 surplus note to Life Holdco. This note has an interest rate of 8.625% and is due on or after November 6, 2027.

On May 9, 1997, the Company issued a short-term note of $600,000,000 to Life Holdco at an interest rate of 5.10%, which was extended at various interest rates. This note was repaid on December 22, 1997.

On December 19, 1995, the Company issued surplus notes totaling $315,000,000 to an affiliate, Sun Canada Financial Co., at interest rates between 5.75% and 7.25%. Of these notes, $157,500,000 will mature in the year 2007 and $157,500,000 will mature in the year 2015. Interest on these notes is payable semiannually.

Principal and interest on surplus notes are payable only to the extent that the Company meets specified requirements regarding free surplus exclusive of the principal amount and accrued interest, if any, on these notes and with the consent of the Delaware Insurance Commissioner.

The Company accrued $4,259,000 and $4,259,000 for interest on surplus notes for the years ended December 31, 1999 and 1998, respectively.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

17. RELATED PARTY TRANSACTIONS
A. SURPLUS NOTES AND NOTES RECEIVABLE (PAYABLE) (CONTINUED)
The Company expensed $43,266,000, $44,903,000, and $42,481,000 for interest on surplus notes and notes payable for the years ended December 31, 1999, 1998 and 1997, respectively.

On September 28, 1998 a $500,000 note was issued by SLISL to the Company at a rate of 6.0%, maturing on September 28, 2002.

A $110,000,000 note was issued to the Company by MFS on February 11, 1998 at an interest rate of 6.0% due February 11, 1999. Another $110,000,000 note was issued to the Company on December 22, 1998 at an interest rate of 5.55% due February 11, 1999. These two notes and an additional $10,000,000 were combined into a new note of $230,000,000 with a floating interest rate based on the six month LIBOR rate plus 25 basis points. The $230,000,000 note was repaid to the Company on December 21, 1999.

On January 14, 2000, the Company purchased $200,000,000 of notes from MFS.

On December 23, 1997, the Company issued a $110,000,000 note to US Holdco at an interest rate of 5.80%, which was repaid on March 1, 1998. A $110,000,000 note was also issued to the Company by MFS on December 23, 1997 at an interest rate of 5.85% and was repaid on February 11, 1998.

On December 31, 1996, the Company issued a $58,000,000 note to SLOC at an interest rate of 5.70% which was repaid on February 10, 1997. Also on December 31, 1996, the Company was issued a $58,000,000 note by MFS at an interest rate of 5.76%. This note was repaid to the Company on February 10, 1997.

On December 31, 1998, the Company had an additional $20,000,000 in notes issued by MFS, scheduled to mature in 2000. These notes were repaid to the Company on December 21,1999.

B.  STOCKHOLDER DIVIDENDS

The maximum amount of dividends which can be paid by the Company without prior approval of the Insurance Commissioner of the State of Delaware is subject to restrictions relating to statutory surplus. In 1999, a dividend in the amount of $80,000,000 was declared and paid by the Company to its parent, Life Holdco. This dividend was approved by the Board of Directors, but did not require approval of the Insurance Commissioner. In 1998, a dividend in the amount of $50,000,000 was declared and paid by the Company to its parent, Life Holdco. This dividend was approved by the Insurance Commissioner and the Board of Directors. On December 24, 1997 the Company transferred all of its shares of MFS to Life Holdco in the form of a dividend valued at $159,722,000. This dividend was approved by the Insurance Commissioner and the Board of Directors.

C.  SERVICE AGREEMENTS

The Company has an agreement with SLOC which provides that SLOC will furnish, as requested, personnel as well as certain services and facilities on a cost-reimbursement basis. Expenses under this agreement amounted to approximately $28,700,000 in 1999, $16,344,000 in 1998, and $15,997,000 in 1997.

The Company leases office space to SLOC under lease agreements with terms expiring in December, 2004 and options to extend the terms for each of twelve successive five-year terms at fair market rental not to exceed 125% of the fixed rent for the term which is ending. Rent received by the Company under the leases for 1999 amounted to approximately $6,943,000.

18. RISK-BASED CAPITAL

Effective December 31, 1993, the NAIC adopted risk-based capital requirements for life insurance companies. The risk-based capital requirements provide a method for measuring the minimum acceptable amount of adjusted capital that a life insurer should have, as determined under statutory accounting

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)

NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

18. RISK-BASED CAPITAL (CONTINUED)
practices, taking into account the risk characteristics of its investments and products. The Company has met the minimum risk-based capital requirements at December 31, 1999, 1998 and 1997.

19. COMMITMENTS AND CONTINGENT LIABILITIES

The Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary and punitive damages have been asserted. Although there can be no assurances, at the present time the Company does not anticipate that the ultimate liability arising from such pending or threatened litigation, after consideration of provisions made for potential losses and costs of defense, will have a material adverse effect on the financial condition or operating results of the Company.

Under insurance guaranty fund laws in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing life insurance companies for the deemed losses. Most of these laws do provide, however, that an assessment may be excused or deferred it it would threaten an insurer's solvency and further provide annual limits on such assessments. Part of the assessments paid by the Company and its subsidiaries pursuant to these laws may be used as credits for a portion of the associated premium taxes. The Company incurred guaranty fund assessments of approximately $3,500,000, $3,500,000, and $3,083,000 in 1999, 1998 and 1997, respectively.

20. ACCOUNTING POLICIES AND PRINCIPLES

The financial statements of the Company have been prepared on the basis of statutory accounting practices which, prior to 1996, were considered by the insurance industry and the accounting profession to be in accordance with GAAP for mutual life insurance companies. The primary differences between statutory accounting practices and GAAP are described as follows. Under statutory accounting practices, financial statements are not consolidated and investments in subsidiaries are shown at net equity value. Accordingly, the assets, liabilities and results of operations of the Company's subsidiaries are not consolidated with the assets, liabilities and results of operations, respectively, of the Company. Changes in net equity value of the common stock of the Company's United States life insurance subsidiaries are directly reflected in the Company's surplus. Changes in the net equity value of the common stock of all other subsidiaries are directly reflected in the Company's Asset Valuation Reserve. Dividends paid by subsidiaries to the Company are included in the Company's net investment income.

Other differences between statutory accounting practices and GAAP include the following items. Statutory accounting practices do not recognize the following assets or liabilities which are reflected under GAAP: deferred policy acquisition costs, deferred federal income taxes and statutory nonadmitted assets. Asset Valuation Reserves and Interest Maintenance Reserves are established under statutory accounting practices but not under GAAP. Methods for calculating real estate depreciation and investment valuation allowances differ under statutory accounting practices and GAAP. Actuarial assumptions and reserving methods differ under statutory accounting practices and GAAP. Premiums for universal life and investment-type products are recognized as income for statutory purposes and as deposits to policyholders' accounts for GAAP. Investments in fixed maturity securities classified as available-for-sale are carried at aggregate fair value with changes in unrealized gains and losses reported net of taxes in a separate component of stockholder's equity for GAAP and generally at amortized cost under statutory accounting practices.

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

We have audited the accompanying statutory statements of admitted assets, liabilities and capital stock and surplus of Sun Life Assurance Company of Canada (U.S.) (the "Company") as of December 31, 1999 and 1998, and the related statutory statements of operations, changes in capital stock and surplus, and cash flow for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described more fully in Notes 1 and 20 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Insurance Department of the State of Delaware, which is a comprehensive basis of accounting other than generally accepted accounting principles. The effects on the financial statements of the differences between the statutory basis of accounting and generally accepted accounting principles, although not reasonably determinable, are presumed to be material.

In our opinion, the statutory financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities, and capital stock and surplus of Sun Life Assurance Company of Canada (U.S.) as of December 31, 1999 and 1998, and the results of its operations and its cash flow for each of the three years in the period ended December 31, 1999 on the basis of accounting described in Notes 1 and 20.

However, because of the differences between the two bases of accounting referred to in the second preceding paragraph, in our opinion, the statutory financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of Sun Life Assurance Company of Canada (U.S.) as of December 31, 1999 and 1998 or the results of its operations or its cash flow for each of the three years in the period ended December 31, 1999.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 10, 2000

            TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

Calculations
  Example of Variable Accumulation Unit Value Calculation
  Example of Variable Annuity Unit Calculation
  Example of Variable Annuity Payment Calculation
Distribution of the Contracts
Designation and Change of Beneficiary
Custodian
Financial Statements

      This Prospectus sets forth information about the Contracts and the Variable Account that a prospective purchaser should know before investing. Additional information about the Contracts and the Variable Account has been filed with the Securities and Exchange Commission in a Statement of Additional Information dated May 1, 2000 which is incorporated herein by reference. The Statement of Additional Information is available upon request and without charge from Sun Life Assurance Company of Canada (U.S.). To receive a copy, return this request form to the address shown below or telephone or (800) 752-7215.

--------------------------------------------------------------------------------

To:    Sun Life Assurance Company of Canada (U.S.)
     c/o Retirement Products and Services
     P.O. Box 1024
     Boston, Massachusetts 02103

Please send me a Statement of Additional Information for Compass G Combination Fixed/Variable Group Annuity
     Sun Life of Canada (U.S.) Variable Account D.

Name

               -----------------------------------------------------------------

Address
               -----------------------------------------------------------------

               -----------------------------------------------------------------

City                                      State                       Zip
           ----------------------------          --------------            -------

Telephone
           -----------------------------------------------------------------

                                   APPENDIX A
                                    GLOSSARY

      The following terms as used in this Prospectus have the indicated meanings:

      ACCOUNT or PARTICIPANT ACCOUNT: An account established for each Participant to which Net Purchase Payments are credited.

      ACCOUNT VALUE: The Variable Accumulation Value, if any, plus the Fixed Accumulation Value, if any, of your Account for any Valuation Period.

      ACCOUNT YEAR and ACCOUNT ANNIVERSARY: Your first Account Year is the period of (a) 12 full calendar months plus (b) the part of the calendar month in which we issue your Certificate (if not on the first day of the month), beginning with the Contract Date. Your Account Anniversary is the first day immediately after the end of an Account Year. Each Account Year after the first is the 12 calendar month period that begins on your Account Anniversary. If, for example, the Contract Date is in March, the first Account Year will be determined from the Contract Date but will end on the last day of March in the following year; your Account Anniversary is April 1 and all Account Years after the first will be measured from April 1.

      ACCUMULATION ACCOUNT: An account established for the Contract.

      ACCUMULATION PHASE: The period before the Annuity Commencement Date and during the lifetime of the Annuitant during which you Purchase Payments are made under the Contract. This is called the "Accumulation Period" in the Contract.

      *ANNUITANT: The Participant.

      *ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment under each Certificate is to be made.

      *ANNUITY OPTION: The method chosen for making annuity payments.

      ANNUITY UNIT: A unit of measure used in the calculation of the amount of the second and each subsequent variable annuity payment from the Variable Account.

      APPLICATION: The document signed by the Owner or other evidence acceptable to us that serves as the Owner's application for the Contract.

      *BENEFICIARY: Prior to the Annuity Commencement Date, the person or entity having the right to receive the death benefit and, for Non-Qualified Contracts, who, in the event of the Participant's death, is the "designated beneficiary" for purposes of Section 72(s) of the Internal Revenue Code. After the Annuity Commencement Date, the person or entity having the right to receive any payments due under the Annuity Option elected, if applicable, upon the death of the Payee.

      BUSINESS DAY: Any day the New York Stock Exchange is open for trading or any other day on which there is enough trading in securities held by a Sub-Account to materially affect the value of the Variable Accumulation Units.

      CERTIFICATE: The document for each Participant which evidences the coverage of the Participant under the Contract.

      COMPANY: Sun Life Assurance Company of Canada (U.S.).

      CONTRACT DATE: The date on which we issue your Certificate. This is called the "Date of Coverage" in the Contract.

      CURRENT RATE: As of a particular date, the interest rate for a Guarantee Period that would be credited on a compound annual basis on Payments allocated to the Fixed Account on that date. We determine the Current rate from time to time but it will never be less than 4%.

* These items are specified in the Participant Enrollment Form, and may be changed as we describe in this Prospectus.

      DEATH BENEFIT DATE: If the Owner has elected a death benefit payment option before your death that remains in effect, the date on which we receive Due Proof of Death. If the Beneficiary is not living on the date of your death, the date on which we receive Due Proof of Death of you and the Beneficiary. If your Beneficiary elects the death benefit payment option, the later of (a) the date on which we receive the Beneficiary's election and (b) the date on which we receive Due Proof of Death. If we do not receive the Beneficiary's election within 60 days after we receive Due Proof of Death, the Death Benefit Date will be the last day of the 60 day period and we will pay the death benefit in cash.

      DUE PROOF OF DEATH: An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to the Company.

      EXPIRATION DATE: The last day of any Guarantee Period.

      FIXED ACCOUNT: The general account of the Company, consisting of all assets of the Company other than those allocated to a separate account of the Company.

      FIXED ACCOUNT VALUE: The value of that portion of your Account allocated to the Fixed Account.

      FIXED ACCUMULATION UNIT: A unit of measure used in the calculation of Fixed Account Value.

      FIXED ANNUITY: An annuity with payments which do not vary as to dollar amount.

      GUARANTEE PERIOD: The period for which a Guaranteed Interest Rate is credited, which may be 1, 3, 5 or 7 years. There are two types of Guarantee Periods : Initial Guarantee Periods and Subsequent Guarantee Periods.

      GUARANTEED INTEREST RATE: The rate of interest we credit on a compound annual basis during any Initial or Subsequent Guarantee Period.

      INCOME PHASE: The period on and after the Annuity Commencement Date and during the lifetime of the Annuitant during which we make annuity payments under the Contract.

      NET LOAN INTEREST: Loan interest payable to us, less any interest credited by us on amounts in the loan account established for the loan.

      NON-QUALIFIED CONTRACT: A Contract used in connection with a retirement plan that does not receive favorable federal income tax treatment under Sections 401, 403, or 408 of the Internal Revenue Code.

      *OWNER: The employer, association or other group entitled to the ownership rights stated in the Contract and in whose name or names the Contract is issued. The Owner may designate a trustee or custodian of a retirement plan which meets the requirements of Section 401, Section 408(c), or Section 408(k) of the Internal Revenue Code to serve as legal owner of assets of a retirement plan, but the term "Owner," as used herein, shall refer to the organization entering into the Contract.

      PARTICIPANT: The person named in the Certificate who is entitled to benefits under the plan as determined and reported to the Company by the Owner.

      PARTICIPANT ENROLLMENT FORM: The document signed by you that serves as your application for participation under the Contract.

      PAYEE: A recipient of payments under a Contract. The term includes an Annuitant or a Beneficiary who becomes entitled to benefits upon the death of the Participant.

      PURCHASE PAYMENT (PAYMENT): An amount paid to the Company as consideration for the benefits provided by a Contract.

* These items are specified in the Participant Enrollment Form, and may be changed as we describe in this Prospectus.

      QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which may receive favorable federal income tax treatment under Sections 401, 403, 408(c), 408(k) or 408(p) of the Internal Revenue Code of 1986, as amended.

      SERIES FUND: MFS/Sun Life Series Trust.

      SUB-ACCOUNT: That portion of the Variable Account which invests in shares of a specific Mutual Fund or a specific series of the Series Fund.

      VALUATION PERIOD: The period of time from one determination of Accumulation Unit or Annuity Unit values to the next subsequent determination of these values. Value determinations are made as of the close of the New York Stock Exchange on each day that the Exchange is open for trading and [WHEN?] on other Business Days.

      VARIABLE ACCOUNT: Variable Account D of the Company, which is a separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company.

      VARIABLE ACCUMULATION UNIT: A unit of measure used in the calculation of Variable Account Value.

      VARIABLE ACCOUNT VALUE: The value of that portion of your Account allocated to the Variable Account.

      VARIABLE ANNUITY: An annuity with payments which vary as to dollar amount in relation to the investment performance of the Variable Account.

                                   APPENDIX B
           CONDENSED FINANCIAL INFORMATION--ACCUMULATION UNIT VALUES

      The following information should be read in conjunction with the Variable Accounts' financial statements appearing elsewhere in this Prospectus, all of which has been audited by Deloitte & Touche LLP, independent auditors.

                            1997       1998       1999                                 1997       1998       1999
                          --------   --------   --------                             --------   --------   --------
MIT                                                        MGG
  Unit Value:                                              Unit Value:
    Beginning of period   $33.9934   $44.1981   $53.6738   Beginning of period       $21.7932   $21.6012   $22.2095
    End of period         $44.1981   $53.6738   $57.7053   End of period             $21.6012   $22.2095   $21.1751
  Units outstanding at                                     Units outstanding at end
    end of period          668,603    567,275    465,628       of period               50,083     35,699     27,807

                                                           CAPITAL APPRECIATION
MIG                                                          SERIES
  Unit Value:                                              Unit Value:
    Beginning of period   $29.9956   $43.9157   $67.2231   Beginning of period       $35.6224   $43.3190   $55.0679
    End of period         $43.9157   $67.2213   $83.2189   End of period             $43.3190   $55.0679   $72.1308
  Units outstanding at                                     Units outstanding at end
    end of period          225,178    165,654    149,986       of period              680,351    628,268    582,574

                                                           GOVERNMENT SECURITIES
MTR                                                          SERIES
  Unit Value:                                              Unit Value:
    Beginning of period   $29.9279   $33.2755   $36.7917   Beginning of period       $18.7159   $20.1019   $21.5873
    End of period         $33.2755   $36.7917   $37.1635   End of period             $20.1019   $21.5873   $20.9090
  Units outstanding at                                     Units outstanding at end
    end of period          759,684    628,337    520,185       of period              377,706    317,889    244,048

MGO                                                        HIGH YIELD SERIES
  Unit Value:                                              Unit Value:
    Beginning of period   $26.5992   $32.3990   $41.3383   Beginning of period       $22.0500   $24.6550   $24.4991
    End of period         $32.3990   $41.3383   $54.2319   End of period             $24.6550   $24.4991   $25.8500
  Units outstanding at                                     Units outstanding at end
    end of period          100,623     95,086     91,428       of period              161,891    147,334    125,543

MFB                                                        MONEY MARKET SERIES
  Unit Value:                                              Unit Value:
    Beginning of period   $19.3773   $21.1171   $21.7979   Beginning of period       $15.2586   $15.8347   $16.4256
    End of period         $21.1171   $21.7979   $21.1036   End of period             $15.8347   $16.4256   $16.9810
  Units outstanding at                                     Units outstanding at end
    end of period           86,309     76,030     51,937       of period              246,919    254,576    211,856

                                   APPENDIX C
        WITHDRAWALS, WITHDRAWAL CHARGES AND THE MARKET VALUE ADJUSTMENT

      A.  FIXED ACCOUNT--3-, 5- AND 7- YEAR GUARANTEE PERIODS:

For the purposes of this illustration, the following assumptions have been made:

    1. 100% of Purchase Payments have been allocated to the Fixed Account and the Owner has elected Initial Guarantee Periods of five 5 years.

    2. The date of full surrender or partial withdrawal is the last day of the 12th month following the Date of Coverage.

    3. The Guarantee Rate being credited on Payments allocated to the five 5-year Guarantee Period on the date of full surrender or partial withdrawal is 4.40%.

    4.  The Account Fee is $25.

PLEASE REFER TO THE TABLE BELOW.

                                    TABLE 1*

          1                2          3           4          5          6                7                  8
          -                -          -           -          -          -       -------------------         -
          1              $  100     4.25%     $  104.25    --         $ 0.00    $   104.25($79.25)           -0.45%
          2                 100     4.25         103.90    6.00%        4.80         99.10                   -0.46
          3                 100     4.50         103.75    6.00         6.00         97.75                    0.31
          4                 100     4.50         103.38    6.00         6.00         97.38                    0.32
          5                 100     4.70         103.13    6.00         6.00         97.13                    0.98
          6                 100     4.70         102.74    6.00         6.00         96.74                    0.99
          7                 100     4.70         102.35    6.00         6.00         96.35                    1.01
          8                 100     4.50         101.88    6.00         6.00         95.88                    0.34
          9                 100     4.50         101.50    6.00         6.00         95.50                    0.35
         10                 100     4.50         101.13    6.00         6.00         95.13                    0.36
         11                 100     4.50         100.75    6.00         6.00         94.75                    0.36
         12                 100     4.40         100.37    6.00         6.00         94.37                    0.00
                         ------               ---------               ------    ----------
                         $1,200               $1,229.11               $64.80    $ 1,164.31
                         ======               =========               ======    ==========
                                                                                ($1,139.31)

          1                          9                          10
          -            ------------------------------   -------------------
          1            -($       0.47)(-$0.36)          $   103.78($78.89)
          2                    -(0.46)                       98.64
          3                      0.31                        98.06
          4                      0.31                        97.69
          5                      0.95                        98.08
          6                      0.96                        97.70
          7                      0.98                        97.33
          8                      0.33                        96.20
          9                      0.33                        95.83
         10                      0.34                        95.46
         11                      0.34                        95.09
         12                      0.00                        94.37
                       --------------                   ----------
                       $         3.92                   $ 1,168.23
                       ==============                   ==========
                               ($4.03)                  ($1,143.34)

*See "Explanation of Columns in Table 1."

EXPLANATION OF COLUMNS IN TABLE 1.

COLUMNS 1 AND 2:

Represent Payments and Payment amounts, respectively. Each Payment of $100 was made on the first day of each month for one year (12 payments).

COLUMN 3:

Represents the Initial Guarantee Rate being credited to each Payment.

COLUMN 4:

Represents the value of each Payment on the date of full surrender or partial withdrawal before the imposition of any Withdrawal Charge and Market Value Adjustment.

COLUMN 5:

Represents the Withdrawal Charge percentage that is applied to each Payment on the date of full surrender or partial withdrawal.

The percentage is 6% for Payments 2 through 12 because these Payments have been in the Account for less than one year. No Withdrawal Charge is imposed on Payment 1 because up to 10% of Payments credited to a Participant's Account may be withdrawn each Account Year without imposition of this charge. In this example, 10% represents (10% x $1,200) = $120. The 10% amount is applied to the oldest previously unliquidated Payment, then the next oldest and so forth. This results in no Withdrawal Charge being imposed on Payment 1 and a Withdrawal Charge imposed on $80 of
Payment 2.

COLUMN 6:

Represents the amount of Withdrawal Charge imposed on each Payment. It is calculated by multiplying the Payment in Column 2 by the Withdrawal Charge percentage in Column 5.

For example, the Withdrawal Charge imposed on Payment 8 = $100 X 6% = $6.00.

The Withdrawal Charge imposed on Payment 2 = ($100 - $20) X 6% = $4.80. The $20 represents the portion of the Payment on which no Withdrawal Charge is imposed as described under the explanation of Column 5 above.

COLUMN 7:

Represents the value of each Payment in Column 4 on the date of full surrender or partial withdrawal after the imposition of the Withdrawal Charge in Column 6.

In the case of a full surrender, the Account Fee is deducted from the oldest unliquidated payment. This deduction is reflected in the Table by the amount in parentheses beside Column 7, $79.25.

COLUMN 8:

Represents the Market Value Adjustment (MVA) percentage applied to the value of each Payment on the date of full surrender or partial withdrawal after imposition of the Withdrawal Charge.

FOR EXAMPLE:

The MVA% applied to Payment 3 = .75 (A - B) X C/12

Where  A    =   The Guarantee Rate of the Payment being surrendered (Column
                3)
            =   4.50%,
       B    =   The Guarantee Rate being credited to Payments allocated to the 5-year
                Guarantee Period on the date of full surrender or partial
                withdrawal,
            =   4.40% and
       C    =   The number of months remaining in the Guarantee Period of
                the Payment being surrendered,
            =   60 (5 years) - 10,
            =   50
MVA%        =   .75 (A - B) X C/12
            =   .75 (4.50 - 4.40) X 50/12
            =   .75 (.10) X 50/12
            =   .31%

COLUMN 9:

Represents the dollar amount of the MVA. For each Payment, it is determined by multiplying the value in Column 7 by the MVA percentage in Column 8.

For example, the MVA for Payment 3

 =   Column 7                   X             Column 9
 =   $97.75                     X             .31%
 =   $0.31

COLUMN 10:

Represents the values of Payments on the date of full surrender or partial withdrawal after deducting the Withdrawal Charge and either deducting or adding the MVA. For any Payment, the amount in Column 10 is determined by adding the amounts in Columns 7 and 9.

In each of Columns 9 and 10, the amounts in parentheses, -$.36 and $78.89, respectively, reflect the deduction of the Account Fee, in the case of a full surrender.

FULL SURRENDER:

The total of Column 10, in parentheses ($1,143.34), reflects the amount of a full surrender after imposition of Withdrawal Charges, Account Fee and Market Value Adjustments.

PARTIAL WITHDRAWAL:

The sum of amounts in Column 10 for as many payments as are liquidated reflects the amount of a partial withdrawal.

For example, if $1,000 of Payments were withdrawn, the amount of the withdrawal would be the sum of the amounts in Column 10 for Payments 1 through 10 which is $978.77.

B. VARIABLE ACCOUNT AND FIXED ACCOUNT--1-YEAR GUARANTEE PERIOD (NO MARKET VALUE ADJUSTMENT APPLICABLE):

For the purposes of this illustration, the following assumptions have been made:

    1. Purchase Payments have been allocated to either the Variable Account, the Fixed Account--1-Year Guarantee Period or to a combination of both.

    2.  The date of full surrender or partial withdrawal is during the ninth
       (9th) Account Year.

PLEASE REFER TO THE TABLE BELOW.

                       TABLE 2*
      1      2       3        4      5       6
      -      -       -        -      -       -
      1   $ 1,000  $1,000  $     0   0%   $     0
      2     1,200   1,200        0   0          0
      3     1,400   1,280      120   1       1.20
      4     1,600       0    1,600   2      32.00
      5     1,800       0    1,800   3      54.00
      6     2,000       0    2,000   4      80.00
      7     2,000       0    2,000   5     100.00
      8     2,000       0    2,000   6     120.00
      9     2,000       0    2,000   6     120.00
          -------  ------  -------        -------
          $15,000  $3,480  $11,520        $507.20
          =======  ======  =======        =======

* See "Explanation of Columns in Table 2."

EXPLANATION OF COLUMNS IN TABLE 2

COLUMNS 1 AND 2:

Represent Payments and amounts of Payments. Each Payment was made at the beginning of each Account Year.

COLUMN 3:

Represents the amounts that may be withdrawn without the imposition of withdrawal charges, as follows:

a) Payments 1 and 2 ($1,000 and $1,200, respectively) have been credited to the Participant's Account for more than 7 years.

b) $1,280 of Payment 3 represents 10% of Payments that have been credited to the Participant's Account for less than 7 years. The 10% amount is applied to the oldest unliquidated Payment, then the next oldest and so forth.

COLUMN 4:

Represents the amount of each Payment that is subject to a withdrawal charge. It is determined by subtracting the amount in Column 3 from the Payment in Column 2.

COLUMN 5:

Represents the withdrawal charge percentages imposed on the amounts in Column 4.

COLUMN 6:

Represents the withdrawal charge imposed on each Payment. It is determined by multiplying the amount in Column 4 by the percentage in Column 5.

For example, the withdrawal charge imposed on Payment 8

 =   Payment 8 Column 4 X Payment 8 Column 5

 =   $2,000 X 6%

 =   $120

FULL SURRENDER:

The total of Column 6, $507.20, represents the total amount of withdrawal charges imposed on Payments in this illustration.

PARTIAL WITHDRAWAL:

The sum of amounts in Column 6 for as many Payments as are liquidated reflects the withdrawal charges imposed in the case of a partial withdrawal.

For example, if $7,000 of Payments (Payments 1, 2, 3, 4 and 5) were withdrawn, the amount of the withdrawal charges imposed would be the sum of amounts in Column 6 for Payments 1, 2, 3, 4 and 5 which is $87.20.

                                        SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                                        C/O RETIREMENT PRODUCTS AND SERVICES
                                        P.O. BOX 1024
                                        BOSTON, MASSACHUSETTS 02103

                                        TELEPHONE:
                                        Toll Free (800) 752-7215

                                        GENERAL DISTRIBUTOR
                                        Clarendon Insurance Agency, Inc.
                                        One Sun Life Executive Park
                                        Wellesley Hills, Massachusetts 02481

                                        AUDITORS
                                        Deloitte & Touche LLP
                                        200 Berkeley Street
                                        Boston, Massachusetts 02116

COG-1    5/2000